Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS MARKED WITH A [***]. CERTAIN SCHEDULES OR SIMILAR ATTACHMENTS HAVE BEEN OMITTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(a)(5) of REGULATION S-K.

AGREEMENT AND PLAN OF MERGER

Among

EQUITABLE HOLDINGS, INC.,

COREBRIDGE FINANCIAL, INC.,

MOUNTAIN HOLDING, INC.,

MARCY HOLDING, INC.,

and

PALISADE HOLDING, INC.

Dated as of March 26, 2026

i

ARTICLE IV

GOVERNANCE AND ADDITIONAL MATTERS

4.1	HoldCo Governance and Additional Matters	18
4.2	Equitable Surviving Corporation Governance	20
4.3	Corebridge Surviving Corporation Governance	20

ARTICLE V

MUTUAL REPRESENTATIONS AND WARRANTIES OF EQUITABLE AND COREBRIDGE

5.1	Organization, Good Standing and Qualification	21
5.2	Subsidiaries	21
5.3	Corporate Authority; Approval	22
5.4	Governmental Filings; No Violations; Certain Contracts	22
5.5	Reports; Internal Controls	23
5.6	Financial Statements	24
5.7	Absence of Certain Changes or Events	25
5.8	Litigation and Liabilities	25
5.9	Employee Benefits	26
5.10	Labor Matters	28
5.11	Compliance with Laws; Licenses	28
5.12	Takeover Statutes	30
5.13	Environmental Matters	31
5.14	Tax Matters	31
5.15	Intellectual Property and Data Privacy	33
5.16	Material Contracts	36
5.17	Title to Assets	38
5.18	Real Property	38
5.19	Affiliate Transactions	39
5.20	Insurance Policies	39
5.21	Reinsurance Agreements	40
5.22	Investment Assets	40
5.23	Insurance Business	41
5.24	Funds	43
5.25	Clients	45
5.26	Adviser Compliance Matters	45
5.27	Broker-Dealer Compliance Matters	47
5.28	Commodity Compliance Matters	48
5.29	No Other Representations or Warranties; Non-Reliance	48

ARTICLE VI

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EQUITABLE AND COREBRIDGE

6.1	Equitable Capital Structure	49
6.2	Equitable Recommendation and Fairness	50
6.3	Equitable Brokers and Finders	50
6.4	Equitable Funds	51
6.5	Corebridge Capital Structure	51
6.6	HoldCo, Equitable Merger Sub and Corebridge Merger Sub	52
6.7	Corebridge Recommendation and Fairness	54
6.8	Corebridge Brokers and Finders	54
6.9	Corebridge Funds	54

ARTICLE VII

COVENANTS

7.1	Interim Operations	54
7.2	Acquisition Proposals; Change of Recommendation	59
7.3	Proxy/Prospectus Filing; Information Supplied	64
7.4	Stockholders Meetings	66
7.5	Cooperation; Efforts to Consummate	68
7.6	Status; Notifications	70
7.7	Financing and Indebtedness	71
7.8	Information; Access and Reports	72
7.9	Stock Exchange Listing and Delisting	74
7.10	Publicity	74
7.11	Employee Benefits	75
7.12	Taxation	76
7.13	Expenses	77
7.14	Indemnification; Directors’ and Officers’ Insurance	77
7.15	Takeover Statutes	78
7.16	Dividends	78
7.17	Section 16 Matters	79
7.18	Stockholder Litigation	79
7.19	Investment Advisory Agreement Consents	79
7.20	Section 15(f) of the Investment Company Act	83

ARTICLE VIII

CONDITIONS

8.1	Conditions to Each Party’s Obligation to Effect the Mergers	83
8.2	Conditions to Obligations of Equitable	84

8.3	Conditions to Obligations of Corebridge, HoldCo, Equitable Merger Sub and Corebridge Merger Sub	85

ARTICLE IX

TERMINATION

9.1	Termination by Mutual Written Consent	87
9.2	Termination by Either Equitable or Corebridge	87
9.3	Termination by Equitable	88
9.4	Termination by Corebridge	88
9.5	Effect of Termination and Abandonment	88

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1	Survival	91
10.2	Amendment; Waiver	91
10.3	Counterparts	92
10.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	92
10.5	Specific Performance	93
10.6	Notices	93
10.7	Definitions	94
10.8	Entire Agreement	114
10.9	Third-Party Beneficiaries	114
10.10	Fulfillment of Obligations	115
10.11	Non-Parties	115
10.12	Severability	115
10.13	Interpretation; Construction	115
10.14	Successors and Assigns	117

Exhibits

Exhibit A-1:	Form of Certificate of Designations with respect to the Series 1-A HoldCo Preferred Stock

Exhibit A-2:	Form of Certificate of Designations with respect to the Series 1-C HoldCo Preferred Stock

Exhibit A-3:	Form of Certificate of Designations with respect to the Series 2 HoldCo Preferred Stock

Exhibit B:	Form of Amended and Restated Certificate of Incorporation of HoldCo

Exhibit C:	Form of Amended and Restated Bylaws of HoldCo

Exhibit D-1:	Roles and Responsibilities of Executive Chair

Exhibit D-2:	Roles and Responsibilities of Lead Independent Director

Exhibit D-3:	Certain Executive Officers

Exhibit E:	Form of Equitable Surviving Corporation Charter

Exhibit F:	Form of Corebridge Surviving Corporation Charter

Exhibit G:	Requisite Regulatory Approvals

Exhibit H:	Specified Debt Agreements

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 26, 2026, is entered into by and among Equitable Holdings, Inc., a Delaware corporation (“Equitable”), Corebridge Financial, Inc., a Delaware corporation (“Corebridge”), Mountain Holding, Inc., a newly formed Delaware corporation and a wholly-owned Subsidiary of Corebridge (“HoldCo”), Marcy Holding, Inc., a newly formed Delaware corporation and a wholly-owned Subsidiary of HoldCo (“Equitable Merger Sub”), Palisade Holding, Inc., a newly formed Delaware corporation and a wholly-owned Subsidiary of HoldCo (“Corebridge Merger Sub” and, together with Equitable, Corebridge, HoldCo and Equitable Merger Sub, the “Parties” and each, a “Party”). Capitalized terms used but not immediately defined herein have the respective meanings ascribed to such terms in Section 10.7.

RECITALS

WHEREAS, in anticipation of the Mergers, Corebridge, in consultation with Equitable, has formed HoldCo, Equitable Merger Sub and Corebridge Merger Sub;

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, (a) Corebridge Merger Sub shall merge with and into Corebridge (the “Corebridge Merger”), with Corebridge surviving the Corebridge Merger (the “Corebridge Surviving Corporation”) and the Corebridge Surviving Corporation becoming a wholly-owned Subsidiary of HoldCo, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and (b) immediately following consummation of the Corebridge Merger, Equitable Merger Sub shall merge with and into Equitable (the “Equitable Merger” and, together with the Corebridge Merger, the “Mergers”), with Equitable surviving the Equitable Merger (the “Equitable Surviving Corporation” and, together with the Corebridge Surviving Corporation, the “Surviving Corporations”) and the Equitable Surviving Corporation becoming a wholly-owned Subsidiary of HoldCo, pursuant to and in accordance with the provisions of the DGCL;

WHEREAS, the board of directors of Corebridge (the “Corebridge Board”) has unanimously (a) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement (the “Transactions”), including the Corebridge Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, Corebridge and its stockholders, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Corebridge and (d) resolved to recommend that the stockholders of Corebridge adopt this Agreement;

WHEREAS, the board of directors of Equitable (the “Equitable Board”) has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, including the Equitable Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, Equitable and its stockholders, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Equitable and (d) resolved to recommend that the stockholders of Equitable adopt this Agreement;

WHEREAS, the board of directors of Corebridge Merger Sub has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, including the Corebridge Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, Corebridge Merger Sub and HoldCo as its sole stockholder and (c) resolved to recommend that HoldCo adopt this Agreement in its capacity as the sole stockholder of Corebridge Merger Sub;

WHEREAS, the board of directors of Equitable Merger Sub has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, including the Equitable Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, Equitable Merger Sub and HoldCo as its sole stockholder and (c) resolved to recommend that HoldCo adopt this Agreement in its capacity as the sole stockholder of Equitable Merger Sub;

WHEREAS, the board of directors of HoldCo, as the sole stockholder of each of Equitable Merger Sub and Corebridge Merger Sub, has approved and adopted this Agreement;

WHEREAS, it is intended that, for U.S. federal income Tax purposes, the Mergers, taken together, shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986 (the “Code”); and

WHEREAS, Equitable, Corebridge, HoldCo, Equitable Merger Sub and Corebridge Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGERS

1.1          The Mergers.

(a)          Corebridge Merger. On the terms and subject to the conditions set forth in this Agreement, at the Corebridge Effective Time, (i) Corebridge Merger Sub shall be merged with and into Corebridge in accordance with the DGCL, (ii) the separate corporate existence of Corebridge Merger Sub shall thereupon cease, Corebridge shall be the surviving corporation in the Corebridge Merger and from and after the Corebridge Effective Time, shall be a wholly-owned Subsidiary of HoldCo, (iii) the separate corporate existence of Corebridge with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Corebridge Merger as provided in the DGCL and (iv) the Corebridge Merger shall have such other effects as provided in the DGCL.

(b)          Equitable Merger. On the terms and subject to the conditions set forth in this Agreement, at the Equitable Effective Time, (i) Equitable Merger Sub shall be merged with and into Equitable in accordance with the DGCL, (ii) the separate corporate existence of Equitable Merger Sub shall thereupon cease, Equitable shall be the surviving corporation in the Equitable Merger and from and after the Equitable Effective Time, shall be a wholly-owned Subsidiary of HoldCo, (iii) the separate corporate existence of Equitable with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Equitable Merger as provided in the DGCL and (iv) the Equitable Merger shall have such other effects as provided in the DGCL.

1.2          Closing. The closing of the Mergers (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures at 8:00 a.m. (Eastern Time) on the third (3rd) Business Day following the day on which the last to be satisfied or (to the extent permitted by applicable Law) waived by the Party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or (to the extent permitted by applicable Law) waived at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions) shall be satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement or at such other date, time or place (or by means of remote communication) as Equitable and Corebridge may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3          Effective Time. On the Closing Date, immediately after the Closing, (a) Corebridge will file a certificate of merger with respect to the Corebridge Merger with the Secretary of State of the State of Delaware (the “Corebridge Certificate of Merger”), (b) Equitable will file a certificate of merger with respect to the Equitable Merger with the Secretary of State of the State of Delaware (the “Equitable Certificate of Merger” and, together with the Corebridge Certificate of Merger, the “Certificates of Merger”), and (c) the parties shall make all other filings or recordings required by the DGCL in connection with the Mergers. Each Merger shall become effective at such time as the applicable Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Equitable and Corebridge may agree and is specified in the applicable Certificate of Merger (the time the Corebridge Merger becomes effective, the “Corebridge Effective Time”, the time the Equitable Merger becomes effective (which shall, in all cases, be after the Corebridge Effective Time), the “Equitable Effective Time” and, together with the Corebridge Effective Time, the “Effective Time”).

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGERS ON CAPITAL STOCK

2.1          Effect of Equitable Merger on the Capital Stock of Equitable and Equitable Merger Sub. At the Equitable Effective Time, by virtue of the Equitable Merger and without any action on the part of Equitable, HoldCo, Equitable Merger Sub or any holder of any capital stock of Equitable, HoldCo or Equitable Merger Sub:

(a)          each share of Equitable Common Stock issued and outstanding immediately prior to the Equitable Effective Time other than Equitable Excluded Shares and Equitable Performance Shares (such shares of Equitable Common Stock, the “Equitable Eligible Common Shares”) shall be converted into, and become exchangeable for 1.55516 (the “Equitable Exchange Ratio”) shares of common stock, par value $0.01 per share, of HoldCo (the “HoldCo Common Stock” and such number of shares of HoldCo Common Stock, the “Equitable Common Stock Merger Consideration”);

(b)          all Equitable Excluded Shares shall be cancelled and shall cease to exist, and no payment shall be made in respect of such shares;

(c)          each share of Equitable Series A Preferred Stock issued and outstanding immediately prior to the Equitable Effective Time (“Equitable Eligible Series A Preferred Shares”) shall be converted into, and become exchangeable for one (1) share of a newly created series of preferred stock of HoldCo (the “Series 1-A HoldCo Preferred Stock”) with substantially identical powers, preferences, privileges and rights as the Equitable Series A Preferred Stock, as set forth on Exhibit A-1 (the “Equitable Series A Preferred Stock Merger Consideration”); and

(d)          each share of Equitable Series C Preferred Stock issued and outstanding immediately prior to the Equitable Effective Time (“Equitable Eligible Series C Preferred Shares” and, together with the Equitable Eligible Series A Preferred Shares, the “Equitable Eligible Preferred Shares”) shall be converted into, and become exchangeable for one (1) share of a newly created series of preferred stock of HoldCo (the “Series 1-C HoldCo Preferred Stock” and, together with the Series 1-A HoldCo Preferred Stock, the “Series 1 HoldCo Preferred Stock”) with substantially identical powers, preferences, privileges and rights as the Equitable Series C Preferred Stock, as set forth on Exhibit A-2 (the “Equitable Series C Preferred Stock Merger Consideration” and, together with the Equitable Series A Preferred Stock Merger Consideration, the “Equitable Preferred Stock Merger Consideration”).

2.2          Effect of Corebridge Merger on the Capital Stock of Corebridge and Corebridge Merger Sub. At the Corebridge Effective Time, by virtue of the Corebridge Merger and without any action on the part of Corebridge, HoldCo, Corebridge Merger Sub or any holder of any capital stock of Corebridge, HoldCo or Corebridge Merger Sub:

(a)          each share of Corebridge Common Stock issued and outstanding immediately prior to the Corebridge Effective Time other than Corebridge Excluded Shares (such shares of Corebridge Common Stock, the “Corebridge Eligible Common Shares” and together with the Equitable Eligible Common Shares, the “Eligible Common Shares”) shall be converted into, and become exchangeable for 1.000 (the “Corebridge Exchange Ratio” and, together with the Equitable Exchange Ratio, the “Exchange Ratios”) shares of HoldCo Common Stock (such number of shares of HoldCo Common Stock, the “Corebridge Common Stock Merger Consideration” and, together with the Equitable Common Stock Merger Consideration, the “Common Stock Merger Consideration”);

(b)          all Corebridge Excluded Shares shall be cancelled and shall cease to exist, and no payment shall be made in respect of such shares; and

(c)          each share of Corebridge Preferred Stock issued and outstanding immediately prior to the Corebridge Effective Time (the “Corebridge Eligible Preferred Shares” and, together with the Equitable Eligible Preferred Shares, the “Eligible Preferred Shares”) shall be converted into, and become exchangeable for one (1) share of a newly created series of preferred stock of HoldCo (the “Series 2 HoldCo Preferred Stock”) with substantially identical powers, preferences, privileges and rights as the Corebridge Preferred Stock, as set forth on Exhibit A-3 (the “Corebridge Preferred Stock Merger Consideration” and, together with the Equitable Preferred Stock Merger Consideration, the “Preferred Stock Merger Consideration”).

2.3          Conversion of Shares of Equitable Stock. At the Equitable Effective Time, by virtue of the Equitable Merger and without any action on the part of the Parties or any holder of any capital stock of Equitable:

(a)          each Equitable Eligible Common Share shall be cancelled, shall cease to be outstanding or otherwise exist, and each certificate formerly representing any Equitable Eligible Common Shares (each, an “Equitable Common Stock Certificate”) and each book-entry account formerly representing any non-certificated Equitable Eligible Common Shares (each, an “Equitable Common Book-Entry Share”) shall thereafter represent only the right to receive the Equitable Common Stock Merger Consideration per Equitable Eligible Common Share and the right, if any, to receive pursuant to Section 3.5 cash in lieu of fractional shares into which such Equitable Eligible Common Shares have been converted pursuant to this Section 2.3 and any dividends or other distributions pursuant to Section 3.3; provided that nothing in this Agreement (including this Article II and Article III) shall (i) affect the right of the holders of shares of Equitable Common Stock to receive any dividend or other distribution which was declared on Equitable Common Stock, and the record date of which occurred, prior to the Equitable Effective Time in accordance with the provisions of this Agreement or (ii) give holders of Equitable Common Stock the right to receive any dividend or other distribution declared on HoldCo Common Stock and for which the record date occurred prior to the Equitable Effective Time in accordance with the provisions of this Agreement; and

(b)          each Equitable Eligible Preferred Share shall be cancelled, shall cease to be outstanding or otherwise exist, and each certificate formerly representing any Equitable Eligible Preferred Shares (each, an “Equitable Preferred Stock Certificate”) and each book-entry account formerly representing any Equitable Eligible Preferred Shares (each, an “Equitable Preferred Book-Entry Share”) shall thereafter represent only the right to receive the applicable series of Equitable Preferred Stock Merger Consideration per Equitable Eligible Preferred Share and the right, if any, to receive any dividends or other distributions pursuant to Section 3.3; provided that nothing in this Agreement (including this Article II and Article III) shall (i) affect the right of the holders of shares of any series of Equitable Preferred Stock to receive any dividend or other distribution which was declared on such series of Equitable Preferred Stock, and the record date of which occurred, prior to the Equitable Effective Time in accordance with the provisions of this Agreement or (ii) give holders of Equitable Preferred Stock the right to receive any dividend or other distribution declared on any sub-series of Series 1 HoldCo Preferred Stock and for which the record date occurred prior to the Equitable Effective Time in accordance with the provisions of this Agreement.

2.4          Conversion of Shares of Corebridge Stock. At the Corebridge Effective Time, by virtue of the Corebridge Merger and without any action on the part of the Parties or any holder of any capital stock of Corebridge:

(a)          each Corebridge Eligible Common Share shall be cancelled, shall cease to be outstanding or otherwise exist, and each certificate formerly representing any Corebridge Eligible Common Shares (each, a “Corebridge Common Stock Certificate” and, together with the Equitable Common Stock Certificate, the “Common Stock Certificates”) and each book-entry account formerly representing any non-certificated Corebridge Eligible Common Shares (each, a “Corebridge Common Book-Entry Share” and, together with the Equitable Common Book-Entry Share, the “Common Book-Entry Shares”) shall thereafter represent only the right to receive the Corebridge Common Stock Merger Consideration per Corebridge Eligible Common Share and the right, if any, to receive pursuant to Section 3.5 cash in lieu of fractional shares into which such Corebridge Eligible Common Shares have been converted pursuant to this Section 2.4 and any dividends or other distributions pursuant to Section 3.3; provided that nothing in this Agreement (including this Article II and Article III) shall (i) affect the right of the holders of shares of Corebridge Common Stock to receive any dividend or other distribution which was declared on Corebridge Common Stock, and the record date of which occurred, prior to the Corebridge Effective Time in accordance with the provisions of this Agreement or (ii) give holders of Corebridge Common Stock the right to receive any dividend or other distribution declared on HoldCo Common Stock and for which the record date occurred prior to the Corebridge Effective Time in accordance with the provisions of this Agreement; and

(b)          each Corebridge Eligible Preferred Share shall be cancelled, shall cease to be outstanding or otherwise exist, and each certificate formerly representing any Corebridge Eligible Preferred Shares (each, a “Corebridge Preferred Stock Certificate”, and together with the Equitable Preferred Stock Certificate and the Common Stock Certificates, the “Certificates”) and each book-entry account formerly representing any share of Corebridge Preferred Stock (each, a “Corebridge Preferred Book-Entry Share”, and together with the Equitable Preferred Book-Entry Shares and the Common Book-Entry Shares, the “Book-Entry Shares”) shall thereafter represent only the right to receive the Corebridge Preferred Stock Merger Consideration per Corebridge Eligible Preferred Share and the right, if any, to receive any dividends or other distributions pursuant to Section 3.3; provided that nothing in this Agreement (including this Article II and Article III) shall (i) affect the right of the holders of shares of Corebridge Preferred Stock to receive any dividend or other distribution which was declared on Corebridge Preferred Stock, and the record date of which occurred, prior to the Corebridge Effective Time in accordance with the provisions of this Agreement or (ii) give holders of Corebridge Preferred Stock the right to receive any dividend or other distribution declared on Series 2 HoldCo Preferred Stock and for which the record date occurred prior to the Corebridge Effective Time in accordance with the provisions of this Agreement.

2.5          Equitable Merger Sub. At the Equitable Effective Time, by virtue of the Equitable Merger and without any action on the part of the Parties, each share of common stock, par value $0.01 per share, of Equitable Merger Sub issued and outstanding immediately prior to the Equitable Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Equitable Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Equitable Surviving Corporation immediately following the Equitable Effective Time.

2.6          Corebridge Merger Sub. At the Corebridge Effective Time, by virtue of the Corebridge Merger and without any action on the part of the Parties, each share of common stock, par value $0.01 per share, of Corebridge Merger Sub issued and outstanding immediately prior to the Corebridge Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Corebridge Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Corebridge Surviving Corporation immediately following the Corebridge Effective Time.

2.7          Appraisal Rights. No appraisal rights shall be available to the holders of Equitable Stock or Corebridge Stock in connection with the Mergers.

2.8          Treatment of Equity Awards. This Section 2.8 shall govern the treatment of such Party’s equity awards in connection with the Transactions.

(a)          Treatment of Equitable Equity Awards

(i)          Equitable Options. At the Equitable Effective Time, each outstanding option to purchase shares of Equitable Common Stock granted under any Equitable Stock Plan (each, an “Equitable Option”) that is outstanding and unexercised as of immediately prior to the Equitable Effective Time, whether or not then vested or exercisable, shall, automatically and without any action on the part of the holder thereof, be converted into an option (each, a “Converted Equitable Option”) to acquire the number of whole shares of HoldCo Common Stock (rounded down to the nearest whole number of shares) equal to (A) the number of shares of Equitable Common Stock subject to such Equitable Option immediately prior to the Equitable Effective Time multiplied by (B) the Equitable Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Equitable Option immediately prior to the Equitable Effective Time divided by (2) the Equitable Exchange Ratio; provided, however, that the exercise price and the number of shares of HoldCo Common Stock purchasable pursuant to Converted Equitable Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Converted Equitable Option to which Section 422 of the Code applies, the exercise price and the number of shares of HoldCo Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as otherwise provided in this Section 2.8(a)(i), each such Converted Equitable Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Equitable Option immediately prior to the Equitable Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions (if any) and any “double-trigger” vesting provisions applicable to such Equitable Option).

(ii)         Equitable RSUs. At the Equitable Effective Time, each outstanding restricted stock unit granted under any Equitable Stock Plan that vests solely based on continued service (each, an “Equitable RSU”) that is outstanding as of immediately prior to the Equitable Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into an award of restricted stock units corresponding to a number of shares of HoldCo Common Stock (each, a “Converted Equitable RSU Award”) (rounded down to the nearest whole number of shares) equal to (1) the applicable number of shares of Equitable Common Stock subject to such Equitable RSU immediately prior to the Equitable Effective Time multiplied by (2) the Equitable Exchange Ratio. Except as otherwise provided in this Section 2.8(a)(ii), each such Converted Equitable RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Equitable RSU immediately prior to the Equitable Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions (if any) and any “double-trigger” vesting provisions applicable to such Equitable RSU).

(iii)        Equitable Performance Shares. At the Equitable Effective Time, each outstanding performance share unit granted under any Equitable Stock Plan (each, an “Equitable Performance Share”) that is outstanding as of immediately prior to the Equitable Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into an award of restricted stock units that vests solely based on continued service through the third anniversary of the applicable grant date (each, a “Converted Equitable Performance Share”) corresponding to a number of shares of HoldCo Common Stock (rounded down to the nearest whole number of shares) equal to (1) the applicable number of shares of Equitable Common Stock underlying the Equitable Performance Shares immediately prior to the Equitable Effective Time, with performance deemed to be achieved based on the greater of (A) target performance and (B) actual performance through the Equitable Effective Time as determined by the Equitable Compensation Committee in good faith consultation with Corebridge, multiplied by (2) the Equitable Exchange Ratio. Except as otherwise provided in this Section 2.8(a)(iii), each Converted Equitable Performance Share shall continue to have, and shall be subject to, the same terms and conditions (other than performance-based vesting conditions) as applied to the corresponding Equitable Performance Share immediately prior to the Equitable Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions and any “double-trigger” vesting provisions applicable to such Equitable Performance Share).

(iv)        Equitable Dividend Equivalent Rights. Any Equitable dividend equivalent rights associated with any Equitable RSU or Equitable Performance Share shall be treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 2.8, in each case, pursuant to the terms of the relevant Equitable Stock Plan immediately prior to the Equitable Effective Time, after giving effect to any “change in control” provisions under the applicable award agreement, Equitable Stock Plan or other document governing such right or award.

(v)         Equitable ESPP.

(A)          If the Corebridge ESPP Approval is obtained prior to the Equitable Effective Time, then, prior to the Equitable Effective Time, the Equitable Board or a duly authorized committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants with respect to the Equitable ESPP to (w) provide that the Equitable ESPP shall terminate as of immediately prior to the Closing Date and no further rights shall be granted or exercised under the Equitable ESPP thereafter; (x) for any offering period in effect under the Equitable ESPP immediately prior to the Closing, establish a new exercise date to be set under the Equitable ESPP, which date shall be no later than five (5) Business Days prior to the Closing Date (the “Equitable ESPP Exercise Date”), with the automatic purchase of Equitable Common Stock with respect to accumulated employee contributions of each participant under the Equitable ESPP in respect of such offering period to occur on such date; (y) make any adjustments that may be necessary or advisable to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period or purchase period for all purposes pursuant to the Equitable ESPP; and (z) provide that the amount of the accumulated contributions of each participant under the Equitable ESPP as of immediately prior to the Equitable ESPP Exercise Date shall, to the extent not used to purchase Equitable Common Stock in accordance with the terms and conditions of the Equitable ESPP, be refunded to such participant as promptly as practicable following the Equitable Effective Time (without interest).

(B)          If the Corebridge ESPP Approval is not obtained prior to the Equitable Effective Time, then, at the Equitable Effective Time, HoldCo will assume the Equitable ESPP (with such changes that are determined necessary to reflect this Section 2.8(a)(v)(B)), such that the HoldCo ESPP will provide for the issuance of shares of HoldCo Common Stock and each option to purchase shares under the Equitable ESPP (“Equitable ESPP Option”) that is outstanding under any offering period that has not expired will be converted into and become an option (each, a “Converted Equitable ESPP Option”) to acquire the number of whole shares of HoldCo Common Stock (rounded down to the nearest whole number of shares) equal to (w) the number of shares of Equitable Common Stock subject to such Equitable ESPP Option immediately prior to the Equitable Effective Time multiplied by (x) the Equitable Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Equitable ESPP Option immediately prior to the Equitable Effective Time divided by (2) the Equitable Exchange Ratio; provided, however, that the exercise price and the number of shares of HoldCo Common Stock purchasable pursuant to Equitable ESPP Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, with such conversion effected through HoldCo assuming such Equitable ESPP Option in accordance with the terms of the Equitable ESPP and the terms of the applicable election of each participant in the Equitable ESPP immediately prior to the Equitable Effective Time. Notwithstanding the foregoing, in the event the Corebridge ESPP Approval has been obtained, this Section 2.8(a)(v)(B) shall be null and void.

(b)          Treatment of Corebridge Equity Awards

(i)          Corebridge Options. At the Corebridge Effective Time, each outstanding option to purchase shares of Corebridge Common Stock granted under any Corebridge Stock Plan (each a “Corebridge Option”) that is outstanding and unexercised as of immediately prior to the Corebridge Effective Time, whether or not then vested or exercisable, shall, automatically and without any action on the part of the holder thereof, be converted into an option (each, a “Converted Corebridge Option”) to acquire the number of whole shares of HoldCo Common Stock (rounded down to the nearest whole number of shares) equal to (A) the number of shares of Corebridge Common Stock subject to such Corebridge Option immediately prior to the Corebridge Effective Time multiplied by (B) the Corebridge Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Corebridge Option immediately prior to the Corebridge Effective Time divided by (2) the Corebridge Exchange Ratio; provided, however, that the exercise price and the number of shares of HoldCo Common Stock purchasable pursuant to Converted Corebridge Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Converted Corebridge Option to which Section 422 of the Code applies, the exercise price and the number of shares of HoldCo Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as otherwise provided in this Section 2.8(b)(i), each such Converted Corebridge Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Corebridge Option immediately prior to the Corebridge Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions (if any) and any “double-trigger” vesting provisions applicable to such Corebridge Option).

(ii)         Corebridge RSUs. At the Corebridge Effective Time, each outstanding restricted stock unit granted under any Corebridge Stock Plan that vests solely based on continued service (each, a “Corebridge RSU”) that is outstanding as of immediately prior to the Corebridge Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into an award of restricted stock units corresponding to a number of shares of HoldCo Common Stock (each, a “Converted Corebridge RSU Award”) (rounded down to the nearest whole number of shares) equal to (1) the applicable number of shares of Corebridge Common Stock subject to such Corebridge RSU immediately prior to the Corebridge Effective Time multiplied by (2) the Corebridge Exchange Ratio. Except as otherwise provided in this Section 2.8(b)(ii), each such Converted Corebridge RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Corebridge RSU immediately prior to the Corebridge Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions (if any) and any “double-trigger” vesting provisions applicable to such Corebridge RSUs).

(iii)        Corebridge PSUs. At the Corebridge Effective Time, each outstanding restricted stock unit granted under any Corebridge Stock Plan that has performance-based vesting conditions (each, a “Corebridge PSU”) that is outstanding as of immediately prior to the Corebridge Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into an award of restricted stock units that vests solely based on continued service through the third anniversary of the applicable grant date (each, a “Converted Corebridge PSU Award”) corresponding to a number of shares of HoldCo Common Stock (rounded down to the nearest whole number of shares) equal to (1) the applicable number of shares of Corebridge Common Stock subject to such Corebridge PSU immediately prior to the Corebridge Effective Time, with performance deemed to be achieved based on the greater of (A) target performance and (B) actual performance through the Corebridge Effective Time as determined by the Corebridge Compensation Committee in good faith consultation with Equitable, multiplied by (2) the Corebridge Exchange Ratio. Except as otherwise provided in this Section 2.8(b)(iii), each such Converted Corebridge PSU Award shall continue to have, and shall be subject to, the same terms and conditions (other than performance-based vesting conditions) as applied to the corresponding Corebridge PSU immediately prior to the Corebridge Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions and any “double-trigger” vesting provisions applicable to such Corebridge PSUs).

(iv)        Corebridge Non-Employee Director DSUs. At the Corebridge Effective Time, each outstanding deferred stock unit held by a current or former non-employee director of the Corebridge Board granted under any Corebridge Stock Plan (each, a “Corebridge DSU”) that is outstanding as of immediately prior to the Corebridge Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into an award of deferred stock units corresponding to a number of shares of HoldCo Common Stock (each, a “Converted Corebridge DSU Award”) (rounded down to the nearest whole number of shares) equal to (1) the applicable number of shares of Corebridge Common Stock subject to such Corebridge DSU immediately prior to the Corebridge Effective Time multiplied by (2) the Corebridge Exchange Ratio. Except as otherwise provided in this Section 2.8(b)(iv), each such Converted Corebridge DSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Corebridge DSU immediately prior to the Corebridge Effective Time (including with respect to settlement timing).

(v)         Corebridge Dividend Equivalent Rights. Any Corebridge dividend equivalent rights associated with any Corebridge RSU, Corebridge PSU or Corebridge DSU shall be treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 2.8, in each case, pursuant to the terms of the relevant Corebridge Stock Plan immediately prior to the Corebridge Effective Time, after giving effect to any “change in control” provisions under the applicable award agreement, Corebridge Stock Plan or other document governing such right or award.

(vi)        Corebridge ESPP. If the Corebridge ESPP Approval is obtained prior to the Corebridge Effective Time, then, at the Corebridge Effective Time, HoldCo will assume the Corebridge ESPP (with such changes that are determined necessary to reflect this Section 2.8(b)(vi)), such that the HoldCo ESPP will provide for the issuance of shares of HoldCo Common Stock and each option to purchase shares under the Corebridge ESPP (“Corebridge ESPP Option”) that is outstanding under any offering period that has not expired will be converted into and become an option (each, a “Converted Corebridge ESPP Option”) to acquire the number of whole shares of HoldCo Common Stock (rounded down to the nearest whole number of shares) equal to (A) the number of shares of Corebridge Common Stock subject to such Corebridge ESPP Option immediately prior to the Corebridge Effective Time multiplied by (B) the Corebridge Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Corebridge ESPP Option immediately prior to the Corebridge Effective Time divided by (2) the Corebridge Exchange Ratio; provided, however, that the exercise price and the number of shares of HoldCo Common Stock purchasable pursuant to Converted Corebridge ESPP Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, with such conversion effected through HoldCo assuming such Corebridge ESPP Option in accordance with the terms of the Corebridge ESPP and the terms of the applicable election of each participant in the Corebridge ESPP immediately prior to the Corebridge Effective Time. Notwithstanding the foregoing, if the Corebridge ESPP Approval is not obtained prior to the Effective Time, this Section 2.8(b)(vi) shall be null and void.

(c)          Equitable Proceedings. At or prior to the Equitable Effective Time, Equitable and the Equitable Board (and the Equitable Compensation Committee), as applicable, shall adopt any resolutions and take all actions that are necessary to effectuate the treatment of Equitable Options, Equitable RSUs and Equitable Performance Shares (collectively, the “Equitable Equity Awards”) and the treatment of the Equitable ESPP pursuant to Section 2.8(a).

(d)          Corebridge Proceedings. At or prior to the Corebridge Effective Time, Corebridge and the Corebridge Board (and the Corebridge Compensation Committee), as applicable, shall adopt any resolutions and take all actions that are necessary to effectuate the treatment of Corebridge Options, Corebridge RSUs, Corebridge PSUs and Corebridge DSUs (collectively, the “Corebridge Equity Awards”) and the treatment of the Corebridge ESPP pursuant to Section 2.8(b).

(e)          HoldCo Actions. At or prior to the Closing, Corebridge shall cause HoldCo to, and HoldCo and the HoldCo Board (and the HoldCo Compensation Committee), as applicable, shall, adopt any resolutions and take all actions that are necessary to (i) effectuate the treatment of Equitable Equity Awards and the Equitable ESPP (if applicable) pursuant to Section 2.8(a) and (ii) effectuate the treatment of Corebridge Equity Awards and the Corebridge ESPP (if applicable) pursuant to Section 2.8(b), including reserving, issuing and listing shares of HoldCo Common Stock as necessary to effectuate the Transactions contemplated by this Section 2.8. As soon as practicable after the Closing, HoldCo shall file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 or other appropriate form under the Securities Act of 1933 (the “Securities Act”) with respect to the shares of HoldCo Common Stock subject to equity awards converted from the Equitable Equity Awards described in Sections 2.8(a)(i), (ii) and (iii), options converted from the Equitable ESPP Options (if applicable) described in Section 2.8(a)(v), equity awards converted from the Corebridge Equity Awards described in Sections 2.8(b)(i), (ii), (iii) and (iv), and options converted from the Corebridge ESPP Options (if applicable) described in Section 2.8(b)(vi) as applicable. From and after the date of this Agreement, Equitable, Corebridge and their respective Subsidiaries shall reasonably cooperate with HoldCo in preparing such registration statement(s).

(f)          Future Grants of Equity Awards. Notwithstanding anything in Section 2.8(a) through Section 2.8(b) to the contrary, but subject to Section 7.1(a), (i) to the extent the terms of any Equitable Equity Award or Corebridge Equity Award granted on or after the date of this Agreement and not in violation of this Agreement expressly provide for treatment in connection with the occurrence of the applicable Effective Time that is different from the treatment prescribed by this Section 2.8, or (ii) as mutually agreed by the Parties and a holder of any Equitable Equity Award or Corebridge Equity Award, as applicable, then in each case, the terms of such Equitable Equity Award or Corebridge Equity Award, as applicable, shall control (and the applicable provisions of this Section 2.8 shall not apply).

2.9          Tax Consequences of the Mergers. It is intended that, for U.S. federal income Tax purposes, the Mergers, taken together, shall qualify as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”).

ARTICLE III

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

3.1          Exchange Agent. At or prior to the Closing, HoldCo shall (and Corebridge shall cause HoldCo to) deposit or cause to be deposited with an exchange agent mutually agreed upon by Equitable and Corebridge to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Common Shares and Eligible Preferred Shares, (a) an aggregate number of shares of HoldCo Common Stock to be issued in non-certificated book-entry form sufficient to deliver the number of shares of HoldCo Common Stock required to be delivered in respect of Eligible Common Shares pursuant to Sections 2.1 and 2.2, (b) an aggregate amount of cash in U.S. Dollars sufficient to deliver the amounts required to be delivered in respect of Eligible Common Shares pursuant to Section 3.5, (c) an aggregate number of shares of Series 1-A HoldCo Preferred Stock to be issued in non-certificated book-entry form sufficient to deliver the number of shares of Series 1-A HoldCo Preferred Stock required to be delivered in respect of Equitable Eligible Series A Preferred Shares pursuant to Sections 2.1 and 2.2, (d) an aggregate number of shares of Series 1-C HoldCo Preferred Stock to be issued in non-certificated book-entry form sufficient to deliver the number of shares of Series 1-C HoldCo Preferred Stock required to be delivered in respect of Equitable Eligible Series C Preferred Shares pursuant to Sections 2.1 and 2.2 and (e) an aggregate number of shares of Series 2 HoldCo Preferred Stock to be issued in non-certificated book-entry form sufficient to deliver the number of shares of Series 2 HoldCo Preferred Stock required to be delivered in respect of Corebridge Eligible Preferred Shares pursuant to Sections 2.1 and 2.2. In addition, HoldCo shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the applicable Effective Time, an aggregate amount of cash in U.S. Dollars sufficient to pay any dividends or other distributions, if any, to which the holders of Eligible Common Shares or Eligible Preferred Shares may be entitled pursuant to Section 3.2(a) with both a record and payment date after the applicable Effective Time and prior to the surrender of such Eligible Common Shares or Eligible Preferred Shares. Such shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock, Series 2 HoldCo Preferred Stock, cash and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.1, being the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by HoldCo; provided that no such deposit or investment (or any loss resulting therefrom) shall affect the cash payable to former holders of Equitable Common Stock, Corebridge Common Stock, any series of Equitable Preferred Stock or Corebridge Preferred Stock pursuant to the provisions of this Article III. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly paid to HoldCo.

3.2          Procedures for Surrender.

(a)          With respect to the Certificates, as promptly as reasonably practicable after the Closing, HoldCo shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a notice advising such holders of the effectiveness of the Mergers, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) to the Exchange Agent (the “Letter of Transmittal”) and (iii) instructions for surrendering each such Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, HoldCo shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (A) a statement reflecting the number of whole shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock or Series 2 HoldCo Preferred Stock, if any, that such holder is entitled to receive in non-certificated book-entry form pursuant to Article II in the name of such record holder and (B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.8) of (x) any cash in lieu of fractional shares plus (y) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article III. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b)          With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), as promptly as reasonably practicable after the applicable Effective Time, HoldCo shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holders of the effectiveness of the Mergers, (ii) a statement reflecting the number of whole shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock or Series 2 HoldCo Preferred Stock, if any, that such holder is entitled to receive in non-certificated book-entry form pursuant to Article II in the name of such record holder and (iii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(c)          With respect to Book-Entry Shares held through DTC, Equitable and Corebridge shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable Merger Consideration, cash in lieu of fractional shares of HoldCo Common Stock, if any, and/or any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article III.

(d)          Notwithstanding anything in this Agreement to the contrary, no interest will be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

3.3         Distributions with Respect to Unexchanged Shares of Common Stock and Preferred Stock; Voting. All shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock and Series 2 HoldCo Preferred Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding as of the applicable Effective Time and whenever a dividend or other distribution is declared by HoldCo in respect of any shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock or Series 2 HoldCo Preferred Stock, as applicable, the record date for which is on or after the Closing Date, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. In the event that a cash distribution with respect to any Eligible Shares is permitted under the terms of this Agreement, has a record date prior to the applicable Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid immediately prior to the applicable Effective Time to the holders of such Eligible Shares on such record date. No dividends or other distributions in respect of shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock or Series 2 HoldCo Preferred Stock shall be paid to any holder of any unsurrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) is surrendered for exchange in accordance with this Article III. Subject to applicable Law, (a) there shall be issued or paid to the holder of record of the whole shares of HoldCo Common Stock issued in exchange for Eligible Common Shares in accordance with this Article III, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date on or after the Closing Date theretofore payable with respect to such whole shares of HoldCo Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of HoldCo Common Stock with a record date on or after the Closing Date and prior to surrender but with a payment date subsequent to surrender, (b) there shall be issued or paid to the holder of record of the whole shares of any sub-series of Series 1 HoldCo Preferred Stock issued in exchange for the applicable Equitable Eligible Preferred Shares in accordance with this Article III, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date on or after the Closing Date theretofore payable with respect to such whole shares of any sub-series of Series 1 HoldCo Preferred Stock and not paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of any sub-series of Series 1 HoldCo Preferred Stock with a record date on or after the Closing Date and prior to surrender but with a payment date subsequent to surrender and (c) there shall be issued or paid to the holder of record of the whole shares of Series 2 HoldCo Preferred Stock issued in exchange for Corebridge Eligible Preferred Shares in accordance with this Article III, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date on or after the Closing Date theretofore payable with respect to such whole shares of Series 2 HoldCo Preferred Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Series 2 HoldCo Preferred Stock with a record date at or after the applicable Effective Time and prior to surrender but with a payment date subsequent to surrender.

3.4         No Transfers. From and after the applicable Effective Time, there shall be (a) no transfers on the stock transfer books of Equitable of the Equitable Eligible Shares and (b) no transfers on the stock transfer books of Corebridge of the Corebridge Eligible Shares. From and after the applicable Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such Equitable Eligible Shares or Corebridge Eligible Shares except as otherwise provided herein or by applicable Law. If, after the applicable Effective Time, Certificates are presented to the Exchange Agent, the Equitable Surviving Corporation, the Corebridge Surviving Corporation or HoldCo for any reason, they shall be cancelled and exchanged as provided in this Agreement.

3.5         Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of HoldCo Common Stock will be issued upon the conversion of shares of Equitable Common Stock or Corebridge Common Stock pursuant to Sections 2.1 and 2.2. All fractional shares of HoldCo Common Stock that a holder of Eligible Common Shares would be otherwise entitled to receive pursuant to Sections 2.1 and 2.2, but for this Section 3.5, shall be aggregated and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded to the nearest cent) of (a) the amount of such fractional share interest in a share of HoldCo Common Stock to which such holder would, but for this Section 3.5, be entitled under Sections 2.1 and 2.2, and (b) an amount equal to the average of the daily volume weighted average price per share of HoldCo Common Stock on the NYSE (as such daily volume weighted average price per share is reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Equitable and Corebridge) calculated on the first Business Day immediately following the Closing Date. No holder of Eligible Common Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of HoldCo Common Stock described in this Section 3.5 to any dividends, voting rights or any other rights in respect of any fractional share of HoldCo Common Stock. The payment of cash in lieu of fractional shares of HoldCo Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

3.6         Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund, any shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock and Series 2 HoldCo Preferred Stock) that remains unclaimed by the one hundred eightieth (180th) day after the Closing Date shall be delivered to HoldCo. Any holder of Eligible Shares who has not theretofore complied with this Article III shall thereafter look only to HoldCo for delivery of the applicable Merger Consideration, cash in lieu of fractional shares of HoldCo Common Stock, if any, and/or any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article III.

3.7         Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, cash in lieu of fractional shares of HoldCo Common Stock, if any, and any unpaid cash dividends and/or any other dividends or other distributions, in each case, payable or issuable pursuant to this Article III, as if such lost, stolen or destroyed Certificate had been surrendered.

3.8         Withholding Rights. Each of HoldCo, the Equitable Surviving Corporation, the Corebridge Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by HoldCo, the Equitable Surviving Corporation, the Corebridge Surviving Corporation or the Exchange Agent, as applicable, such withheld amounts (a) shall be timely remitted by HoldCo, the Equitable Surviving Corporation, the Corebridge Surviving Corporation or the Exchange Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by HoldCo, the Equitable Surviving Corporation, the Corebridge Surviving Corporation or the Exchange Agent. If withholding is taken in HoldCo Common Stock, the relevant withholding party shall be treated as having sold such HoldCo Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

3.9         Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the applicable Effective Time, (a) the issued and outstanding shares of Equitable Common Stock, Corebridge Common Stock, any series of Equitable Preferred Stock or Corebridge Preferred Stock or securities convertible or exchangeable into or exercisable for applicable shares of Equitable Common Stock, Corebridge Common Stock, any series of Equitable Preferred Stock or Corebridge Preferred Stock or (b) the issued and outstanding shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock or Series 2 HoldCo Preferred Stock or securities convertible or exchangeable into or exercisable for shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock or Series 2 HoldCo Preferred Stock shall have been changed into a different number of shares or securities or a different class or series by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the applicable Merger Consideration shall be equitably adjusted to provide the holders of shares of Equitable Common Stock, Corebridge Common Stock, any series of Equitable Preferred Stock or Corebridge Preferred Stock the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the applicable Merger Consideration. Nothing in this Section 3.9 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.10       No Liability. None of Equitable, Corebridge, HoldCo, Equitable Merger Sub, Corebridge Merger Sub, the Surviving Corporations or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to two (2) years after the Closing Date, or immediately prior to such earlier date on which any shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock, Series 2 HoldCo Preferred Stock, any cash in lieu of fractional shares of HoldCo Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, that a holder of any Eligible Shares has the right to receive pursuant to this Article III in respect of such Certificate or Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of HoldCo, free and clear of all claims or interests of any Person previously entitled thereto.

ARTICLE IV

GOVERNANCE AND ADDITIONAL MATTERS

4.1          HoldCo Governance and Additional Matters.

(a)          The Certificate of Incorporation and Bylaws of HoldCo. Corebridge shall cause (i) the certificate of incorporation of HoldCo in effect immediately prior to the Equitable Effective Time to be amended and restated at the Equitable Effective Time in the form set forth in Exhibit B (the “HoldCo Charter”) and (ii) the bylaws of HoldCo in effect immediately prior to the Equitable Effective Time to be amended and restated at the Equitable Effective Time in the form set forth in Exhibit C (the “HoldCo Bylaws”).

(b)          Board of Directors of HoldCo. Prior to the Closing, the Parties shall take all actions necessary to cause, in each case, effective as of the Closing: (i) the number of directors constituting the full board of directors of HoldCo (the “HoldCo Board”) to be fourteen (14); (ii) the HoldCo Board to be composed of: (A) seven (7) directors who as of immediately prior to the Closing were directors of Equitable, designated by Equitable prior to the Closing (the “Equitable Designees”), which shall include the current President and Chief Executive Officer of Equitable (the “Current Equitable CEO”) and the current Chair of the Equitable Board, in each case, subject to such individual’s ability and willingness to serve; and (B) seven (7) directors who as of immediately prior to the Closing were directors of Corebridge, designated by Corebridge prior to the Closing (the “Corebridge Designees”), which shall include the current President and Chief Executive Officer of Corebridge (the “Current Corebridge CEO”) and the current Chair of the Corebridge Board, in each case, subject to such individual’s ability and willingness to serve; and (iii) all of the Equitable Designees and Corebridge Designees to be appointed, elected and approved as directors of the HoldCo Board effective as of the Closing.

(c)          Executive Chair; President and Chief Executive Officer. Prior to the Closing, the Parties shall take all actions necessary to cause, in each case, effective as of the Closing, the Current Equitable CEO to be appointed to serve as the Executive Chair of the HoldCo Board (the “HoldCo Executive Chair”) and the Current Corebridge CEO to be appointed to serve as the President and Chief Executive Officer of HoldCo (the “HoldCo CEO”), in each case, subject to such individuals’ ability and willingness to serve. The roles and responsibilities of the HoldCo Executive Chair shall be as specified on Exhibit D-1 of this Agreement.

(d)          Lead Independent Director. Prior to the Closing, the Parties shall take all actions necessary to cause, effective as of the Closing, the current Chair of the Corebridge Board (the “Current Corebridge Chair”) to be appointed to serve as the Lead Independent Director of the HoldCo Board (the “HoldCo Lead Independent Director”), subject to his ability and willingness to serve. The roles and responsibilities of the HoldCo Lead Independent Director shall be as specified on Exhibit D-2 of this Agreement.

(e)          Executive Committee of the HoldCo Board. Prior to the Closing, the Parties shall take all actions necessary to cause, effective as of the Closing, (i) the HoldCo Board to have an Executive Committee; and (ii) the Executive Committee to: (A) include two Equitable Designees (one of whom shall be the HoldCo Executive Chair and the other who shall be designated by Equitable prior to the Closing) and two Corebridge Designees (one of whom shall be the HoldCo CEO and the other who shall be designated by Corebridge prior to the Closing), and (B) have the HoldCo Executive Chair serve as the chair, in each case of clauses (i) and (ii), pursuant to, and in accordance with, the HoldCo Charter and the HoldCo Bylaws.

(f)           Other Committees of the HoldCo Board. Prior to the Closing, the Parties shall take all actions necessary to cause, in each case effective as of the Closing: (i) the HoldCo Board to have the following standing committees (each, a “Standing Committee”): (A) Audit Committee; (B) Compensation Committee; (C) Nominating and Governance Committee and (D) Risk Committee; (ii) each Standing Committee to: have four (4) members, consisting of two (2) Equitable Designees, designated by Equitable prior to the Closing, and two (2) Corebridge Designees, designated by Corebridge prior to the Closing; and (iii) two (2) Standing Committees to have an Equitable Designee (designated by Equitable prior to the Closing) as chair and two (2) Standing Committees to have a Corebridge Designee (designated by Corebridge prior to the Closing) as chair, in each case of clauses (i), (ii) and (iii), pursuant to, and in accordance with, the HoldCo Charter, the HoldCo Bylaws, the rules promulgated under the Exchange Act and the NYSE Listed Company Manual, as applicable.

(g)          Certain Other Executive Officers of HoldCo. Prior to the Closing, the Parties shall take all actions necessary to cause, in each case, effective as of the Closing, the individuals set forth on Exhibit D-3 to become officers of HoldCo, serving in the respective offices set forth beside each individual’s name on the referenced schedule, pursuant to, and in accordance with, the HoldCo Charter and the HoldCo Bylaws.

(h)          AllianceBernstein Board. Equitable and Corebridge hereby agree that the board of directors of AllianceBernstein Corporation (“AllianceBernstein GP”) shall, as of immediately following the Closing, include an equal number of designees of Equitable and Corebridge, with the identity of such individuals to be mutually agreed by Equitable and Corebridge prior to the Closing. Prior to the Closing, Equitable, with Corebridge’s cooperation, shall take all actions necessary to cause such individuals as are mutually agreed to be appointed to the board of directors of AllianceBernstein GP effective as of immediately following the Closing.

(i)          Integration Steering Committee. As of the Closing, HoldCo shall establish an integration steering committee to engage in planning for an integration process with respect to the businesses of Equitable and Corebridge. The integration steering committee shall consist of employees of HoldCo and its Subsidiaries selected jointly by the HoldCo CEO and HoldCo Executive Chair.

(j)           Name and Trading Symbol. The Parties shall cause (i) the name of HoldCo to be changed to “Equitable Holdings, Inc.” as of the Closing and (ii) the NYSE ticker symbol of HoldCo to be “EQH” as of the Closing.

(k)          Headquarters. As of the Closing, the headquarters of HoldCo shall be located in Houston, Texas, or such other location as may be mutually agreed by Equitable and Corebridge.

4.2          Equitable Surviving Corporation Governance.

(a)          The Certificate of Incorporation of the Equitable Surviving Corporation. At the Equitable Effective Time, the certificate of incorporation of Equitable Merger Sub, as in effect immediately prior to the Equitable Effective Time, shall be amended and restated in its entirety to the form set forth in Exhibit E, and as so amended shall be the certificate of incorporation of the Equitable Surviving Corporation (the “Equitable Surviving Corporation Charter”) until thereafter amended as provided therein or by applicable Law.

(b)          The Bylaws of the Equitable Surviving Corporation. At the Equitable Effective Time, the bylaws of Equitable, as in effect immediately prior to the Equitable Effective Time, shall be amended and restated to read in its entirety as set forth in the bylaws of Equitable Merger Sub, as in effect immediately prior to the Equitable Effective Time, except that all references therein to Equitable Merger Sub shall be automatically amended and shall become references to the Equitable Surviving Corporation, and as so amended and restated, shall be the bylaws of the Equitable Surviving Corporation from and after the Equitable Effective Time, until thereafter amended in accordance with their terms, the DGCL and the certificate of incorporation of the Equitable Surviving Corporation.

(c)          Directors and Officers of the Equitable Surviving Corporation. The directors of Equitable Merger Sub immediately prior to the Equitable Effective Time shall be the initial directors of the Equitable Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Equitable Surviving Corporation, and the officers of Equitable Merger Sub immediately prior to the Equitable Effective Time shall be the initial officers of the Equitable Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

4.3          Corebridge Surviving Corporation Governance.

(a)          The Certificate of Incorporation of the Corebridge Surviving Corporation. At the Corebridge Effective Time, the certificate of incorporation of Corebridge Merger Sub, as in effect immediately prior to the Corebridge Effective Time, amended and restated in its entirety to the form set forth in Exhibit F, and as so amended shall be the certificate of incorporation of the Corebridge Surviving Corporation (the “Corebridge Surviving Corporation Charter”) until thereafter amended as provided therein or by applicable Law.

(b)          The Bylaws of the Corebridge Surviving Corporation. At the Corebridge Effective Time, the bylaws of Corebridge, as in effect immediately prior to the Corebridge Effective Time, shall be amended and restated to read in its entirety as set forth in the bylaws of Corebridge Merger Sub, as in effect immediately prior to the Corebridge Effective Time, except that all references therein to Corebridge Merger Sub shall be automatically amended and shall become references to the Corebridge Surviving Corporation, and as so amended and restated, shall be the bylaws of the Corebridge Surviving Corporation from and after the Corebridge Effective Time, until thereafter amended in accordance with their terms, the DGCL and the certificate of incorporation of the Corebridge Surviving Corporation.

(c)          Directors and Officers of Corebridge Surviving Corporation. The directors of Corebridge Merger Sub immediately prior to the Corebridge Effective Time shall be the initial directors of the Corebridge Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Corebridge Surviving Corporation, and the officers of Corebridge Merger Sub immediately prior to the Corebridge Effective Time shall be the initial officers of the Corebridge Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE V

MUTUAL REPRESENTATIONS AND WARRANTIES OF EQUITABLE AND COREBRIDGE

Except as set forth in the Reports of Equitable or AllianceBernstein (in the case of Equitable) or the Reports of Corebridge (in the case of Corebridge), in each case, publicly filed with or furnished to the SEC during the period from January 1, 2024 (the “Applicable Date”) through the Business Day prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature unless, in each case, citing a historical fact) or in the corresponding sections or subsections of the disclosure letter delivered to Corebridge by Equitable (the “Equitable Disclosure Letter”) or delivered to Equitable by Corebridge (the “Corebridge Disclosure Letter” and, each of the Equitable Disclosure Letter and the Corebridge Disclosure Letter, a “Disclosure Letter”) concurrently with the execution and delivery of this Agreement (it being agreed that for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the Equitable Disclosure Letter or Corebridge Disclosure Letter, as applicable, shall be deemed disclosure with respect to any other section or subsection of the Equitable Disclosure Letter or Corebridge Disclosure Letter, as applicable, to which the relevance of such item is reasonably apparent on its face), Equitable hereby represents and warrants to Corebridge and Corebridge hereby represents and warrants to Equitable that:

5.1          Organization, Good Standing and Qualification. Such Party and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on such Party. Corebridge has made available to Equitable, and Equitable has made available to Corebridge, complete and correct copies of such Party’s Organizational Documents, each as amended prior to the execution of this Agreement.

5.2          Subsidiaries. Section 5.2 of such Party’s Disclosure Letter sets forth a list, as of the date hereof, of all Subsidiaries of such Party. Such Party does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by any Party under the HSR Act.

5.3          Corporate Authority; Approval. Such Party has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by such Party have been duly authorized by all necessary corporate action on the part of such Party, in each case subject only to, in the case of Equitable adoption of this Agreement by the holders of a majority of the outstanding shares of Equitable Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Equitable Vote”), and in the case of Corebridge, adoption of this Agreement by the holders of a majority of the outstanding shares of Corebridge Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Corebridge Vote”). This Agreement has been duly authorized, executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Parties, constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

5.4          Governmental Filings; No Violations; Certain Contracts.

(a)          Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the DGCL, the Exchange Act and the Securities Act, (ii) the HSR Act, (iii) required to be made with the NYSE, (iv) pursuant to state securities, takeover and “blue sky” Laws, (v) approvals, filings and notices under all applicable Insurance Laws with respect to the Mergers or otherwise requested by domiciliary Insurance Regulators of any of Equitable’s or Corebridge’s Insurance Subsidiaries, including as reasonably determined by each Party in consultation with the other Party, “Form A” exemption requests or equivalent exemption requests where available, set forth in Section 5.4(a)(v) of such Party’s Disclosure Letter (collectively, the “Insurance Approvals”) and (vi) other Requisite Regulatory Approvals set forth on Exhibit G (collectively, the “Approvals”), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by such Party with, nor are any required to be obtained by such Party with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by such Party and the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          The execution, delivery and performance of this Agreement by such Party do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Party or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such Party or any of its Subsidiaries pursuant to, any Contract binding upon such Party or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.4(a), under any Law to which such Party or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon such Party or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.5          Reports; Internal Controls.

(a)          Such Party has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished to the SEC and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, such Party’s “Reports”). Each of such Party’s Reports, at the time of its filing or being furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended, as of the date of such amendment), such Party’s Reports did not, and any of such Party’s Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No Subsidiary of such Party is subject to periodic reporting requirements of the Exchange Act other than as part of such Party’s consolidated group or required to file any form, report or other document with the SEC, the NYSE, any other stock exchange or comparable Governmental Entity other than routine and ordinary filings (such as filings regarding ownership holdings or transfers).

(b)          Such Party is, and has been at all times since the Applicable Date, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither such Party nor any of its Subsidiaries has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of such Party.

(c)          Since the Applicable Date, such Party has maintained disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by such Party under the Exchange Act is recorded and reported within the time periods specified in the Exchange Act and all such information required to be disclosed under the Exchange Act is accumulated and communicated to the management of such Party, as appropriate, to allow timely decisions regarding required disclosure.

(d)          Such Party maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Party, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of such Party are being made only in accordance with authorizations of management and directors of such Party, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of such Party’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of such Party and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of such Party or a wholly owned Subsidiary of such Party or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, such Party’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(e)          Such Party has disclosed, based on its most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to such Party’s auditors and the audit committee of the board of directors of such Party (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect such Party’s ability to record, process, summarize and report financial information and has identified for such Party’s auditors and the audit committee of the board of directors of such Party any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in such Party’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from such Party’s employees regarding questionable accounting or auditing matters, have been received by such Party. Since the Applicable Date, no attorney representing such Party or any of its Subsidiaries, whether or not employed by such Party or any of its Subsidiaries, has reported evidence of a material violation of securities Laws or breach of fiduciary duty or similar violation by such Party or any of its officers, directors, employees or agents to such Party’s chief legal officer, audit committee (or other committee designated for the purpose) pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or such Party’s policy contemplating such reporting, including in instances not required by those rules.

5.6          Financial Statements.

(a)          The financial statements of such Party included in the Reports of such Party at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments and subject to restatements filed with the SEC prior to the date of this Agreement) the consolidated financial position of such Party and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(b)          Such Party has made available to the other Party true, complete and accurate copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): the annual statement of each Insurance Subsidiary as of and for the annual periods ended December 31, 2024 and 2025, in each case as filed with the applicable Domiciliary Department of Insurance for such Insurance Subsidiary. The Statutory Statements have been prepared in all material respects in accordance with SAP applied consistently throughout the periods presented, and present fairly, in all material respects, the statutory financial position and results of operations of the Insurance Subsidiaries as of their respective dates and for the respective periods covered thereby.

(c)          Section 5.6(c) of such Party’s Disclosure Letter sets forth, as of the date hereof, a true and complete list and description of each Permitted Accounting Practice for each Insurance Subsidiary. All Permitted Accounting Practices have been approved by the applicable Insurance Regulators in writing at or prior to the time used by the Insurance Subsidiaries in connection with the applicable Statutory Statements. As of the date hereof, there are no outstanding requests with Insurance Regulators for the approval of any Permitted Accounting Practice.

5.7          Absence of Certain Changes or Events. Since January 1, 2026 through the date of this Agreement, (a) except in connection with the negotiation and execution of this Agreement, such Party and its Subsidiaries have conducted their businesses in all material respects in the Ordinary Course and (b) there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.8          Litigation and Liabilities.

(a)          There are no Proceedings before any Governmental Entity pending or, to the Knowledge of such Party, threatened in writing against such Party or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          Except for obligations and liabilities (i) reflected or reserved against in such Party’s most recent consolidated balance sheets (and the notes thereto) included in such Party’s Reports filed prior to the date of this Agreement, (ii) incurred in the Ordinary Course since the date of such Party’s most recent consolidated balance sheets (and the notes thereto) included in such Party’s Reports filed prior to the date of this Agreement, or (iii) incurred in connection with this Agreement, there are no obligations or liabilities of such Party or any of its Subsidiaries that are required by GAAP to be set forth on a consolidated balance sheet of such Party, whether or not accrued, contingent or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(c)          Neither such Party nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.9          Employee Benefits.

(a)          Section 5.9(a) of such Party’s Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan of such Party (except for Benefit Plans that are filed publicly with the SEC).

(b)          With respect to each material Benefit Plan of such Party (except for Benefit Plans that are filed publicly with the SEC), such Party has made available to the other Party or will make available as promptly as possible after the date of this Agreement, to the extent applicable, accurate and complete copies of (i) the Benefit Plan document, including any amendments thereto, and all related trust documents, Insurance Contracts or other funding vehicles, (ii) a written description of the material terms of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Entity received since the Applicable Date with respect to any Benefit Plan of such Party.

(c)          Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole, (i) each Benefit Plan (including any related trusts), has been established, operated and administered in compliance in all respects with its terms and applicable Laws, including, without limitation, ERISA and the Code, (ii) all contributions or other amounts payable by such Party or any of its Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all respects and (iii) there are no pending or, to the Knowledge of such Party, claims (other than routine claims for benefits) or Proceedings threatened in writing by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto that could reasonably be expected to result in any liability to such Party or any of its Subsidiaries.

(d)          With respect to each material ERISA Plan, such Party has made available to the other Party or will make available as promptly as possible after the date of this Agreement, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with all summaries of material modifications thereto, (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e)          Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified and the plan’s related trust to be exempt from U.S. federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and to the Knowledge of such Party, nothing has occurred that would adversely affect the qualification or Tax exemption of any such ERISA Plan. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole, with respect to any ERISA Plan, neither such Party nor any of its Subsidiaries has engaged in a transaction in connection with which such Party or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)          Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole, no Controlled Group Liability has been incurred by such Party or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to such Party or its ERISA Affiliates of incurring any such liability.

(g)          Except as required by applicable Law or pursuant to a collective bargaining agreement, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of such Party or any of its Subsidiaries has any obligation to provide such benefits (excluding such Benefit Plan that provides for employer payment or subsidy of COBRA premiums). To the extent that such Party or any of its Subsidiaries sponsors such Benefit Plans, such Party or its applicable Subsidiary has reserved the right to amend, terminate or modify at any time each such Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(h)          Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Employee to compensation or benefits (including severance, retention or change in control pay) or any material increase in compensation or benefits, (ii) accelerate the time of payment or vesting due to any such Employee, (iii) limit or restrict the right of either Party and, after the consummation of the Transactions, HoldCo, to merge, amend or terminate any Benefit Plan, or (iv) result in any increased or accelerated funding obligation with respect to any Benefit Plan.

(i)          Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)          Neither such Party nor any of its Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement of such Party of any of its Subsidiaries provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)          Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, all Benefits Plans that are maintained primarily for the benefit of Employees outside of the United States (“Non-U.S. Benefit Plans”) comply in all respects with applicable local Law, and to the Knowledge of such Party, all such plans that are intended or required to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law. As of the date of this Agreement, there is no material litigation pending or, to the Knowledge of such Party, threatened relating to any Non-U.S. Benefit Plan.

5.10        Labor Matters.

(a)          Such Party and its Subsidiaries are not party to or otherwise bound by any collective bargaining agreement or other labor-related agreement with a labor union, works council or other labor organization, and no Employees of such Party or its Subsidiaries are represented by a labor union, works council or other labor organization with respect to their employment by such Party or its Subsidiaries. To the Knowledge of such Party, as of the date of this Agreement, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations, works councils or labor unions, to organize any Employees of such Party or any of its Subsidiaries. Neither such Party nor any of its Subsidiaries are required under applicable Law or Contract to provide notice to, enter into any consultation procedure with, or obtain consent from, any labor union, works council or other labor organization in connection with the execution of this Agreement or the Transactions.

(b)          As of the date of this Agreement, (i) there is no, and has not been since the Applicable Date, any, strike, lockout, slowdown, work stoppage, unfair labor practice charge or complaint or other labor dispute, or arbitration or grievance pending or, to the Knowledge of such Party, threatened in writing against such Party and its Subsidiaries, (ii) such Party and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment standards, workers’ compensation, terms and conditions of employment, employment and employment practices, wages and hours, classification of employees as exempt or non-exempt, immigration, sexual harassment, classification of independent contractors and occupational safety and health, and (iii) none of such Party or any of its Subsidiaries has any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied, except, in each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, there are no Proceedings pending or, to the Knowledge of such Party, threatened in writing, against such Party or its Subsidiaries by or on behalf of any Employees of such Party or its Subsidiaries relating to employment or labor matters.

5.11        Compliance with Laws; Licenses.

(a)          The businesses of such Party and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any applicable Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole, since the Applicable Date, no Party or its Subsidiaries has received any Governmental Order regarding any actual or alleged violation of applicable Law or Governmental Order.

(b)          No investigation or review by any Governmental Entity with respect to such Party or any of its Subsidiaries is pending or, to the Knowledge of such Party, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole.

(c)          Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole, such Party and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted in all material respects and all such Licenses are in full force and effect in all material respects. No material default under, or material violation of, any material License has occurred since the Applicable Date that has not been fully cured pursuant to a corrective action. To such Party’s Knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any material License.

(d)          Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole, since the Applicable Date, such Party and each of its Subsidiaries has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of such Party or any of its Subsidiaries is conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, neither such Party nor any of its Subsidiaries has been since the Applicable Date or currently is the subject of a charging letter or penalty notice issued, or to the Knowledge of such Party, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, and there are no pending or threatened in writing inquiries, enforcement actions, voluntary disclosures, or other claims alleging material violations thereof by such Party or any of its Subsidiaries, nor are there any currently pending internal investigations by such Party pertaining to such matters. Neither such Party nor any of its Subsidiaries is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither such Party nor any of its Subsidiaries, or, to such Party’s Knowledge, any directors, officers, Employees, independent contractors, consultants, agents and other representatives (i) is located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk and Luhansk People’s Republics except in the case of Syria only such dealings for the five years preceding 1 July 2025) (collectively, the “Comprehensively Sanctioned Jurisdictions”) or (ii) a Person listed on applicable restricted party lists.

(e)          Such Party and its Subsidiaries, and to the Knowledge of such Party, their respective Representatives, are and since the Applicable Date have been in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery, anti-corruption and anti-money laundering Laws (“Anti-Corruption Laws”). Without limiting the foregoing, since the Applicable Date, such Party and its Subsidiaries, and to the Knowledge of such Party, their respective Representatives, have not offered, authorized, promised, or made any unlawful payment or provided any other thing of value, whether directly or indirectly, to any government official or other Person in violation of the Anti-Corruption Laws.

(f)          Such Party and its Subsidiaries have since the Applicable Date maintained books and records in compliance with Anti-Corruption Laws that, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets, and such Party and its Subsidiaries have since the Applicable Date implemented and maintained policies, procedures, and controls that are reasonably designed to achieve compliance with the Anti-Corruption Laws.

(g)          No Proceeding by or before any Governmental Entity involving such Party, any of its Subsidiaries or any of their Representatives involving any Anti-Corruption Laws is pending or, to the Knowledge of such Party, threatened, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party. Since the Applicable Date, no material civil or material criminal penalties have been imposed on such Party or any of its Subsidiaries with respect to violations of any Anti-Corruption Laws, nor have any material disclosures been submitted to any Governmental Entity with respect to alleged violations of any Anti-Corruption Laws. Neither such Party nor its Subsidiaries has received any written complaint or allegation, nor conducted any internal investigation, regarding any actual or alleged material violation of any Anti-Corruption Laws, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole.

(h)          Neither such Party nor any of its Subsidiaries is a “Specially Designated National” or other “Blocked Person” identified by the U.S. Government, nor a Person that is owned or controlled by or acts on behalf of a “Specially Designated National” or “Blocked Person”. To such Party’s Knowledge, none of such Party’s Subsidiaries or brokers or any director, officer, employee, or authorized agent of such Party or any of its Subsidiaries, acting or benefiting in any capacity in connection with this Agreement, and none of the Funds or other assets to be transferred hereunder are the property of, or beneficially owned by, directly or indirectly, any “Specially Designated National” or “Blocked Person”. None of such Party or any of its Subsidiaries has engaged in or, to the Knowledge of such Party, facilitated any prohibited transactions with a “Specially Designated National” or other “Blocked Person” without proper prior authorization from the U.S. Government.

5.12        Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in such Party’s Organizational Documents is applicable to such Party, the shares of Equitable Common Stock, in the case of Equitable, the shares of Corebridge Common Stock, in the case of Corebridge, or the Transactions. Such Party does not have a stockholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of such Party.

5.13        Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on such Party: (a) such Party and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Environmental Laws which compliance includes the possession of and compliance with Licenses required pursuant to any applicable Environmental Law; (b) neither such Party nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted disposal of, transported, handled, released, exposed any Person to, or owned or operated any property contaminated by, Hazardous Materials, in each case in a manner that has resulted or would be reasonably likely to result in any liabilities under Environmental Laws for such Party or any of its Subsidiaries; (c) neither such Party nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person arising under Environmental Laws; and (d) neither such Party nor any of its Subsidiaries has since the Applicable Date (or earlier if unresolved) received any written claim, notice or complaint from any Person, or is subject to any Proceeding or Governmental Order, in each case relating to or alleging noncompliance with or liability under Environmental Laws, and no such matter is threatened to the Knowledge of such Party.

5.14        Tax Matters. Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party:

(a)          Such Party and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Tax authority and all such filed Tax Returns are complete and accurate in all respects; (ii) have paid all Taxes for which such Party or its Subsidiaries is liable (whether or not shown as due on any Tax Return); (iii) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes); (iv) have complied in all respects with all information reporting (and related withholding) and record retention requirements; and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course).

(b)          No deficiency with respect to an amount of Taxes that has not been accrued on such Party’s financial statements has been proposed, asserted or assessed against such Party or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other Proceedings before any Governmental Entity regarding any Taxes of such Party and its Subsidiaries or the assets of such Party and its Subsidiaries.

(c)          Neither such Party nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that such Party or any of its Subsidiaries was required to file any Tax Return that was not filed, which claim has not been finally resolved.

(d)          Neither such Party has received or is subject to any private letter ruling requests, closing agreements as described in Section 7121 of the Code (or any similar state, local or foreign Tax Law) or gain recognition agreements with respect to Taxes which would be binding on such Party after the Closing.

(e)          There are no Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of such Party or any of its Subsidiaries.

(f)          Neither such Party has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar state, local or foreign applicable Law), as a transferee or successor and except for a group of which such Party is the common parent, no such Party or any of its Subsidiaries has been a member of an affiliated, consolidated, or unitary group for Tax purposes.

(g)          Neither such Party will be required, or has agreed, to include any items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under any state, local or foreign applicable Tax Law) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or foreign applicable Tax Law) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred outside the ordinary course of business prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Sections 367 or 1503(d) of the Code made prior to the Closing.

(h)          Neither such Party nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) with respect to Corebridge, the Tax Matters Agreement, (ii) such an agreement or arrangement exclusively between or among such Party and its Subsidiaries or (iii) such an agreement or arrangement entered into in the Ordinary Course the primary purpose of which is not Tax sharing, allocation or indemnification).

(i)          Neither such Party nor any of its Subsidiaries has been, since the Applicable Date or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j)          Neither such Party nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Tax Law.

(k)          As of the date of this Agreement, neither such Party nor any of its Subsidiaries has any reason to believe that any conditions exist that could prevent or impede the Mergers from qualifying for the Intended Tax Treatment or the Equitable Tax Opinion or the Corebridge Tax Opinion from being delivered at the Closing. Neither such Party nor any of its Subsidiaries has taken or agreed to take any action (other than an action expressly required by this Agreement) that could prevent or impede the Mergers from qualifying for the Intended Tax Treatment or the Equitable Tax Opinion or the Corebridge Tax Opinion from being delivered at the Closing.

5.15        Intellectual Property and Data Privacy.

(a)          Such Party’s and its Subsidiaries’ Registered Intellectual Property (i) is subsisting and, to the Knowledge of such Party, valid and enforceable and (ii) is not subject to any Governmental Order adversely affecting such Party’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property, in each case (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party or one of its Subsidiaries exclusively owns all right, title and interest to its Company Intellectual Property, free and clear of all Encumbrances (except Permitted Encumbrances), and (ii) since the Applicable Date, neither such Party nor any of its Subsidiaries has received any written notice or claim challenging the validity, enforceability or ownership of any Company Intellectual Property.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in or necessary for the operation of their respective businesses as presently conducted (provided that the foregoing will not be read as a representation of non-infringement).

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party: (i) to the Knowledge of such Party, no Person is infringing, misappropriating or otherwise violating, or has (since the Applicable Date) infringed, misappropriated or otherwise violated, such Party’s or its Subsidiaries’ Intellectual Property; and (ii) neither such Party nor any of its Subsidiaries has issued or, to the Knowledge of such Party, threatened, any written notice or claim (including invitations to take a license) asserting that any such infringement, misappropriation or violation is occurring or has occurred since the Applicable Date.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) to the Knowledge of such Party, the operation of the respective businesses of such Party or any of its Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided by such Party or its Subsidiaries does not infringe, misappropriate or violate, and has not (since the Applicable Date) infringed, misappropriated, or otherwise violated, any Intellectual Property of any other Person, and (ii) no Person has issued or, to the Knowledge of such Party, threatened any written notice or claim (including invitations to take a license), in each case of this clause (ii), that has been received by such Party or any of its Subsidiaries asserting that any such infringement, misappropriation or violation is occurring or has occurred since the Applicable Date.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and each of its Subsidiaries has taken reasonable best efforts to (i) protect and maintain its Company Intellectual Property (including the confidentiality of any trade secrets or other confidential information included therein) and (ii) enter into agreements with all persons involved in the development of any material Intellectual Property for such Party or its Subsidiaries which agreements assign to such Party or one of its Subsidiaries ownership of such Intellectual Property.

(g)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any proprietary Software owned or purported to be owned by such Party or any of its Subsidiaries (“Company Owned Software”), in each case, in a manner that subjects (or purports to subject) any Company Owned Software to any obligation or condition under any license that requires (i) the disclosure, licensing or distribution of any source code included in the Company Intellectual Property (the “Proprietary Code”), (ii) the granting to licensees of the right to make derivative works or other modifications to such Proprietary Code, (iii) licensing under terms that allow such Company Owned Software or Proprietary Code to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) redistribution of such Proprietary Code or Company Owned Software for no or a nominal license fee.

(h)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, no Company Owned Software contains any viruses, worms, Trojan horses or other code designed to or known to disrupt, disable, impair, encrypt, erase, destroy or harm or to permit unauthorized access to any Software, hardware, data or other materials (“Contaminants”).

(i)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, the IT Assets owned, controlled, used or held for use by or on behalf of such Party or any of its Subsidiaries in the conduct of their respective businesses (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by their respective businesses as presently conducted, (ii) have not malfunctioned or failed in a manner that has disrupted their respective businesses since the Applicable Date and (iii) are sufficient for the conduct of the businesses of such Party and its Subsidiaries as currently conducted.

(j)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and each of its Subsidiaries has taken commercially reasonable steps, and has implemented and maintained commercially reasonable measures designed, to (i) protect the confidentiality, integrity and security of its IT Assets and the information and data stored or contained therein or transmitted thereby from any unauthorized use, access, interruption, disclosure, loss or modification by any Person (or any other Security Breach), including the implementation of commercially reasonable backup, business continuity, data recovery and disaster recovery plans, procedures, technology and processes, and (ii) prevent the introduction of Contaminants. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, since the Applicable Date: (i) none of such Party or its Subsidiaries, nor, to the Knowledge of such Party, any third party processing Personal Data on behalf of such Party and its Subsidiaries, has experienced an unauthorized or unlawful acquisition of, access to, disclosure, modification, use or loss of Personal Data (a “Security Breach”); and (ii) no Person has gained unauthorized access to (nor has there otherwise been any security breaches or incidents, including ransomware or other cyberattacks, in respect of) any IT Assets owned, controlled, used, or held for use by (or, to the Knowledge of such Party, on behalf of) such Party or any of its Subsidiaries.

(k)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party and each of its Subsidiaries complies and has, since the Applicable Date, complied with (x) all applicable Laws, (y) published notices and policies of such Party or its Subsidiaries, and (z) contractual obligations and binding industry standards to which such Party or its Subsidiaries is subject, in each case of clauses (x), (y) and (z), relating to the collection, storage, sharing, data protection, data security, privacy, use, transfer and any other processing of any Personal Data collected, stored, processed or used by or on behalf of the Party or its Subsidiaries (collectively, the “Privacy Requirements”); and (ii) such Party and each of its Subsidiaries takes and has, since the Applicable Date, taken reasonably necessary steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) designed to ensure that all Personal Data is protected against a Security Breach. Such Party and its Subsidiaries have not received any written notices of any complaints, claims, charges, investigations, regulatory inquiries, or other litigation from any Person or Governmental Entity alleging material non-compliance with any Privacy Requirements.

(l)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, the consummation of the Transactions will not result in (i) any violation by such Party or its Subsidiaries of any Privacy Requirement, or (ii) the loss or impairment of, or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, such Party’s and its Subsidiaries’ ownership of or rights to use or hold for use any material Intellectual Property owned, used, or held for use in the conduct of their respective businesses or any material IT Assets owned, used or held for use by or on behalf of such Party or any of its Subsidiaries.

(m)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and its Subsidiaries: (i) have sufficient rights in all data processed by any AI Technology by or on behalf of such Party and its Subsidiaries to permit such processing without violation of applicable Law or any contractual obligations of such Party and its Subsidiaries applicable thereto; (ii) have not included any trade secrets (including source code) or other confidential and proprietary information in any prompts or inputs into any AI Technology (other than AI Technology that is either (A) proprietary to such Party or its Subsidiaries or (B) hosted on such Party or its Subsidiaries’ controlled environments and not accessible by third-party providers of the applicable underlying AI Technology); (iii) own or have sufficient rights to all outputs generated by or on behalf of such Party or its Subsidiaries through use by or on behalf of such Party and its Subsidiaries of any AI Technology; and (iv) have used reasonable best efforts to implement and maintain policies and procedures regarding the use, development and training of AI Technology, including to ensure the design, development and use thereof complies with applicable Law.

5.16        Material Contracts.

(a)          Except for this Agreement, as of the date hereof, none of such Party or its Subsidiaries is a party to or bound by any Contract (other than, except in the case of Section 5.16(a)(i), any lease, sublease, rental or occupancy agreement, license or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any Real Property, any Benefit Plan, any Insurance Contract or any Reinsurance Agreement):

(i)          that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)         that materially limits, curtails or restricts or purports to materially limit, curtail or restrict either (A) the type of business in which such Party or any of its Subsidiaries or Affiliates may engage or the locations in which any of them may so engage in any business or (B) the ability of such Party or any of its Subsidiaries or Affiliates to hire or solicit for hire for employment any individual or group as would be material to such Party and its Subsidiaries or Affiliates, taken as a whole, in each case pursuant to this clause (B) except for non-disclosure or confidentiality agreements entered into in connection with potential acquisitions or dispositions;

(iii)        for any joint venture, partnership or similar arrangement, in each case that is material to such Party and its Subsidiaries, taken as a whole;

(iv)         that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person, in each case, in excess of $250,000,000, other than (A) Contracts between or among or for the benefit of such Party and any of its wholly owned Subsidiaries or between or among any such wholly owned Subsidiaries and (B) Contracts involving credit facilities of less than $250,000,000 for international operations;

(v)          that, to the Knowledge of such Party, includes an indemnification obligation of such Party or any of its Subsidiaries (including any obligations to advance funds for expenses), other than (A) Contracts entered into in the Ordinary Course with vendors, suppliers or service providers and (B) Contracts containing indemnification obligations which would not reasonably be expected to obligate such Party to pay in excess of $50,000,000;

(vi)         is an acquisition agreement, asset purchase agreement, sale agreement, purchase agreement, stock purchase agreement, put agreement, call agreement or other similar agreement pursuant to which (A) such Party or any of its Subsidiaries would reasonably be expected to be obligated to pay total consideration including assumption of debt after the date of this Agreement in excess of $35,000,000, (B) any third party has the right to acquire any assets of such Party or any of its Subsidiaries with a fair market value or purchase price of more than $35,000,000, or (C) any third party has the right to acquire any interests in such Party or any of its Subsidiaries, other than, in the case of clauses (A) and (B), investment portfolio transactions undertaken in the Ordinary Course and in compliance with such Party’s Investment Guidelines or sales of goods or services in the Ordinary Course;

(vii)       (A) between such Party and its Subsidiaries, on the one hand, and such Party’s Affiliates (other than Subsidiaries of such Party) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC, and (B) between Equitable and its Subsidiaries (other than AllianceBernstein and its Subsidiaries), on the one hand, and AllianceBernstein and its Subsidiaries, on the other hand;

(viii)      that is material to such Party and its Subsidiaries, taken as a whole, and was not negotiated and entered into on an arm’s-length basis, other than agreements between such Party and its wholly owned Subsidiaries or between wholly owned Subsidiaries of such Party;

(ix)        any (A) material Contract under which such Party or its Subsidiaries grants or receives any license, covenant not to sue or other rights with respect to material Intellectual Property (other than (1) licenses to off-the-shelf, non-customized, commercially available Software, (2) non-exclusive licenses granted to customers or clients in the Ordinary Course, (3) non-exclusive licenses granted to vendors and service providers in the Ordinary Course (solely for use of Intellectual Property rights for the purpose of providing goods or services to such Party or its Subsidiaries), (4) Intellectual Property assignment and confidentiality agreements entered into in the Ordinary Course with employees, consultants, and independent contractors of such Party or any of its Subsidiaries pursuant to which Intellectual Property rights are granted or assigned to such Party and its Subsidiaries (or, solely for use of Intellectual Property rights for the purpose of providing goods or services to such Party or its Subsidiaries or otherwise fulfilling obligations to or on behalf of such Party or its Subsidiaries, granted to such employee, consultant or independent contractor), and (5) Contracts where the only license or right to use Intellectual Property is a non-exclusive license or right that is ancillary to and not the primary purpose of or material to the applicable Contract) or (B) Contract restricting such Party’s or its Subsidiaries’ right to own or, except as would not reasonably be material to such Party or its Subsidiaries, enforce, use license, or disclose any material Company Intellectual Property;

(x)          any Investment Advisory Agreement that is reasonably likely to provide annual payments in excess of $30,000,000, other than Contracts between or among such Party and any of its wholly owned Subsidiaries or between or among any such wholly owned Subsidiaries; and

(xi)        any Contract or commitment with any Insurance Regulator or other Governmental Entity that is material to such Party and its Subsidiaries, taken as a whole.

Each such Contract described in this Section 5.16(a), together with all Contracts filed as exhibits to such Party’s Reports, is referred to herein as a “Material Contract”.

(b)          A copy of each Material Contract, and any amendments thereto, of such Party or its Subsidiaries entered into prior to the date of this Agreement has been made available to the other Party. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, (i) each of the Material Contracts is binding on such Party or its Subsidiaries, as the case may be, and to the Knowledge of such Party, each other party thereto, in accordance with its terms and subject to the Bankruptcy and Equity Exception, and is in full force and effect, and (ii) each of such Party and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to such Party’s Knowledge, each other party thereto has performed all obligations required to be performed by it under each Material Contract. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, (A) each of such Party and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default thereunder and, to the Knowledge of such Party, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default thereunder, and (B) neither such Party nor any of its Subsidiaries has received written notice from the other party to any Material Contract of any intention to cancel, terminate, materially change the scope of rights and obligations under or not to renew such Material Contract.

5.17        Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances, (ii) such Party owns or leases all tangible personal property used in or necessary to conduct its business as presently conducted by such Party, and (iii) each such item of tangible personal property is in all respects in good operating condition and repair, ordinary wear and tear excepted.

5.18       Real Property.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, with respect to the Owned Real Property of such Party, (i) such Party or one of its Subsidiaries, as applicable, has good and valid fee simple title to such Owned Real Property, free and clear of any Encumbrance except for Permitted Encumbrances, and (ii) there are no outstanding agreements, options, rights of first offer or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein.

(b)          With respect to the Leased Real Property of such Party, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, (ii) such Party or any of its Subsidiaries holds a valid and existing leasehold interest under such lease or sublease, except for Permitted Encumbrances and occupancy rights granted in the ordinary course of business that do not materially interfere with the present use, and (iii) none of such Party or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or default by any of such Party or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.19        Affiliate Transactions. To the Knowledge of such Party, there are not, as of the date hereof, any related party transactions, agreements, arrangements or understandings between such Party or its Subsidiaries, on the one hand, and such Party’s Affiliates (other than wholly owned Subsidiaries of such Party), or other Persons on the other hand, in each case, that would be required to be disclosed by such Party under Item 404 of Regulation S‑K under the Securities Act.

5.20        Insurance Policies.

(a)          Since the Applicable Date, all policy and contract forms on which any of such Party’s Insurance Subsidiaries has issued an Insurance Contract and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto have, to the extent required by applicable Law, been approved by all applicable Governmental Entities or filed with such Governmental Entities, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party’s Insurance Subsidiaries have since the Applicable Date, been in compliance with applicable Law regulating the marketing and sale of Insurance Contracts, including (i) all applicable requirements and prohibitions relating to suitability of sales and replacement of policies and annuity products, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations and (iv) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products.

(c)          Since the Applicable Date, all premium rates and rating plans in use by each of such Party’s Insurance Subsidiaries with respect to any of such Party’s Insurance Contract have to the extent required by applicable Law been approved by all applicable Governmental Entities or filed with such Governmental Entities, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(d)          Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, there are no material unpaid claims or assessments made by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurance companies.

5.21        Reinsurance Agreements.

(a)          Section 5.21(a) of such Party’s Disclosure Letter sets forth a true, complete and accurate list of all of the material reinsurance agreements to which such Party or any of its Subsidiaries is a party (whether such reinsurance is ceded or assumed) (each, an “Reinsurance Agreement”). Such Party has made available to the other Party a true, complete and accurate copy of each Reinsurance Agreement in effect as of the date hereof. Each Reinsurance Agreement is a valid and binding obligation of such Party or its Subsidiary that is party thereto and, to the Knowledge of such Party, each other party thereto, and is in full force and effect and enforceable against such Party or the applicable Subsidiary, and, to the Knowledge of such Party, each other party thereto, in accordance with its terms, in each case, subject to the Bankruptcy and Equity Exception. Neither such Party nor any of its Subsidiaries, nor, to the Knowledge of such Party, any of the other parties to any Reinsurance Agreement, is in material default or material breach or has failed to perform any material obligation under any such Reinsurance Agreement. As of the date of this Agreement, neither such Party nor any of its Subsidiaries has received written notice of any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any such Reinsurance Agreement and there are no pending Proceedings with respect to any Reinsurance Agreement.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) since the Applicable Date, neither such Party nor any of its Subsidiaries has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by such Party or any of its Subsidiaries, as applicable, to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to the Knowledge of such Party, no party to a Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to the Knowledge of such Party, the financial condition of each party to a Reinsurance Agreement is not impaired to the extent that a material default thereunder is reasonably anticipated, (iv) there are no, and since the Applicable Date, there have been no, disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established and (v) such Party and each of its Subsidiaries that is party to a Reinsurance Agreement, as applicable, is entitled under any applicable Insurance Laws and SAP to take full reinsurance credit in its Statutory Statements for all amounts reflected therein that are recoverable by it pursuant to any Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Statutory Statements, and no Governmental Entity has objected in writing to such characterization and accounting.

5.22        Investment Assets.

(a)          Except for Investment Assets sold in the ordinary course of business since Applicable Date, or otherwise contemplated by this Agreement, such Party and its Insurance Subsidiaries, or a trustee acting on behalf of such Party or any of its Insurance Subsidiaries, has, and will have as of the Closing Date, good and valid title to all of the Investment Assets it purports to own, free and clear of all Encumbrances except Permitted Encumbrances. Such Party has provided the other Party with a true, correct and complete copy of the material applicable policies of such Party with respect to the investment of the Investment Assets, including investment guidelines that apply to such Investment Assets (the “Investment Guidelines”). Except as approved by such Party’s or the applicable Insurance Subsidiary’s investment committee, (i) such Insurance Subsidiaries’ Investment Assets comply in all material respects with such Investment Guidelines and (ii) all transactions involving Investment Assets have complied in all material respects with the Investment Guidelines since the Applicable Date.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party’s Insurance Subsidiaries have no material funding obligations of any kind, or obligation to make any material additional advances or investments (including any obligation relating to any investment funds or vehicles, separate managed accounts, limited partnerships, currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets of the applicable Insurance Subsidiaries and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which such Party or any of its Insurance Subsidiaries would be subject upon or after the Closing.

(c)          Section 5.22(c) of such Party’s Disclosure Letter sets forth a complete and correct list of all material investment management agreements relating to the assets of such Party and its Subsidiaries (each, an “IMA”). Such Party has made available to the other Party a true and correct copy of each IMA. Each IMA is valid and binding on such Party or its applicable Subsidiary party thereto and, to the Knowledge of such Party, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, such Party and each of its applicable Subsidiaries and, to the Knowledge of such Party, any other party thereto, has performed all obligations required to be performed by it under each IMA. Neither such Party nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of such Party or any of its Subsidiaries under any IMA. Neither such Party nor any of its Subsidiaries has received written notice from any other party to an IMA that such other party intends to cancel, terminate, not renew, change the scope of rights and obligations under or renegotiate in any material respect the terms of any such IMA. There are no pending or, to the Knowledge of such Party, threatened in writing, Proceedings with respect to any IMA, except as would not reasonably be expected to have a Material Adverse Effect.

5.23        Insurance Business.

(a)          Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole, since the Applicable Date, the business of each Insurance Subsidiary of such Party has been conducted in compliance with applicable Insurance Laws. Except as individually or in the aggregate, is not and would not reasonably be expected to be material to such Party and its Subsidiaries, taken as a whole, (i) since the Applicable Date, no Insurance Regulator has alleged in writing that any Insurance Subsidiary has violated in any material respect any applicable Insurance Laws, (ii) there is no pending or, to the Knowledge of such Party, charge threatened in writing by any Insurance Regulator that any of such Party’s Insurance Subsidiaries has violated, nor is there any pending nor, to the Knowledge of such Party, investigation threatened in writing by any Insurance Regulator related to possible violations by any Insurance Subsidiary of any applicable Insurance Laws, (iii) each Insurance Subsidiary of such Party has been duly authorized by the relevant Insurance Regulator to issue the Insurance Contracts in the jurisdictions in which it operates and (iv) since the Applicable Date, each Insurance Subsidiary of such Party has, to the extent applicable, filed all material reports, forms, rates, notices and materials required to be filed by it with any Insurance Regulator. Since the Applicable Date, none of such Party’s Insurance Subsidiaries is subject to any order or decree of any Insurance Regulator, and no Insurance Regulator has revoked, suspended or limited, or, to the Knowledge of such Party, threatened in writing to revoke, suspend or limit, any license or other permit issued pursuant to applicable Insurance Laws to any of its Insurance Subsidiaries.

(b)          None of the Insurance Subsidiaries of such Party is commercially domiciled under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole, such Party and its Insurance Subsidiaries are not subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Insurance Laws of general application.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, all insurance certificates of authority and all other material approvals, authorizations, consents, franchises, Licenses, permits, registrations, certificates, accreditations, qualifications, variances and similar rights to write and/or offer and sell insurance products issued to such Party and Subsidiaries by any Insurance Regulator or other Governmental Entity (collectively, the “Insurance Licenses”) held by such Party is in good standing and in full force and effect. Such Party and its Subsidiaries are, and since the Applicable Date, have been, in material compliance with the terms of the Insurance Licenses and no revocation, lapse, limitation, suspension or cancellation of any of the Insurance Licenses is pending or, to the Knowledge of such Party, has been threatened. Other than the Insurance Subsidiaries of such Party, neither such Party nor any of its Subsidiaries conducts or has conducted the business of insurance or reinsurance in any respect.

(d)          Such Party has made available to the other Party true, complete and accurate copies of (i) all material Insurance Holding Company System Act filings or submissions and any supplements or amendments thereto filed since the Applicable Date, by each of such Party’s Insurance Subsidiary with applicable Insurance Regulators and (ii) all material reports of examination (including financial, market conduct and similar examinations) of each of such Party’s Insurance Subsidiary by any Insurance Regulator since the Applicable Date. All material deficiencies or violations noted in the examination reports described in clause (ii) of the preceding sentence have been resolved, in each case, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to such Party and its Subsidiaries, taken as a whole.

(e)          Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Party and its Subsidiaries, taken as a whole, to the Knowledge of such Party, each Person, including salaried employees of such Party, performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative for such Party (collectively, “Producers”), at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of such Party that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business. Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of such Party, no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract and no Producer has breached the terms of any agency or broker contract with an Insurance Subsidiary or violated any Law or policy of an Insurance Subsidiary in the solicitation, negotiation, writing, sale or production of business for any Insurance Subsidiary.

5.24        Funds. Except as is not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect with respect to the Fund in question:

(a)          Each of such Party’s Public Funds is duly registered with the SEC as an investment company under the Investment Company Act and has, since the Applicable Date (or its inception, if later), filed all Public Fund SEC Documents in compliance with the Securities Act, the Investment Company Act, the Exchange Act and other applicable Law. Since the Applicable Date (or its inception, if later), each of such Party’s Public Funds’ (i) summary prospectuses, prospectus and statement of additional information (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and the Investment Company Act; and (ii) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act and supplemental advertising and marketing materials prepared by or on behalf of such Party or any of its Subsidiaries did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Each Investment Advisory Agreement with each of such Party’s Public Funds has been duly approved, continued and at all times since the Applicable Date (or its effective date, if later) has been in compliance in all material respects with Section 15(a) and Section 15(c) of the Investment Company Act. Since the Applicable Date (or the inception of such Fund if later), no more than twenty five percent (25%) of the members of the board of directors or trustees of any of such Party’s Public Funds have been “interested persons” (as defined in the Investment Company Act) of such Party, any of such Party’s Subsidiaries or any other investment adviser (including subadvisers) for such Public Fund. None of such Party’s Private Funds (i) is required to register as an investment company under the Investment Company Act or (ii) has issued or had outstanding any shares or other equity interests that are registered or required to be registered under applicable securities Laws or any comparable regulatory regimes. Notwithstanding the foregoing, any such representation or warranty with respect to any Fund as to any period prior to the commencement of such Fund’s management by such Party or any of such Party’s Subsidiaries is made to such Party’s Knowledge.

(b)          Each of such Party’s Funds that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law. Since the Applicable Date (or the inception of such Fund if later), the shares, units or interests, as applicable, of each of such Party’s Funds have been issued and sold in compliance with applicable Law including, with respect to any Fund offered or sold outside the United States, the registration and licensing requirements of any applicable non-U.S. jurisdiction and, with respect to any Private Fund, the filing and exempt offering requirements in connection with the private placement of such Private Fund. Notwithstanding the foregoing, any such representation or warranty with respect to any Fund as to any period prior to the commencement of such Fund’s management by such Party or any of such Party’s Subsidiaries is made to such Party’s Knowledge.

(c)          Each of such Party’s Funds currently is, and has since the Applicable Date (or its inception, if later), been operated in compliance with (i) applicable Law; (ii) any applicable Governmental Order; (iii) its governing documents, registration statements, prospectuses, offering documents and agreements; and (iv) its investment objectives, policies and restrictions. Notwithstanding the foregoing, any such representation or warranty with respect to a Fund as to which there is a Sub-Advisory Relationship is made to such Party’s Knowledge.

(d)          There are no obligations or liabilities of any of such Party’s Funds of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (i) (A) for each Public Fund, obligations or liabilities disclosed and provided for in the balance sheet of such Public Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report filed by the Public Fund prior to the date hereof with the SEC; or (B) for each Private Fund, obligations or liabilities disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report (1) distributed by the Private Fund to its shareholders or other interest holders or (2) as applicable, filed with a non-U.S. Governmental Entity, in each case prior to the date hereof; or (ii) for each Fund, obligations or liabilities incurred in the ordinary course of business consistent with past practice since the date of the Fund’s applicable report referenced in clause (i)(A) or (B) above.

(e)          (i) For all taxable years since its inception date, each of such Party’s Funds has qualified for its intended Tax classification or treatment, as reported on its most recent applicable Tax Return, including, in the case of each Public Fund, as a regulated investment company taxable under Subchapter M of Chapter 1 of the Code, and has been organized and operated in conformity with the requirements related to such intended Tax classification or treatment, and its proposed method of operation will enable it to continue to qualify for such intended Tax classification or treatment; (ii) each of such Party’s Funds has timely filed (or caused to be timely filed) all Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Governmental Entity and has timely paid (or caused to be paid) all Taxes shown as due on such Tax Returns; (iii) there is currently no audit by any Governmental Entity of any Tax Return of any of such Party’s Funds pending or threatened in writing; (iv) each of such Party’s Funds has complied with all applicable Tax withholding and information reporting requirements; and (v) there are no outstanding waivers or comparable consents given by any of such Party’s Funds regarding the application of the statute of limitations with respect to Taxes.

5.25        Clients.

(a)          Since the Applicable Date, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect, each of such Party’s Investment Adviser Subsidiaries has provided its investment advisory services to each of its Clients in material compliance with the Advisers Act, the Investment Company Act, as applicable, and other applicable Law.

(b)          Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of such Party’s Investment Adviser Subsidiaries provides investment advisory services to the Clients solely pursuant to written Investment Advisory Agreements, (ii) each Investment Advisory Agreement to which any of such Party’s Investment Adviser Subsidiaries is a party includes all provisions required by, and complies in all material respects with, the Advisers Act, applicable provisions of the Investment Company Act and other applicable Law and (iii) each of such Party’s Investment Adviser Subsidiaries has performed all obligations required to be performed by it under, and is not in violation of or default under the terms of, any Investment Advisory Agreement.

(c)          Except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, with respect to such Party’s Funds and Clients, as applicable: (i) no Client or Fund Investor has provided written notice to such Party or any of its Subsidiaries of its intention to terminate an Investment Advisory Agreement with an Investment Adviser Subsidiary of such Party, (ii) no Fund or any Fund Investor has provided written notice to such Party or any of its Subsidiaries of a formal request to adjust the fee schedule with respect to any Investment Advisory Agreement in a manner which would reduce the fees or other payments to the applicable Investment Adviser Subsidiary in connection with such relationship, other than in the ordinary course in connection with fundraising, (iii) no Fund Investor has provided written notice to such Party or any of its Subsidiaries of its intention to withdraw from a Fund, (iv) no such Party or any of its Subsidiaries has received written notice that any Fund or Fund Investor is terminating or cancelling, or expects to terminate or cancel, its relationship with such Party or any of its Subsidiaries, (v) no Fund Investor has defaulted and been thereafter designated by the applicable Fund as a “defaulting investor” or has provided any written notice to such Party or any Fund that it expects to default, in the making of any capital contribution or other payment to a Fund, and (vi) no Fund has experienced a “key person” or similar event.

5.26        Adviser Compliance Matters.

(a)          Each of such Party’s Investment Adviser Subsidiaries is, and has been at all times required since the Applicable Date, registered as an investment adviser under the Advisers Act. Each of such Party’s Investment Adviser Subsidiaries is, and has been at all times required since the Applicable Date, registered as an investment adviser in each jurisdiction where the conduct of its business requires such registration and is in compliance with all U.S. federal, state and non-U.S. Laws requiring any such registration, licensing or qualification, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither such Party nor any of its Subsidiaries, except for such Party’s Investment Adviser Subsidiaries, provides investment advisory services to any Person or, since the Applicable Date, is or has been an “investment adviser” within the meaning of the Advisers Act or required under applicable Law to be registered, licensed or qualified as an investment adviser in any state or non-U.S. jurisdiction.

(b)          Since the Applicable Date, each of such Party’s Investment Adviser Subsidiaries has timely filed Form ADV and Form CRS and each Form ADV or amendment to Form ADV. Each of such Party’s Investment Adviser Subsidiaries has delivered or made available to each Client or any other Person to whom such delivery or offer is required by applicable Law, Part 2 and Part 3 of the applicable Form ADV, or any other disclosure document or other information to the extent required to be delivered or made available to any Client, potential client or other Person by the Advisers Act or other applicable Law. Any deficiencies, omissions or other issues cited (whether in writing, during a regulatory inspection, inquiry, examination or otherwise) by any Governmental Entity (including the SEC) with respect to Form ADV have been addressed and rectified in all material respects by the relevant Investment Adviser Subsidiary of such Party.

(c)          Since the Applicable Date, all advertisements (as defined in the Advisers Act), including any marketing materials, performance history or track record (each, an “Advertisement”) currently being, or since the Applicable Date having been, disseminated, provided, presented or made available by such Party or any of its Investment Adviser Subsidiaries to any Client or prospective client, have complied in all material respects with the Advisers Act and any applicable and publicly available guidance of the SEC or its staff. Since the Applicable Date, all performance information contained in any such Advertisement has been prepared in compliance in all material respects with applicable Law, and the books and records of such Party include all records and other information necessary to support the use of such performance information or any other performance history or record in accordance with the Advisers Act, the rules thereunder and any applicable and publicly available guidance of the SEC or its staff.

(d)          None of such Party’s Investment Adviser Subsidiaries acts as an investment adviser to any non-U.S. Person or any Client outside the U.S. in a manner or to an extent that requires registration in any such jurisdiction, as reasonably determined by such Investment Adviser Subsidiary after due inquiry (including consultation with local counsel in any relevant non-U.S. jurisdiction).

(e)          Each of such Party’s Investment Adviser Subsidiaries has been in compliance with Rule 206(4)-2 under the Advisers Act and any other applicable Law with respect to custody of client funds since the Applicable Date.

(f)          To the Knowledge of each Party, the books and records of the Party’s Investment Adviser Subsidiaries are complete and correct in all material respects and have been maintained in all material respects in accordance with all applicable requirements of the Advisers Act and any other applicable Law. At the Closing, all of the material books and records of the each Party’s Investment Adviser Subsidiaries will be fully accessible by and in the possession or control of each such Party’s Investment Adviser Subsidiaries.

(g)          Since the Applicable Date, there have not been any material client or investor complaints pending or, to the Knowledge of each Party, threatened, against any Investment Adviser Subsidiary or Fund.

5.27       Broker-Dealer Compliance Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          Since the Applicable Date, each of such Party’s Broker-Dealer Subsidiaries has been duly registered as a broker-dealer with the SEC and each state and each other jurisdiction in which it is required to be so registered. Each of such Party’s Broker-Dealer Subsidiaries is, and since the Applicable Date, has been a member in good standing of FINRA and each other Governmental Entity of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as a representative or principal of any of such Party’s Broker-Dealer Subsidiaries is so registered with FINRA and all applicable states and other jurisdictions, and such registrations are not, and since the Applicable Date, have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one broker-dealer in any jurisdiction where such multiple registrations would violate any applicable Law.

(b)          Each current Form BD of each of such Party’s Broker-Dealer Subsidiaries is, and since the Applicable Date, has been, in compliance with the applicable requirements of the Exchange Act, the rules thereunder and the rules of any Governmental Entity (including the MSRB), as applicable.

(c)          (i) None of such Party’s Broker-Dealer Subsidiaries, or any of their respective Subsidiaries, nor any of their respective “associated persons” (as defined in the Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” of a broker-dealer or (B) subject to any material disciplinary Proceedings or Governmental Order that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary Proceedings or Governmental Order are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms; and (ii) there is no Proceeding pending or threatened in writing by any Governmental Entity that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A) and (i)(B).

(d)          No fact relating to any of such Party’s Broker-Dealer Subsidiaries or any “control affiliate” of the Party’s Broker-Dealer Subsidiary, as defined in Form BD, requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of such Broker-Dealer Subsidiary, as applicable.

(e)          Each of such Party’s Broker-Dealer Subsidiaries currently maintains, and since the Applicable Date, has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by such Party’s Broker-Dealer Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Exchange Act.

5.28        Commodity Compliance Matters. Since the Applicable Date, each of such Party’s Subsidiaries that is engaged in a business which is of the nature of a commodity pool or a commodity trading advisor has conducted such commodity-related activities in compliance with all requirements of the Commodity Exchange Act (the “CEA”), the rules and regulations of the Commodity Futures Trading Commission (the “CFTC”), the National Futures Association (the “NFA”) and any applicable state securities regulatory authority or Governmental Entity, as applicable. Each such Party’s Subsidiaries required to be registered with the CFTC as either a “commodity pool operator” (as defined in the CEA) or “commodity trading advisor” (as defined in the CEA) has (i) made all required filings pursuant to such registrations and (ii) established, in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since the Applicable Date, written policies and procedures reasonably designed to achieve compliance with the CEA, the CFTC rules thereunder, and the rules of each applicable Governmental Entity. With respect to each such Party’s Subsidiaries claiming an exemption from registration with the CFTC as either a “commodity pool operator” or “commodity trading advisor,” each such Subsidiary has made all required exemption notice filings and affirmed on an annual basis with the CFTC its reliance on such applicable exemption from registration, as applicable. Except as would not be material to such Party and its Subsidiaries, individually or taken as a whole, as of the date hereof, none of such Party’s Subsidiaries is currently subject to, or has received any written notice of, an examination, inspection, investigation or inquiry by the CFTC or the NFA, and since the Applicable Date, no examination or inspection has been started or completed for which no examination report is available.

5.29        No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by such Party in this Article V and Article VI, no such Party nor any other Person makes any express or implied representation or warranty with respect to such Party or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and such Party expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, no such Party nor any other Person makes or has made any representation or warranty to any other Party or any of such other Party’s Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to such Party, any of its Affiliates or any of their respective businesses or (b) any oral or written information made available to any other Party or any of such other Party’s Affiliates or Representatives in the course of their evaluation of such Party, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.29 shall limit a Party’s remedies in the event of common law fraud arising from the express representations and warranties made by any other Party in this Article V and Article VI.

ARTICLE VI

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EQUITABLE AND COREBRIDGE

Except as set forth in the Reports of Equitable or AllianceBernstein (in the case of Equitable) or the Reports of Corebridge (in the case of Corebridge), in each case, publicly filed with or furnished to the SEC during the period from the Applicable Date through the Business Day prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature unless, in each case, citing a historical fact) or in the corresponding sections or subsections of the Equitable Disclosure Letter or Corebridge Disclosure Letter delivered to the other Party concurrently with the execution and delivery of this Agreement (it being agreed that for purposes of the representations and warranties set forth in this Article VI, disclosure of any item in any section or subsection of the Equitable Disclosure Letter or Corebridge Disclosure Letter, as applicable, shall be deemed disclosure with respect to any other section or subsection of the Equitable Disclosure Letter or Corebridge Disclosure Letter, as applicable, to which the relevance of such item is reasonably apparent on its face), Equitable hereby represents and warrants to Corebridge, in respect of Section 6.1, Section 6.2, Section 6.3 and Section 6.4, and Corebridge hereby represents and warrants to Equitable, in respect of Section 6.5, Section 6.6, Section 6.7, Section 6.8 and Section 6.9, that:

6.1          Equitable Capital Structure. In the case of Equitable, the authorized share capital of Equitable consists of 2,000,000,000 shares of Equitable Common Stock, of which 281,389,298 shares were issued and outstanding as of the close of business on March 23, 2026 (the “Capitalization Date”), and 200,000,000 shares of preferred stock, par value $1.00 per share, of Equitable (“Equitable Preferred Stock” and collectively with Equitable Common Stock, “Equitable Stock”), of which 33,350 have been designated as Series A Fixed Rate Noncumulative Perpetual Preferred Stock (32,000 of which were issued and outstanding as of the Capitalization Date), and 12,000 have been designated as Series C Fixed Rate Reset Noncumulative Perpetual Preferred Stock (12,000 of which were issued and outstanding as of the Capitalization Date). All of the outstanding shares of Equitable Stock have been, and all shares of Equitable Stock to be issued pursuant to this Agreement will be, duly authorized, validly issued, fully paid and nonassessable, and none of the shares of Equitable Stock to be issued pursuant to this Agreement will be issued in violation of any applicable Laws or any preemptive or similar rights. Equitable has no shares of any series of Equitable Preferred Stock reserved for issuance, except that, as of the Capitalization Date, there were (a) 520,370 shares of Equitable Common Stock reserved for issuance upon the exercise, settlement and vesting of Equitable Options, (b) 2,250,252 shares of Equitable Common Stock reserved for issuance upon the settlement or vesting of Equitable RSUs, and (c) 1,354,343 shares of Equitable Common Stock reserved for issuance upon the settlement or vesting of Equitable Performance Shares (assuming achievement of applicable performance goals at target value). Section 6.1 of the Equitable Disclosure Letter sets forth as of the Capitalization Date, a complete and correct list of all outstanding (i) Equitable Options and (ii) rights of any kind, contingent or accrued, to receive shares of Equitable Common Stock or benefits measured in whole or in part by the value of a number of shares of Equitable Common Stock granted by Equitable (including Equitable RSUs and Equitable Performance Shares), other than Equitable Options and purchase rights under the Equitable ESPP, in each case of clauses (i) and (ii), the number of shares of Equitable Common Stock issuable thereunder or with respect thereto and the exercise price (if any). Each of the outstanding shares of capital stock or other securities of each of Equitable’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of Equitable’s Significant Subsidiaries is owned by Equitable or by a direct or indirect wholly owned Subsidiary of Equitable, free and clear of any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, restriction, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (excluding such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions, an “Encumbrance”, and any action of correlative meaning, to “Encumber”). As of the date of this Agreement, except as set forth in this Section 6.1, there are no outstanding subscriptions, options, warrants, puts, call agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Equitable of any equity securities of Equitable, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Equitable and neither Equitable nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of Equitable. The shares of Equitable Stock are registered under the Exchange Act. Since the Capitalization Date and through the date of this Agreement, Equitable has not (A) issued any shares of Equitable Common Stock (other than upon the exercise or settlement of Equitable Equity Awards outstanding as of the Capitalization Date, or in connection with matching contributions to Equitable’s 401(k) Plans in accordance with the terms of the plan documents) or (B) granted any Equitable Equity Awards or similar awards. Equitable does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Equitable on any matter.

6.2          Equitable Recommendation and Fairness. In the case of Equitable, the Equitable Board has, at a meeting duly called and held at which all directors of Equitable were present, duly and unanimously adopted resolutions (a) determining that this Agreement and the Transactions are fair to, and in the best interests of, Equitable and the holders of shares of Equitable Common Stock, (b) approving and declaring advisable this Agreement and the Transactions, including the Equitable Merger, (c) directing that this Agreement be submitted to the holders of shares of Equitable Common Stock for their adoption, and (d) resolving to recommend that the holders of shares of Equitable Common Stock adopt this Agreement (the “Equitable Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.2(d)(ii). In the case of Equitable, the Equitable Board has received the opinion of its financial advisor, Goldman Sachs & Co. LLC, to the effect that, as of the date of this Agreement, taking into account the Corebridge Merger, and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Goldman Sachs & Co. LLC set forth therein, the Equitable Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders (other than Corebridge and its Affiliates) of Equitable Common Stock.

6.3          Equitable Brokers and Finders. In the case of Equitable, neither Equitable nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that Equitable has engaged Goldman Sachs & Co. LLC as its financial advisor, the fees and expenses of which will be paid by Equitable.

6.4          Equitable Funds. In the case of Equitable, Section 6.4 of the Equitable Disclosure Letter sets forth a complete and correct list of each Equitable Fund that is a Fund, and, with respect to each such Equitable Fund as of the Base Date, (a) the Base Date Equitable Client AUM for such Equitable Fund, (b) the applicable fee rate used to calculate the Base Date Equitable Client Revenue Run-Rate for such Fund, and (c) the Base Date Equitable Client Revenue Run-Rate for such Equitable Fund (the “Equitable Fund Schedule”).

6.5          Corebridge Capital Structure. In the case of Corebridge, the authorized share capital of Corebridge consists of 2,500,000,000 shares of Corebridge Common Stock, of which 456,727,266 shares were issued and outstanding as of the close of business on the Capitalization Date, and 250,000,000 shares of preferred stock, par value $1.00 per share, of which 500,000 have been designated as Corebridge Preferred Stock (of which 500,000 were issued and outstanding as of the Capitalization Date). All of the outstanding shares of Corebridge Stock have been duly authorized and are validly issued, fully paid and nonassessable. Corebridge has no shares of Corebridge Common Stock or Corebridge Preferred Stock reserved for issuance, except that, as of the Capitalization Date, there were (a) 3,487,664 shares of Corebridge Common Stock reserved for issuance upon the exercise, settlement and vesting of outstanding Corebridge Options, (b) 3,968,976 shares of Corebridge Common Stock reserved for issuance upon the settlement or vesting of outstanding Corebridge RSUs, (c) 866,235 shares of Corebridge Common Stock reserved for issuance upon the settlement or vesting of outstanding Corebridge PSUs (assuming achievement of applicable performance goals at target value) and (d) 122,791 shares of Corebridge Common Stock reserved for issuance upon the settlement or vesting of outstanding Corebridge DSUs. Section 6.5 of the Corebridge Disclosure Letter sets forth as of the Capitalization Date, a complete and correct list of all outstanding (i) Corebridge Options and (ii) rights of any kind, contingent or accrued, to receive shares of Corebridge Common Stock or benefits measured in whole or in part by the value of a number of shares of Corebridge Common Stock granted by Corebridge (including Corebridge RSUs, Corebridge PSUs and Corebridge DSUs), other than Corebridge Options, in each case of clauses (i) and (ii), the number of shares of Corebridge Common Stock issuable thereunder or with respect thereto and the exercise price (if any). Each of the outstanding shares of capital stock or other securities of each of Corebridge’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of Corebridge’s Significant Subsidiaries is owned by Corebridge or by a direct or indirect wholly owned Subsidiary of Corebridge, free and clear of any Encumbrance. As of the date of this Agreement, except as set forth in this Section 6.5, there are no outstanding subscriptions, options, warrants, puts, call agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Corebridge of any equity securities of Corebridge, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Corebridge and neither Corebridge nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of Corebridge. The shares of Corebridge Stock are registered under the Exchange Act. Since the Capitalization Date and through the date of this Agreement, Corebridge has not (A) issued any shares of Corebridge Common Stock (other than upon the exercise or settlement of Corebridge Equity Awards outstanding as of the Capitalization Date, or in connection with matching contributions to Corebridge’s 401(k) Plans in accordance with the terms of the plan documents) or (B) granted any Corebridge Equity Awards or similar awards. Corebridge does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Corebridge on any matter.

6.6          HoldCo, Equitable Merger Sub and Corebridge Merger Sub. In the case of Corebridge:

(a)          HoldCo.

(i)          HoldCo is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(ii)         HoldCo (A) was formed solely for the purpose of entering into the Transactions and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iii)        The authorized share capital of HoldCo consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by Corebridge free and clear of any Encumbrance.

(iv)        HoldCo has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only to adoption of this Agreement by Corebridge as the sole stockholder of HoldCo. This Agreement has been duly executed and delivered by HoldCo and constitutes a valid and binding agreement of HoldCo enforceable against HoldCo in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(v)         The execution, delivery and performance of this Agreement by HoldCo do not, and the consummation of the Transactions will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of HoldCo.

(b)          Equitable Merger Sub.

(i)          Equitable Merger Sub is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(ii)         Equitable Merger Sub (A) was formed solely for the purpose of entering into the Transactions and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iii)        The authorized share capital of Equitable Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by HoldCo free and clear of any Encumbrance. Since its date of incorporation, Equitable Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iv)        Equitable Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Equitable Merger Sub and constitutes a valid and binding agreement of Equitable Merger Sub enforceable against Equitable Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(v)         The execution, delivery and performance of this Agreement by Equitable Merger Sub do not, and the consummation of the Transactions will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of Equitable Merger Sub.

(c)          Corebridge Merger Sub.

(i)          Corebridge Merger Sub is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(ii)         Corebridge Merger Sub (A) was formed solely for the purpose of entering into the Transactions and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iii)        The authorized share capital of Corebridge Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by HoldCo free and clear of any Encumbrance. Since its date of incorporation, Corebridge Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iv)        Corebridge Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Corebridge Merger Sub and constitutes a valid and binding agreement of Corebridge Merger Sub enforceable against Corebridge Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(v)         The execution, delivery and performance of this Agreement by Corebridge Merger Sub do not, and the consummation of the Transactions will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of Corebridge Merger Sub.

6.7          Corebridge Recommendation and Fairness. In the case of Corebridge, the Corebridge Board has, at a meeting duly called and held at which all directors of Corebridge were present, duly and unanimously adopted resolutions (a) determining that this Agreement and the Transactions are fair to, and in the best interests of, Corebridge and the holders of shares of Corebridge Common Stock, (b) approving and declaring advisable this Agreement and the Transactions, including the Corebridge Merger, (c) directing that this Agreement be submitted to the holders of shares of Corebridge Common Stock for their adoption, and (d) resolving to recommend that the holders of shares of Corebridge Common Stock adopt this Agreement (the “Corebridge Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.2(d)(ii). In the case of Corebridge, the Corebridge Board has received the opinion of Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley & Co. LLC and other matters set forth therein, the Corebridge Exchange Ratio is fair from a financial point of view to the holders (other than Equitable and its affiliates) of Corebridge Common Stock.

6.8          Corebridge Brokers and Finders. In the case of Corebridge, neither Corebridge nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that Corebridge has engaged Morgan Stanley & Co. LLC as its financial advisor, the fees and expenses of which will be paid by Corebridge.

6.9          Corebridge Funds. Section 6.9 of the Corebridge Disclosure Letter sets forth a complete and correct list of (a) each of Corebridge’s Private Funds and (b) each of Corebridge’s Public Funds.

ARTICLE VII

COVENANTS

7.1          Interim Operations.

(a)          Each of Equitable and Corebridge covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Closing, and except as (w) otherwise expressly contemplated by this Agreement, (x) required by a Governmental Entity or applicable Law, (y) pre-approved in writing by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed) or (z) set forth in Section 7.1(a) of such Party’s Disclosure Letter, the businesses of it and its Subsidiaries shall be conducted in all material respects in the Ordinary Course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, policy holders, counterparties, suppliers, licensors, licensees, distributors, creditors, lessors, Employees and business associates and keep available the services of its and its Subsidiaries’ present officers, Employees and agents; provided that no action by either Party or any of its Subsidiaries to the extent expressly permitted by an exception to the next succeeding sentence of this Section 7.1(a) (including clauses (i) through (xxiii)) shall be a breach of this sentence. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Closing, except as otherwise (A) expressly contemplated by this Agreement, (B) required by a Governmental Entity or applicable Law, (C) pre-approved in writing by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed) or (D) set forth in Section 7.1(a) of such Party’s Disclosure Letter, each of Equitable and Corebridge, on its own account, shall not and shall cause its Subsidiaries not to:

(i)          make or propose any change (whether by merger, consolidation or otherwise) to such Party’s Organizational Documents or, except for amendments that would not materially restrict the operations of such Party’s businesses, the Organizational Documents of such Party’s Subsidiaries;

(ii)         other than in the Ordinary Course, except for any such transactions among its wholly owned Subsidiaries, (A) merge or consolidate itself or any of its Subsidiaries with any other Person, or (B) restructure, reorganize or completely or partially liquidate;

(iii)        acquire assets outside of the Ordinary Course from any other Person (A) with a fair market value or purchase price in excess of $35,000,000 in the aggregate in any transaction or series of related transactions (including incurring any Indebtedness related thereto), in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or (B) that would reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the Transactions, in each case, other than investment portfolio transactions undertaken in the Ordinary Course and in compliance with such Party’s Investment Guidelines or acquisitions of inventory or other goods in the Ordinary Course;

(iv)         issue, sell, pledge, dispose of, grant, transfer, Encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares (A) by its wholly owned Subsidiary to it or another of its wholly owned Subsidiaries, (B) in respect of equity-based awards outstanding as of the date of this Agreement, or (C) granted in accordance with Section 7.1(a)(xix), the Equitable ESPP or the Corebridge ESPP, in each of clauses (B) and (C), in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)          other than in the Ordinary Course, create or incur any Encumbrance (other than any Permitted Encumbrances) over any material portion of the property and assets of such Party and its Subsidiaries, taken as a whole;

(vi)        make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from such Party and any of its wholly owned Subsidiaries, in connection with investment portfolio transactions undertaken in the Ordinary Course and in compliance with such Party’s Investment Guidelines, or in accordance with Section 7.1(a)(xix)) in excess of $25,000,000 in the aggregate;

(vii)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary, (B) dividends paid on Equitable Common Stock, Corebridge Common Stock, AllianceBernstein Units or AllianceBernstein Holding Units, as applicable, (x) with declaration, record and payment dates substantially consistent with those of the dividends paid by such Person in its most recent fiscal year and (y) in the amount(s) set forth on Section 7.1(a)(vii) of the applicable Party’s Disclosure Letter or (C) dividends payable in accordance with the terms of any series of Equitable Preferred Stock or Corebridge Preferred Stock (x) at such times and in a manner consistent with such Party’s historical dividend practice and (y) in the amount(s) set forth on Section 7.1(a)(vii) of the applicable Party’s Disclosure Letter);

(viii)      reclassify, split, combine, subdivide or redeem, purchase (through such Party’s share repurchase program or otherwise) or otherwise acquire, directly or indirectly, any of such Party’s or its Subsidiaries’ capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than with respect to (A) the capital stock or other equity interests of a wholly owned Subsidiary of such Party; (B) net withholding upon the exercise or settlement of equity-based awards outstanding as of the date of this Agreement or granted in accordance with Section 7.1(a)(xix) in the Ordinary Course and in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement; or (C) such Party’s matching contributions to its 401(k) Plans in the form of capital stock in the Ordinary Course and in accordance with the terms of the plan documents as in effect on the date of this Agreement;

(ix)         except to the extent set forth in Section 7.1(a)(ix) of such Party’s Disclosure Letter, make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure (A) to the extent reasonably necessary to avoid a material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or IT Assets, or any other similar cause not reasonably within the control of such Party or its Subsidiaries, (B) not in excess of $35,000,000 in the aggregate during any consecutive twelve (12) month period, or (C) expenditures that such Party reasonably determines are necessary to maintain the safety and integrity of any of its or its Subsidiaries assets or properties in response to any unanticipated and subsequently discovered events, occurrences or developments (provided that such Party shall use its reasonable best efforts to consult with the other Party prior to making or agreeing to any such capital expenditure);

(x)         other than in the Ordinary Course or as permitted by Section 7.19(d), enter into any Contract that would have been a Material Contract, IMA or Reinsurance Agreement had it been entered into prior to this Agreement or amend, modify, supplement, waive, terminate, assign, convey, Encumber or otherwise transfer, in whole or in part, any material rights or interest pursuant to or in any Material Contract, IMA or Reinsurance Agreement other than expirations of any such Contract in the Ordinary Course in accordance with the terms of such Contract;

(xi)        other than in the Ordinary Course or with respect to amounts that are not material to such Party and its Subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by it or any of its Subsidiaries or waive any rights held by it or any of its Subsidiaries;

(xii)       settle or compromise, or offer or propose to settle or compromise any material Proceeding, including before a Governmental Entity, except in accordance with the parameters set forth in Section 7.1(a)(xii) of such Party’s Disclosure Letter; provided that no such settlement or compromise, or offer in respect thereof, (A) may involve any injunctive or other non-monetary relief which, in either case, imposes any material restrictions on the business operations of such Party and its Subsidiaries or Affiliates or (B) shall reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the Transactions;

(xiii)      except as required by statutory or regulatory accounting rules or GAAP, SAP or regulatory requirements with respect thereto or applicable Law, (A) make any changes with respect to its material accounting policies or procedures; (B) make any material change to the Investment Guidelines or any investment or hedging practice, guideline or policy of such Party or any of its Subsidiaries, as applicable, in each case, in effect on the date hereof; or (C) make any material change to any practice, guideline or policy of such Party or any of its Subsidiaries relating to underwriting, pricing, claim handling, loss control, investment, reserving, reinsurance or retrocession or actuarial matters, as applicable, in each case, in effect on the date hereof;

(xiv)      other than in the Ordinary Course, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any Tax Return other than on a basis consistent with past practice, enter into any material closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax;

(xv)       transfer, assign, license, pledge, sell, lease, divest, cancel or otherwise dispose of, or permit or suffer to exist the creation of any Encumbrance upon (except for Permitted Encumbrances), any assets (tangible or intangible), product lines or businesses material to it and its Subsidiaries, taken as a whole, including capital stock of any of its Subsidiaries, except in connection with (A) sales of goods or services provided in the Ordinary Course, (B) sales of obsolete assets, (C) sales, leases, licenses or other dispositions of assets (not including services) with a fair market value not in excess of $35,000,000 in the aggregate other than pursuant to Material Contracts in effect prior to the date of this Agreement, or entered into after the date of this Agreement in accordance with this Agreement (provided that this clause (C) shall not permit the sale, exclusive license or other disposition, other than a non-exclusive license in the Ordinary Course, of any material Intellectual Property), or (D) the non-exclusive license of Intellectual Property in the Ordinary Course;

(xvi)      cancel, abandon, waive, fail to renew or maintain permissions, or otherwise allow to lapse or expire any Intellectual Property that is material to the businesses of Equitable and its Subsidiaries or Corebridge and its Subsidiaries, as applicable, taken as a whole, as each are currently conducted, except in the case of the expiration of Intellectual Property at the end of its maximum statutory duration in accordance with its statutory terms (after exercising any renewal rights or options except if such Party or any of its Subsidiaries, in the exercise of its reasonable business judgment, opts not to so exercise);

(xvii)     amend or fail to comply with Equitable’s and its Subsidiaries’ or Corebridge’s and its Subsidiaries’ or, as applicable, privacy and security policies, or alter the operation or security of any IT Assets owned, controlled, used or held for use in the operation of Equitable’s and its Subsidiaries’ or Corebridge’s and its Subsidiaries’ businesses, as applicable, in each case, in a manner that would be materially less protective of such IT Assets or any confidential or proprietary information that is owned by or in the possession or control of Equitable or any of its Subsidiaries or Corebridge or any of its Subsidiaries, as applicable, including any information stored on or processed by such IT Assets;

(xviii)    maintain in all material respects any existing anti-bribery and anti‑corruption and applicable export, reexport, import, economic sanctions and anti‑boycott compliance policies, procedures and internal controls, and (A) not materially weaken such policies, procedures or internal controls; and (B) promptly notify the other Party in writing of any written notice of any material inquiry, investigation or Proceeding by a Governmental Entity related to any actual or potential or alleged material violation of anti‑bribery and anti‑corruption or applicable export, reexport, import, economic sanctions or anti‑boycott Laws related to such Party or its Subsidiaries;

(xix)      (x) increase or change the compensation or benefits payable to any Employee other than in the Ordinary Course; provided that, notwithstanding the foregoing, except as expressly disclosed in Section 7.1(a)(xix) of such Party’s Disclosure Letter or pursuant to an Equitable Benefit Plan or Corebridge Benefit Plan, as applicable, in effect as of the date of this Agreement, the Parties shall not: (A) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards under any Equitable Benefit Plan or Corebridge Benefit Plan, as applicable; (B) grant any transaction or retention bonuses; (C) increase or change the compensation or benefits payable to any Designated Executive (other than changes in benefits that are generally applicable to all salaried Employees in the particular geographic region and that are made in the Ordinary Course); (D) increase or change the severance terms applicable to any Employee; (E) terminate the employment of any Designated Executive (other than for cause) or hire or promote any individual into a Designated Executive position; or (F) accelerate the vesting of any compensation or benefits for the benefit of any Employee, or (y) establish, adopt, enter into or amend any material Equitable Benefit Plan or material Corebridge Benefit Plan or any arrangement that would have been a material Equitable Benefit Plan or material Corebridge Benefit Plan had it been in effect as of the date of this Agreement, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase or result in a material increase in administrative costs;

(xx)       become a party to, establish, adopt, materially amend, renew or terminate any collective bargaining agreement or other labor-related agreement with a labor union, works council or other labor organization;

(xxi)      incur any Indebtedness for borrowed money or in respect of derivatives or other hedging Contracts, issue any debt securities, warrants or other rights to acquire any debt security, or guarantee any of the foregoing, except for (A) Indebtedness incurred in the Ordinary Course under Equitable’s or Corebridge’s (or its respective Subsidiary’s), as applicable, (1) revolving credit facilities and other lines of credit existing as of the date of this Agreement or (2) securities lending arrangements, repurchase agreements and funding agreements, (B) guarantees by Equitable or any wholly owned Subsidiary of Equitable of Indebtedness of Equitable or any other wholly owned Subsidiary of Equitable, (C) guarantees by Corebridge or any wholly owned Subsidiary of Corebridge of Indebtedness of Corebridge or any other wholly owned Subsidiary of Corebridge, (D) Indebtedness incurred in connection with, or in contemplation of, a refinancing or replacement of existing Indebtedness (but in all cases which refinancing or replacement shall not, immediately after giving effect to the discharge of such existing Indebtedness, increase the aggregate principal amount of Indebtedness permitted to be outstanding thereunder (other than with respect to increased amounts attributable to unpaid accrued interest, fees and premiums, defeasance costs, and underwriting discounts, fees, commissions and expenses associated therewith) and in each case such Party shall use reasonable best efforts to obtain such Indebtedness on customary commercial terms consistent in all material respects with the Indebtedness being refinanced or replaced), (E) Indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the Ordinary Course, (F) interest, exchange rate and commodity swaps, options, futures, forward Contracts and similar derivatives or other hedging Contracts (1) not entered for speculative purposes and (2) entered into in the Ordinary Course and in compliance with its bona fide risk management and hedging policies or practices or (G) Indebtedness incurred by mutual agreement of the Parties in accordance with Section 7.7;

(xxii)     (A) enter into any new material line of business outside of the existing business of such Party and its Subsidiaries or (B) abandon, discontinue or withdraw from any existing material line of business; or

(xxiii)    agree or commit to do any of the foregoing.

(b)          With respect to Equitable and Corebridge, nothing contained in this Agreement shall give such Party, directly or indirectly, the right to control or direct the other Party’s operations prior to the Closing. Prior to the Closing, each of Equitable and Corebridge will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.2          Acquisition Proposals; Change of Recommendation.

(a)          No Solicitation. Except as expressly permitted by this Section 7.2, neither Equitable and Corebridge shall, and each shall cause its Subsidiaries and its and their respective Subsidiaries’ directors and officers not to, and each shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors and representatives (such Persons, collectively, “Representatives”) not to, in each case directly or indirectly:

(i)          initiate, solicit, propose, knowingly encourage (including by way of furnishing information) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify whether such inquiry, proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 7.2(a));

(ii)         engage in, continue or otherwise participate in any discussions with or negotiations relating to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than discussions solely to clarify whether such inquiry, proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 7.2(a));

(iii)        provide any nonpublic information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal; or

(iv)        otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal.

(b)          Exceptions. Notwithstanding anything in Section 7.2(a) to the contrary, prior to the time, but not after, in the case of Equitable, the Requisite Equitable Vote is obtained or, in the case of Corebridge, the Requisite Corebridge Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal received on or after the date of this Agreement (that did not arise from or in connection with a breach of the obligations set forth in this Section 7.2), Equitable or Corebridge, as applicable, may:

(i)          provide information in response to a request therefor (including nonpublic information regarding it or any of its Subsidiaries) to the Person who made such Acquisition Proposal; provided, however, that such information has previously been made available to, or is made available to, Equitable or Corebridge, as applicable, prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, Equitable or Corebridge, as applicable, receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms that are not less favorable to Equitable or Corebridge, as applicable, and not less restrictive to such Person than the terms in the Confidentiality Agreement are on Equitable or Corebridge, as applicable (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal); provided, further, that if the Person making such Acquisition Proposal is a known competitor of Equitable or Corebridge, as applicable, Equitable or Corebridge, as applicable, shall not provide any commercially sensitive nonpublic information to such Person in connection with any actions permitted by this Section 7.2(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

(ii)         participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Equitable Board or the Corebridge Board, as applicable, determines in good faith that (A) after consultation with its financial advisor and outside legal counsel, based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal or is reasonably be expected to result in a Superior Proposal and (B) after consultation with its outside legal counsel, failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)          Notice of Acquisition Proposals. Equitable or Corebridge, as applicable, shall promptly (and, in any event, within twenty-four (24) hours) give notice to the other Party if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, are received by, (ii) any information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, in each case, it or any of its Representatives, setting forth in such notice the identity of such Person making such inquiry, proposal, offer or information request or seeking any such discussions or negotiations, a copy of the Acquisition Proposal (including proposed agreements) or, if not in writing, a written summary in reasonable details of the material terms and conditions of any such Acquisition Proposal and thereafter shall keep the other Party reasonably informed, on a current basis (and, in any event, within twenty-four (24) hours), of the status and material terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

(d)          No Change of Recommendation.

(i)          Except as permitted by Section 7.2(d)(ii) and Section 7.2(e), neither the Equitable Board nor the Corebridge Board, including any committee thereof, as applicable, shall:

(A)          withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Equitable Recommendation, in the case of the Equitable Board or any committee thereof, or the Corebridge Recommendation, in the case of the Corebridge Board or any committee thereof, in a manner adverse to Equitable or Corebridge, as applicable;

(B)          fail to include the Equitable Recommendation or the Corebridge Recommendation, as applicable, in the Proxy/Prospectus;

(C)          fail to (x) reaffirm the Equitable Recommendation or Corebridge Recommendation, as applicable, and (y) recommend against acceptance of a tender or exchange offer by its stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Equitable Common Stock or Corebridge Common Stock, as applicable (other than by Equitable or an Affiliate of Equitable or Corebridge or an Affiliate of Corebridge, as applicable), in each case, within ten (10) Business Days after the commencement of such tender offer or exchange offer (or, if earlier, prior to the Equitable Stockholders Meeting or Corebridge Stockholders Meeting, as applicable);

(D)          approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, exclusivity agreement or other agreement (other than a confidentiality agreement referred to in Section 7.2(b)(i) entered into in compliance with Section 7.2(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”);

(E)          resolve, agree or publicly propose to take any of the foregoing actions (and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), a “Change of Recommendation”); or

(F)           cause or permit Equitable or Corebridge, as applicable, to enter into an Alternative Acquisition Agreement.

(ii)         Notwithstanding anything in this Agreement to the contrary, prior to the time, in the case of Equitable, the Requisite Equitable Vote is obtained or, in the case of Corebridge, the Requisite Corebridge Vote is obtained, the Equitable Board or the Corebridge Board, as applicable, may effect a Change of Recommendation if (A)(1) an unsolicited, bona fide written Acquisition Proposal received on or after the date of this Agreement that did not arise from or in connection with a breach of the obligations set forth in Section 7.2(a) is received by Equitable or Corebridge, as applicable, and is not withdrawn, and the Corebridge Board or the Equitable Board, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel and that such Acquisition Proposal constitutes a Superior Proposal or (2) an Intervening Event has occurred, and (B) the Equitable Board or Corebridge Board, as applicable, determines in good faith, after consultation with its outside legal counsel, that failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that a Change of Recommendation may not be made unless and until Equitable has given Corebridge or Corebridge has given Equitable, as applicable, written notice of such action and the basis therefor five (5) Business Days in advance, which notice shall set forth in writing that the Equitable Board or the Corebridge Board, as applicable, intends to consider whether to take such action and (x) in the case of a Superior Proposal, comply in form, substance and delivery with the provisions of Section 7.2(c) and (y) in the case of an Intervening Event, include a reasonably detailed description of such Intervening Event (such notice, the “Board Recommendation Notice”). After giving such Board Recommendation Notice and prior to effecting a Change of Recommendation, Equitable or Corebridge, as applicable, shall negotiate in good faith with the other Party (to the extent the other Party wishes to negotiate), to make such revisions to the terms of this Agreement as would permit the Equitable Board or the Corebridge Board, as applicable, not to effect a Change of Recommendation in response thereto. At the end of the five (5) Business Day period, prior to and as a condition to taking action to effect a Change of Recommendation, the Equitable Board or the Corebridge Board, as applicable, shall take into account any changes to the terms of this Agreement proposed in writing by the other Party and any other information offered by the other Party in response to the Board Recommendation Notice, and shall have determined in good faith that (I) in the case of a Superior Proposal, after consultation with its financial advisor and its outside legal counsel, such Superior Proposal would continue to constitute a Superior Proposal and, in the case of an Intervening Event, that such Intervening Event remains in effect and (II) after consultation with its outside legal counsel, the failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, if such changes offered in writing by the other Party were to be given effect. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 7.2(c) and this Section 7.2(d)(ii) except that references in this Section 7.2(d)(ii) to “five (5) Business Days” shall be deemed to be references to “three (3) Business Days.”

(e)          Certain Permitted Disclosure. Nothing contained in this Section 7.2 shall prohibit Equitable or Corebridge, as applicable, from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal if, in the case of this clause (i), in the good faith judgment of the Equitable Board or the Corebridge Board, as applicable, after consultation with its outside legal counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, or (ii) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, or from making any “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, so long as any action taken or statement made is consistent with this Section 7.2; provided that neither Equitable nor Corebridge may effect a Change of Recommendation except in accordance with Section 7.2(d)(ii). Any disclosure by the Equitable or Corebridge relating to an Acquisition Proposal shall be deemed to be a Change of Recommendation by such Party unless the Equitable Board or the Corebridge Board, as applicable, reaffirms its recommendation and declaration of advisability with respect to this Agreement and the Transactions in such disclosure.

(f)          Existing Discussions. Each of Equitable and Corebridge shall, and shall cause its Subsidiaries and its and their respective Subsidiaries’ directors and officers to, and shall direct and use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. Each of Equitable and Corebridge shall promptly deliver a written notice to each such Person with whom it was discussing an Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal, providing only that Equitable or Corebridge, as applicable, is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal, which notice shall also request the prompt return or destruction of all confidential information concerning Equitable and its Subsidiaries or Corebridge and its Subsidiaries, as applicable, heretofore furnished to such Person by or on behalf of Equitable or Corebridge, as applicable. Each of Equitable and Corebridge shall promptly terminate all physical and electronic data access previously granted to each such Person with whom it was discussing an Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal.

(g)          Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Closing, neither Equitable nor Corebridge shall terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which either Equitable or Corebridge, or any of its Subsidiaries is a party, and each of Equitable and Corebridge shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; notwithstanding anything in this Agreement to the contrary, Equitable or Corebridge shall be permitted to take any such action prohibited by this Section 7.2(g) if (i) such Party receives a written request from a third party to take such action and the Equitable Board or the Corebridge Board, as applicable, determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) such Party promptly (and in no event later than twenty-four (24) after taking such action) provides written notice to the other Party that it has taken such action and includes the identity of the applicable third party in such written notice. Notwithstanding anything in this Agreement to the contrary, Section 9 of the Confidentiality Agreement is hereby terminated and shall have no further force or effect.

(h)          Breach by Representatives. It is understood that any violation of the restrictions set forth in this Section 7.2 by any Representative of either Equitable or Corebridge will be deemed to be a breach of this Section 7.2 by such Party.

7.3          Proxy/Prospectus Filing; Information Supplied.

(a)          As promptly as practicable after the date of this Agreement, and in any event no later than forty five (45) days after the date of this Agreement, Equitable and Corebridge shall prepare and cause HoldCo to file with the SEC, HoldCo’s registration statement on Form S‑4 (as amended or supplemented from time to time, the “Registration Statement”), which Registration Statement shall include the joint proxy statement relating to the Equitable Stockholders Meeting and the Corebridge Stockholders Meeting (as amended or supplemented from time to time, the “Proxy/Prospectus”). Each of Equitable and Corebridge shall use its reasonable best efforts to, in consultation with the other Party, (i) set a record date for its respective Stockholders Meeting, which record date shall be prior to the effectiveness of the Registration Statement and shall be the same record date as the other Party’s Stockholders Meeting, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act, (iii) thereafter cause the Proxy/Prospectus to be mailed to stockholders of Equitable and Corebridge, as applicable, as promptly as reasonably practicable after the Registration Statement is declared effective and, in any event, within ten (10) Business Days of the earlier occurrence of either (A) (x) the date that is ten (10) days after the filing of the Registration Statement if the SEC does not indicate it will be providing comments or (y) such earlier date as Equitable or Corebridge receives confirmation that the SEC will not provide comments or indicates that it does not plan to provide comments to the filing of the Registration Statement, or (B) within two (2) Business Days after the SEC confirms that it has no further comments on the Registration Statement (the “Registration Statement Clearance Date”) and (iv) maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions.

 (b)         Each of Equitable and Corebridge shall (i) promptly (and in any event, no less than twenty-four (24) hours after a director or senior executive officer of such party becomes aware) notify the other of the receipt of all comments from the staff of the SEC and of any request by the staff of the SEC for any amendment or supplement to the Registration Statement or the Proxy/Prospectus or for additional information, (ii) promptly (and in any event, no less than twenty-four (24) hours after a director or senior executive officer of such party becomes aware) provide the other with copies of all correspondence between it or any of its Representatives and the staff of the SEC with respect to the Registration Statement or Proxy/Prospectus, (iii) use its reasonable best efforts to respond promptly to comments from the staff of the SEC and (iv) following the Registration Statement Clearance Date, as promptly as reasonably practicable request that the SEC declare the Registration Statement effective promptly. Each of Equitable and Corebridge shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of shares of HoldCo Common Stock, any series of Equitable Preferred Stock or Corebridge Preferred Stock for offering or sale in any jurisdiction, and each of Equitable, Corebridge and HoldCo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Corebridge shall, and shall cause HoldCo to, use its reasonable best efforts to take any other action (other than qualifying to do business in any jurisdiction in which it is not so qualified on the date of this Agreement) required to be taken under any applicable securities Laws in connection with the Transactions, the issuance of shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock and Series 2 HoldCo Preferred Stock pursuant to this Agreement and the treatment of Equitable Options, Corebridge Options, other Equitable Equity Awards and other Corebridge Equity Awards pursuant to Section 2.8. Equitable shall furnish all information concerning Equitable and the holders of Equitable Common Stock, Equitable and other Equitable Equity Awards as may be reasonably requested in connection with any such action. Corebridge shall furnish all information concerning Corebridge and the holders of Corebridge Common Stock, Corebridge and other Corebridge Equity Awards as may be reasonably requested in connection with any such action.

(c)          Each of Equitable and Corebridge agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy/Prospectus will, at the date of mailing to the stockholders of Equitable and Corebridge and at the times of the Equitable Stockholders Meeting and Corebridge Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Equitable and Corebridge shall cause the Registration Statement and the Proxy/Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If, at any time prior to the applicable Effective Time, Equitable or Corebridge obtains knowledge of any information pertaining to it or previously provided by it for inclusion in the Registration Statement or the Proxy/Prospectus that would require any amendment or supplement to the Registration Statement or the Proxy/Prospectus so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such Party shall promptly advise the other Party and the Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and the Proxy/Prospectus and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Equitable stockholders and the Corebridge stockholders, as applicable.

(d)          Each of Equitable and Corebridge will provide its legal counsel with a reasonable opportunity to review and comment on drafts of the Registration Statement and the Proxy/Prospectus, responses to any comments from the staff of the SEC with respect thereto, and other documents related to the Equitable Stockholders Meeting, the Corebridge Stockholders Meeting or the issuance of the shares of HoldCo Common Stock, sub-series of Series 1 HoldCo Preferred Stock and Series 2 HoldCo Preferred Stock, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the stockholders of Equitable and Corebridge, as applicable. Each will include in the Registration Statement, the Proxy/Prospectus and such other documents related to the Equitable Stockholders Meeting, the Corebridge Stockholders Meeting or the issuance of the shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock and Series 2 HoldCo Preferred Stock with all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Equitable and its Subsidiaries included in the Registration Statement and the Proxy/Prospectus shall be in form and content satisfactory to Equitable, acting reasonably, and all information relating to Corebridge and its Subsidiaries included in the Registration Statement and the Proxy/Prospectus shall be in form and content satisfactory to Corebridge, acting reasonably. Notwithstanding the foregoing, the provisions of this Section 7.3(d) shall (i) not apply with respect to information relating to Change of Recommendation and (ii) in respect of documents filed by a Party that are incorporated by reference in the Registration Statement or Proxy/Prospectus, apply only with respect to the information relating to the other Party or the other Party’s business, financial condition or results of operations.

7.4          Stockholders Meetings.

(a)          Corebridge will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Corebridge Stockholders Meeting as promptly as practicable after the Registration Statement Clearance Date, and in any event (to the extent permitted by applicable Law) within fifty (50) days thereafter to consider and vote upon the adoption of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law, in accordance with Section 7.4(c), or if, as of the time for which the Corebridge Stockholders Meeting was originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of Corebridge Common Stock represented (either in person or by proxy) and voting to adopt this Agreement or to constitute a quorum necessary to conduct the business of the Corebridge Stockholders Meeting. Corebridge shall, subject to the right of the Corebridge Board to effect a Change of Recommendation in accordance with Section 7.2(d)(ii), use reasonable best efforts to solicit from the stockholders of Corebridge proxies in favor of the proposal to adopt this Agreement and to secure the Requisite Corebridge Vote (it being understood that the foregoing shall not require the Corebridge Board to recommend in favor of the adoption of this Agreement, if a Change of Recommendation has been effected in accordance with Section 7.2(d)(ii)).

(b)          Equitable will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Equitable Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective, and in any event (to the extent permitted by applicable Law) within fifty (50) days thereafter to consider and vote upon the adoption of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law, in accordance with Section 7.4(c), or if, as of the time for which the Equitable Stockholders Meeting was originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of Equitable Common Stock represented (either in person or by proxy) and voting to adopt this Agreement or to constitute a quorum necessary to conduct the business of the Equitable Stockholders Meeting. Equitable shall, subject to the right of the Equitable Board to effect a Change of Recommendation in accordance with Section 7.2(d)(ii), use reasonable best efforts to solicit from the stockholders of Equitable proxies in favor of the proposal to adopt this Agreement and to secure the Requisite Equitable Vote (it being understood that the foregoing shall not require the Equitable Board to recommend in favor of the adoption of this Agreement, if a Change of Recommendation has been effected in accordance with Section 7.2(d)(ii)).

(c)          Equitable and Corebridge shall cooperate to schedule and convene the Equitable Stockholders Meeting and the Corebridge Stockholders Meeting on the same date and at the same time. Each of Equitable and Corebridge agrees (i) to provide the other reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the applicable stockholder meeting) and (ii) to give written notice to the other Party one (1) day prior to the Equitable Stockholders Meeting or the Corebridge Stockholders Meeting, as applicable, and on the day of, but prior to the Equitable Stockholders Meeting or the Corebridge Stockholders Meeting, as applicable, indicating whether as of such date sufficient proxies representing the Requisite Equitable Vote or the Requisite Corebridge Vote, as applicable, have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the date the Equitable Stockholders Meeting or the Corebridge Stockholders Meeting, as applicable, is scheduled (in either case, the “Original Date”), (A) Equitable or Corebridge, as applicable, has not received proxies representing the Requisite Equitable Vote or the Requisite Corebridge Vote, as applicable, whether or not a quorum is present or (B) it is necessary to ensure that any supplement or amendment to the Proxy/Prospectus is required to be delivered, Equitable may, or if Corebridge so requests, shall, or Corebridge may, or if Equitable so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Equitable Stockholders Meeting or the Corebridge Stockholders Meeting, as applicable, as long as the date of the Equitable Stockholders Meeting or the Corebridge Stockholders Meeting, as applicable, is not postponed or adjourned more than seven (7) Business Days in connection with any one postponement or adjournment or more than an aggregate of twenty (20) Business Days from the Original Date in reliance on this sentence. In the event that Equitable or Corebridge, as applicable, postpones or adjourns the Equitable Stockholders Meeting or the Corebridge Stockholders Meeting, as applicable, the other Party may postpone or adjourn its stockholders meeting such that the Equitable Stockholders Meeting and the Corebridge Stockholders Meeting are scheduled on the same date.

(d)          Without limiting the generality of the foregoing, each of Equitable and Corebridge agrees that its obligations to hold the Equitable Stockholders Meeting and the Corebridge Stockholders Meeting, as applicable, pursuant to this Section 7.4 shall not be affected by the making of a Change of Recommendation by the Equitable Board or the Corebridge Board, as applicable, and its obligations pursuant to this Section 7.4 shall not be affected by the commencement of or announcement or disclosure of or communication to Equitable or Corebridge, as applicable, of any Acquisition Proposal (including any Superior Proposal) or the occurrence or disclosure of an Intervening Event as to Equitable or Corebridge, as applicable.

(e)          The only matters to be voted upon at the Equitable Stockholders Meeting and the Corebridge Stockholders Meeting are (i) in the case of Equitable, the Requisite Equitable Vote and routine proposals required in connection with such vote and (ii) in the case of Corebridge, the Requisite Corebridge Vote and routine proposals required in connection with such vote.

7.5          Cooperation; Efforts to Consummate.

(a)          On the terms and subject to the conditions set forth in this Agreement (including Section 7.2), Equitable and Corebridge shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to cause the conditions to the Closing set forth in Article VIII to be satisfied and consummate and make effective the Transactions, in each case, as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions.

(b)          Without limiting the general applicability of Section 7.5(a), each of Equitable and Corebridge shall, in consultation and cooperation with the other and as promptly as reasonably practicable, file (i) in no event later than forty five (45) days following the date of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required under the HSR Act with respect to the Transactions, (ii) in no event later than twenty (20) days following the date of this Agreement, with applicable Insurance Regulators, each Insurance Approval that is a “Form A” exemption request or equivalent exemption request, (iii) in no event later than forty five (45) days following the date of this Agreement, with applicable Insurance Regulators, the Insurance Approvals (other than (x) any “Form A” exemption request or equivalent exemption request or (y) to the extent required, biographical affidavits, fingerprint cards and background checks, business plans and financial projections, which shall follow as promptly as reasonably practicable thereafter), and (iv) all other authorizations, consents, orders, approvals, filings and declarations and all expirations of waiting periods listed in Exhibit G of this Agreement (each of the foregoing clauses (i) through (iv), collectively, the “Requisite Regulatory Approvals”); provided that, neither Equitable nor Corebridge shall submit a “Form A” exemption request or equivalent exemption request to an Insurance Regulator that has requested to receive a “Form A” Acquisition of Control Statement in connection with the Transactions; provided, further, that, in the event a “Form A” exemption request or equivalent exemption request is filed and not approved, each of Corebridge and Equitable shall, in consultation and cooperation with the other and as promptly as reasonably practicable, file in no event later than twenty (20) days following receipt of notice of such non-approval (and in any case, no later than sixty five (65) days following the date of this Agreement), such “Form A” Acquisition of Control Statement in connection with the Transactions. All such filings shall comply in all material respects with the requirements of applicable Law.

(c)          Equitable and Corebridge shall jointly develop and consult with one another on and consider in good faith the views of one another in connection with, all of the information relating to Equitable or Corebridge, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Registration Statement and the Proxy/Prospectus). Neither Equitable nor Corebridge shall permit any of its Representatives to participate in any substantive meeting (whether live or virtual) with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting. Subject to applicable Law, each of Equitable and Corebridge and any of their respective Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions, and neither Party shall directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Entity related to this Agreement or the Transactions, in each case, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). In exercising the foregoing rights, each of Equitable and Corebridge shall act reasonably and as promptly as reasonably practicable.

(d)          Without limiting the generality of the undertakings pursuant to this Section 7.5, but on the terms and subject to the conditions set forth in this Agreement, including Section 7.5(e), each of Equitable and Corebridge agree to use reasonable best efforts to take or cause to be taken the following actions:

(i)          subject to applicable Law, the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (each, a “Governmental Antitrust Entity”) of non-privileged information and documents relating to Equitable or Corebridge, as applicable, and any of their respective Subsidiaries requested by any Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions; and

(ii)         all reasonably necessary, proper or advisable steps to (A) avoid the entry of, and (B) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind, in the case of each of the foregoing clauses (A) and (B), that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Transactions, including, except as Equitable and Corebridge may otherwise agree, the proffer of its willingness and agreement by Equitable or Corebridge, as applicable, to (1) sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, assets, operations, rights, product lines, Licenses, businesses or interests therein of Equitable or Corebridge or either of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Antitrust Entity giving effect thereto) or (2) make any capital commitment or capital guarantee or keep well or similar capital maintenance undertaking with respect to an Insurance Subsidiary (each such action in clause (1) or clause (2), a “Regulatory Remedy”) if such Regulatory Remedy should be reasonably necessary, proper or advisable so as to permit the consummation of the Transactions.

(e)          Notwithstanding anything in this Section 7.5 to the contrary, neither this Section 7.5 nor the “reasonable best efforts” standard herein shall require, or be construed to require, Equitable or Corebridge or any of their respective Subsidiaries or other Affiliates to (i) waive any of the conditions set forth in Article VIII as they apply to such Party, (ii) commence any litigation against any Governmental Antitrust Entity or Insurance Regulator, (iii) take, effect or agree to any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the occurrence of the Closing or is effective on or after the Closing or (iv) take, effect or agree to any Regulatory Remedy that individually or in the aggregate with any other Regulatory Remedy that would, after giving effect to the Mergers (and after giving effect to any reasonably expected proceeds from effecting any Regulatory Remedy), result in, or reasonably be expected to result in, an Effect that, individually or in the aggregate with any other Effect, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of HoldCo and its Subsidiaries, taken as a whole (provided that for purposes of determining the foregoing, the business, assets, condition (financial or otherwise) or results of operations of HoldCo and its Subsidiaries, taken as a whole, shall be deemed to be of the same scale as those of Corebridge and its Subsidiaries, taken as a whole).

(f)          For the avoidance of doubt, Equitable and Corebridge shall cooperate with each other and work in good faith in formulating any Regulatory Remedy.

7.6          Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, each of Equitable and Corebridge shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by either Equitable or Corebridge, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such Transactions. Each of Equitable and Corebridge shall give prompt notice to the other of any Effect that, individually or in the aggregate with any other Effect, has had, or would reasonably be expected to have, a Material Adverse Effect on such Party, or of any failure of any condition to the other Party’s obligations to effect the Mergers to be satisfied; provided that the failure to comply with this sentence of this Section 7.6 shall not constitute the failure of any condition set forth in Section 8.2(b) or Section 8.3(b) to be satisfied unless the underlying breach would independently result in the failure of a condition set forth in Section 8.2(b) or Section 8.3(b) to be satisfied; provided, further, that the delivery of any notice pursuant to this sentence of this Section 7.6 shall not limit or otherwise affect the remedies available under this Agreement to the other Party.

7.7          Financing and Indebtedness.

(a)          Subject in all respects to the following provisions of this Section 7.7, during the period from the date of this Agreement to the Corebridge Effective Time:

(i)          the Parties hereto shall cooperate in good faith to mutually determine and implement any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Transactions, regarding (A) each Party’s indentures or other documents governing or relating to Indebtedness of the Parties and (B) any incremental Indebtedness in connection with the Transactions (each, a “Debt Financing”);

(ii)         in furtherance of the foregoing, at any Party’s request, each of the other Parties shall, and shall cause each of its Subsidiaries and their respective Representatives to, (A) reasonably cooperate with the first Party with respect to the arrangement of an amendment, waiver, supplement, modification, refinancing or replacement, in form and substance reasonably satisfactory to each Party, to any or all of the revolving credit facilities, letter of credit facilities or similar bank facilities set forth on Exhibit H (the “Specified Debt Agreements”) to (I) waive (or have the same effect as a waiver) any “Change of Control” (as defined in each Specified Debt Agreement) that will occur at the Closing, (II) otherwise permit consummation of the Transactions and (III) further modify the Specified Debt Agreements as the Parties may reasonably agree (each, a “Specified Debt Amendment”), and (B) provide all reasonable assistance and cooperation in connection with each Specified Debt Amendment and each Specified Debt Agreement (including delivering or causing a Subsidiary to deliver any notices, agreements, documents or instruments necessary, proper or advisable to comply with the terms thereof and taking such other actions as are necessary, proper or advisable thereunder in respect of the Transactions); and

(iii)          in the event that any Specified Debt Agreement is not expected to survive the Closing, the relevant Party shall use reasonable best efforts to deliver (or cause to be delivered) to the other Parties on or prior to the Closing Date a fully executed copy of a customary payoff letter (each, a “Payoff Letter”) with respect to the obligations under such Specified Debt Agreement which, as of the date that is ten (10) Business Days prior to the anticipated Closing Date, is not anticipated to survive the Closing.

(b)          Notwithstanding anything in this Section 7.7 to the contrary, in no event shall any Party be required in connection with its obligations under this Section 7.7 to (i) amend or agree to amend any Specified Debt Agreement, which amendment is not conditioned on the Closing, (ii) incur any liability in connection therewith prior to the Corebridge Effective Time unless contingent upon the occurrence of the Closing or indemnified by one or more of the other Parties to such Party’s reasonable satisfaction, (iii) take any actions that would unreasonably interfere with or unreasonably disrupt the normal operations and management of such Party and its Subsidiaries, (iv) take any actions that such Party reasonably believes could (A) violate its or its Subsidiaries’ Organizational Documents, (B) violate any applicable Law, (C) constitute a default or violation under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Party or its Subsidiaries or to a loss of any benefit to which such Party or its Subsidiaries is entitled under any provision of, any Contract (so long as such Contract was not entered into in contemplation of avoiding such obligations), or (D) result in the creation or imposition of any Encumbrance on any asset of such Party or its Subsidiaries, (v) waive or amend any terms of this Agreement, (vi) take any action that could reasonably be expected to cause any representation or warranty or covenant contained in this Agreement to be breached or to cause any condition to the Closing set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement, (vii) provide access to or disclose information that such Party determines would jeopardize any attorney-client privilege of such Party or any of its Subsidiaries; provided that such Party and any other applicable Subsidiary shall use its reasonable best efforts to permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege, (viii) fund any repayment, redemption, cash collateralization or provide any “backstop” letters of credit prior to the Closing or (ix) result in any of such Party’s or any of its Subsidiaries’ Representatives incurring any personal liability with respect to any matters relating to this Section 7.7.

(c)          Each Party acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, the obligations to perform its agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining any Debt Financing or any Specified Debt Amendments. Each Party shall be deemed to be in compliance with this Section 7.7 for purposes of Section 8.2(b) and Section 8.3(b), as applicable, so long as such Party is not in Willful Breach of its obligations under this Section 7.7.

7.8          Information; Access and Reports.

(a)          Subject to applicable Law and the other provisions of this Section 7.8, each of Equitable and Corebridge shall (and shall cause its Subsidiaries to), upon written request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Equitable, Corebridge or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by the other Party, afford the other Party’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Closing, to its officers, Employees, agents, Contracts, books and records (including the work papers of such Party’s independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, in each case for the purpose of consummating the Transaction.

(b)          The foregoing provisions of this Section 7.8 shall not require and shall not be construed to require either Equitable or Corebridge to permit any access to any of its officers, Employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, invasive or subsurface environmental sampling or testing of environmental media, audit, or to disclose or otherwise make available any information that in the reasonable judgment of Equitable or Corebridge, as applicable, would (i) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of Equitable, Corebridge or any of their respective Subsidiaries or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) waive the protection of any attorney‑client privilege or (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability. In the event that Equitable or Corebridge, as applicable, objects to any request submitted pursuant to and in accordance with this Section 7.8 and withholds information on the basis of the foregoing clauses (i) through (iv), Equitable or Corebridge, as applicable, shall inform the other Party as to the general nature of what is being withheld and Equitable and Corebridge shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Each of Equitable and Corebridge, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 7.8 shall be directed to the executive officer or other Person designated by Equitable or Corebridge, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c)          To the extent that any of the information or material furnished pursuant to this Section 7.8 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, including those concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)          No exchange of information or investigation by Equitable or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Corebridge set forth in this Agreement. No investigation by Corebridge or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Equitable set forth in this Agreement.

7.9          Stock Exchange Listing and Delisting. Each of Equitable and Corebridge shall use its reasonable best efforts to cause the shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock and Series 2 HoldCo Preferred Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. Prior to the Closing, Equitable shall cooperate with Corebridge and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Equitable Surviving Corporation of the shares of Equitable Common Stock and any series of Equitable Preferred Stock from the NYSE and the deregistration of the shares of Equitable Common Stock and any series of Equitable Preferred Stock under the Exchange Act as promptly as practicable after the Closing. Prior to the Closing, Corebridge shall cooperate with Equitable and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Corebridge Surviving Corporation of the shares of Corebridge Common Stock and Corebridge Preferred Stock from the NYSE and the deregistration of the shares of Corebridge Common Stock and Corebridge Preferred Stock under the Exchange Act as promptly as practicable after the Closing.

7.10        Publicity. The initial press release with respect to the Mergers and the other Transactions shall be a single press release issued jointly by Equitable and Corebridge and thereafter each of Equitable and Corebridge shall consult with the other, and provide reasonable opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE, (ii) with respect to any Change of Recommendation made in accordance with this Agreement or Equitable’s or Corebridge’s response thereto or any action taken by Equitable or the Equitable Board or Corebridge or the Corebridge Board, as applicable, pursuant to and in accordance with Section 7.2, (iii) in connection with any dispute between the Parties regarding this Agreement or the Transaction or (iv) to the extent the content of any such disclosure, announcement or statement is consistent with any previous disclosure, announcement or statement made in accordance with this Agreement. Each of Equitable and Corebridge may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are consistent with previous statements made jointly by Equitable and Corebridge.

7.11        Employee Benefits.

(a)          The Parties agree that (i) the Employees of Equitable and its Subsidiaries at the Equitable Effective Time who continue to remain employed with Equitable or its Subsidiaries (the “Equitable Continuing Employees”) and (ii) the Employees of Corebridge and its Subsidiaries at the Corebridge Effective Time who continue to remain employed with Corebridge or its Subsidiaries (the “Corebridge Continuing Employees”, together with Equitable Continuing Employees, “Continuing Employees”) shall, during the period commencing at the applicable Effective Time and ending on the 12-month anniversary of the Closing Date, be provided with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the applicable Effective Time, (ii) target annual cash bonus and long-term incentive opportunities that are no less favorable than the target annual cash bonus and long-term incentive opportunities provided to such Continuing Employee immediately prior to the applicable Effective Time, (iii) severance payments and benefits that are no less favorable than the severance payments and benefits applicable to such Continuing Employee immediately prior to the applicable Effective Time and (iv) other compensation and benefits (excluding for this purpose, defined benefit pension, post-employment welfare benefits, equity-based compensation and change of control, retention or other one-time awards) that are substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employee immediately prior to the applicable Effective Time; provided that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement. For the avoidance of doubt, Equitable and Corebridge acknowledge and agree that the consummation of the Transactions will result in a change in control of Equitable and Corebridge (or any other words or terms of similar import) for purposes of all Equitable Benefit Plans and Corebridge Benefit Plans.

(b)          With respect to any Benefit Plan in which any Continuing Employee first becomes eligible to participate on or after the applicable Effective Time, each Party shall use reasonable best efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the other Party’s Continuing Employees and their eligible dependents, (ii) give the other Party’s Continuing Employees credit for the plan year in which the applicable Effective Time occurs (or the plan year in which the Continuing Employee first becomes eligible to participate in the applicable Benefit Plan, if later) towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the applicable Effective Time (or eligibility date, as applicable), for which payment has been made and (iii) give the other Party’s Continuing Employees service credit for such Continuing Employee’s employment with the other Party for purposes of vesting, benefit accrual and eligibility to participate under each applicable Benefit Plan, as if such service had been performed with such Party, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable Law) or to the extent it would result in a duplication of benefits.

(c)          From the date hereof through the Closing Date, neither Party nor its Subsidiaries shall make any material (i) written communications to its own Designated Executives or (ii) broad-based written communications to its own employees, in each case, pertaining to compensation or benefit matters that are affected by the Transactions without first providing the other Party with a copy of the intended communication and a reasonable period of time to review and comment on such communication, with any reasonable comments to be considered in good faith.

(d)          Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Equitable Benefit Plan or Corebridge Benefit Plan, (ii) prevent Equitable, Corebridge, the Surviving Corporations or any of their Affiliates from amending or terminating any of their respective Benefit Plans in accordance with their terms, (iii) prevent Equitable, Corebridge, the Surviving Corporations or any of their Affiliates, after the applicable Effective Time, from terminating the employment of any Equitable Continuing Employee or Corebridge Continuing Employee or (iv) create any third-party beneficiary rights in any Employee of Equitable, Corebridge or any of their Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in connection with or arising out of this Agreement and the Transactions, including with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Corebridge Continuing Employee or Equitable Continuing Employee by Equitable, Corebridge, the Surviving Corporations or any of their Affiliates or under any Benefit Plan which Equitable, Corebridge, the Surviving Corporations or any of their Affiliates may maintain.

7.12        Taxation.

(a)          Equitable and Corebridge shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, and Equitable and Corebridge shall not, and shall cause their respective Subsidiaries to not, take any action (for the avoidance of doubt, other than those actions expressly required by this Agreement) that would be reasonably likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. The Parties intend to report, and intend to cause their respective Subsidiaries to report, the Mergers for U.S. federal income tax purposes consistent with the Intended Tax Treatment; provided that none of Equitable, Corebridge or any Subsidiary of thereof shall have any liability or obligation to any holder of Equitable Stock or Corebridge Stock, including former holders of such stock and holders of any interest in HoldCo, should the Mergers fail to qualify for the Intended Tax Treatment.

(b)          Each of Equitable and Corebridge shall, upon written request by the other, use reasonable best efforts and reasonably cooperate with one another in connection with (i) the issuance of the Equitable Tax Opinion (as defined in Section 8.2(d)) and the Corebridge Tax Opinion (as defined in Section 8.3(d)) and (ii) the issuance to Equitable or Corebridge of any other opinion of external counsel relating to the Intended Tax Treatment (including if the SEC requires an opinion regarding the Intended Tax Treatment to be prepared and submitted in connection with the declaration of effectiveness of the Proxy/Prospectus), such opinion to be prepared by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Skadden, Arps, Slate, Meagher & Flom LLP or such other counsel as each Party may reasonably select (each, a “Tax Counsel”). In connection with the foregoing, each of Equitable and Corebridge shall deliver to Tax Counsel, upon written request therefor, a certificate (dated as of the necessary date and signed by an officer of Equitable or Corebridge, as applicable), in form and substance consistent with the applicable certificate set forth in Section 7.12(b) of the Equitable Disclosure Letter (in the case of Equitable) and Section 7.12(b) of Corebridge Disclosure Letter (in the case of Corebridge). Each of Equitable and Corebridge shall use its reasonable best efforts not to, and not permit any Subsidiary to, take or cause to be taken any action, other than an action expressly required by this Agreement, that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the certificates set forth in Section 7.12(b) of the Equitable Disclosure Letter (in the case of Equitable) and Section 7.12(b) of Corebridge Disclosure Letter (in the case of Corebridge).

7.13        Expenses. Except as otherwise provided in Section 9.5(b) or Section 9.5(c), whether or not the Mergers are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that expenses incurred in connection with any filing fees in connection with the HSR Act, any other Antitrust Law or other Requisite Regulatory Approval, the Registration Statement, the printing and mailing of the Proxy/Prospectus and the Exchange Agent shall be shared equally by Equitable and Corebridge.

7.14        Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, HoldCo and the Surviving Corporations shall, jointly and severally, indemnify and hold harmless to the fullest extent permitted under applicable Law, each present and former (determined as of the Effective Time) director and officer of Equitable or Corebridge or any of their respective Subsidiaries or any Person who prior to the Closing served at the request of Equitable or Corebridge, as applicable, or any of their respective Subsidiaries, as a director or officer of another Person in which Equitable or Corebridge or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. HoldCo and the Surviving Corporations shall advance expenses to each Indemnified Party as incurred to the fullest extent permitted under applicable Law; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b)          Prior to the Closing, each of Equitable and Corebridge shall, effective as of the Closing, obtain and fully pay the premium for “tail” insurance policies for the extension of its insurance policies covering directors’ and officers’ liability, errors and omissions liability, cyber liability and employment practices liability (“Tail Insurance”), in each case, for claims reporting or discovery period of six (6) years from and after the Closing (such period, the “Tail Period”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds thereunder as such Party’s insurance policies in effect as of immediately prior to the Closing, with respect to claims arising out of acts, omissions and other matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the Transactions).

(c)          During the Tail Period, all rights to indemnification and exculpation from liabilities for acts, omissions or other matters occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of Equitable or Corebridge and their respective Subsidiaries, as applicable, and its Subsidiaries or any indemnification agreement between such Indemnified Party and Equitable or Corebridge, as applicable, or any of their respective Subsidiaries, as applicable, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party, except to the extent required by applicable Law.

(d)          If HoldCo or either Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of HoldCo or such Surviving Corporation, as the case may be, shall assume all of their respective obligations set forth in this Section 7.14.

(e)          The rights of the Indemnified Parties under this Section 7.14 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Equitable or Corebridge any of their respective Subsidiaries, as applicable, or under any applicable Contracts of Equitable or Corebridge, applicable, or Laws.

(f)          This Section 7.14 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.14.

7.15        Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of the Parties hereto and its respective board of directors shall grant such approvals and take such actions as are necessary and legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.16        Dividends. Each of Equitable and Corebridge shall coordinate with each other the declaration, setting of record dates and payment dates of dividends on shares in respect of Equitable Common Stock, Corebridge Common Stock, series of Equitable Preferred Stock or Corebridge Preferred Stock so that holders of shares of Equitable Common Stock, Corebridge Common Stock, series of Equitable Preferred Stock or Corebridge Preferred Stock do not receive, in any calendar quarter, two dividends, or fail to receive one dividend, with respect to their shares of Equitable Common Stock, Corebridge Common Stock, series of Equitable Preferred Stock or Corebridge Preferred Stock (as applicable), on the one hand, and any shares of HoldCo Common Stock, series of Series 1 HoldCo Preferred Stock or Series 2 HoldCo Preferred Stock (as applicable) any such holder receives in exchange therefor in the Mergers, on the other hand; provided that (a) the declaration and payment of any dividends on shares of Equitable Common Stock or series of Equitable Preferred Stock shall be subject to applicable Law and the approval of the Equitable Board and (b) the declaration and payment of any dividends on shares of Corebridge Common Stock or Corebridge Preferred Stock shall be subject to applicable Law and the approval of the Corebridge Board.

7.17        Section 16 Matters. HoldCo, Equitable and Corebridge, and the HoldCo Board, the Equitable Board and the Corebridge Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b‑3 promulgated under the Exchange Act)), shall, prior to the applicable Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of Equitable or Corebridge (including derivative securities) or acquisitions of equity securities of HoldCo (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Equitable or Corebridge or will become subject to such reporting requirements with respect to HoldCo, to be exempt under Rule 16b‑3 promulgated under the Exchange Act, to the extent permitted by applicable Laws.

7.18        Stockholder Litigation. Each of Equitable and Corebridge shall promptly advise the other Party of any litigation commenced after the date hereof against such Party or any of its directors (in their capacity as such) by any stockholders of such Party (on their own behalf or on behalf of such Party) relating to this Agreement or the Transactions, and shall keep the other Party reasonably informed regarding any such litigation. Each of Equitable and Corebridge shall give the other Party the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

7.19        Investment Advisory Agreement Consents.

(a)          Clients Other than Funds. Each Party shall use reasonable best efforts to obtain, in accordance with applicable Law and the applicable Investment Advisory Agreement, as promptly as reasonably practicable after the date of this Agreement, the consent of each of such Party’s Clients (other than a Fund) for which consent to the assignment or deemed assignment of such Client’s Investment Advisory Agreement with such Party or any of such Party’s Subsidiaries is required by applicable Law or by such Client’s Investment Advisory Agreement as a result of the Transactions (such consents, the “Non-Fund Client Consents”). In furtherance thereof, except in the case of an Affirmative Consent Client, as promptly as reasonably practicable after the date of this Agreement and in no event less than forty five (45) days prior to the Closing Date, such Party shall, and shall cause its Subsidiaries to, as applicable, send a written notice (the “Negative Consent Notice”), in accordance with applicable Law and the applicable Investment Advisory Agreement, which shall be in form and substance reasonably satisfactory to the other Party, to such Clients informing each such Client: (i) of the Transactions; (ii) of the intention to complete the Transactions, which will result in an assignment or deemed assignment of such Investment Advisory Agreement; (iii) of the intention of such Party or its applicable Subsidiary to continue to provide the advisory services pursuant to the existing Investment Advisory Agreement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (iv) that the consent of such Client will be deemed to have been granted if such Client does not terminate its Investment Advisory Agreement, within forty five (45) days after the sending of the Negative Consent Notice (or such longer period as may be required under the Investment Advisory Agreement). If the applicable Investment Advisory Agreement or applicable Law requires the written consent of the Client to the assignment or deemed assignment of such Client’s Investment Advisory Agreement with such Party or any of its Subsidiaries, then such Party shall, and shall cause its Subsidiaries to, as applicable, as promptly as reasonably practicable after the date of this Agreement, send a written notice, in accordance with applicable Law, and the applicable Investment Advisory Agreement, which shall be in form and substance reasonably satisfactory to the other Party, informing such Client (an “Affirmative Consent Client”) of the Transactions and requesting written consent to the assignment or deemed assignment of such Client’s Investment Advisory Agreement.

(b)          Private Funds. Each Party shall use reasonable best efforts to obtain with respect to each of such Party’s Private Funds, in accordance with applicable Law and the applicable Fund Documents, as promptly as reasonably practicable after the date of this Agreement, the consent of such Private Fund (or some percentage of the Private Fund’s board of directors, advisory committee, investment committee or investors therein, as applicable) for which consent to the assignment or deemed assignment of such Private Fund’s Investment Advisory Agreement with such Party or any of its Subsidiaries is required by applicable Law or by such Private Fund’s Fund Documents as a result of the Transactions.

(c)          Public Funds.

(i)          Each Party shall, and shall cause their respective Investment Adviser Subsidiaries to, use their respective reasonable best efforts to, in accordance with applicable Law, (A) as promptly as practicable after the date of this Agreement obtain the requisite approval of each of the Public Fund Boards of such Party’s Public Funds (“Public Fund Board Approval”) of the Public Fund Board Approval Items and the Sub-Advised Fund Board Approval Items, and (B) request that such Party’s Public Funds obtain, as promptly as practicable following such approval of the Public Fund Boards, the requisite approval of the shareholders of each Public Fund (“Public Fund Shareholder Approval”) of the Public Fund Shareholder Approval Items and of each Sub-Advised Fund of the Sub-Advised Fund Shareholder Approval Items (except if not required under manager-of-managers exemptive orders granted under the Investment Company Act with respect to any Sub-Advised Funds).

(ii)         As promptly as practicable following the Public Fund Board Approval as described in Section 7.19(c)(i), each Party (or one of such Party’s Subsidiaries) shall (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) jointly cooperate to (A) prepare and file all proxy materials necessary to comply in all material respects with applicable Law for the Public Fund shareholder meeting to approve the Public Fund Shareholder Approval Items as contemplated by Section 7.19(c)(i), (B) use reasonable best efforts to promptly clear all SEC comments and (C) use reasonable best efforts to ensure that such Public Fund Board (it being understood for all purposes of this Agreement that neither Party controls any Public Fund Board) submits, as promptly as practicable following the mailing of the proxy materials, to the shareholders of such Public Fund for a vote at a shareholders meeting the proposal to approve the Public Fund Shareholder Approval Items. Each Party shall have an opportunity to review all drafts of the proxy materials (and any SEC comments thereto) on a timely basis and the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Public Fund and to (I) approve information or data that is provided by or on behalf of such Party or its Subsidiaries specifically for inclusion in such proxy materials, and (II) provide reasonable comments on such proxy materials, which the other Party (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) shall consider in good faith for inclusion therein.

(iii)        As soon as possible following the date of this Agreement, each Party shall use their reasonable best efforts to cause each of such Party’s Public Funds then engaged in a public offering of its shares to (A) file supplements or amendments to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the Transactions to the extent required by applicable Law, and (B) make any other filing necessary under any applicable Law to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that Public Fund. The other Party shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 7.19(c)(ii).

(iv)        Each Party agrees that the information in the proxy materials to be furnished to the shareholders of any Public Fund (other than information that is or will be provided by or on behalf of any third party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that in the case of a Public Fund that is not sponsored by a Sub-Advised Fund, the foregoing agreement of such Party shall apply only to information provided by it or its Subsidiaries in writing specifically for inclusion in such proxy materials.

(v)         In addition to the agreements described in this Section 7.19(c) and notwithstanding anything to the contrary, concurrently with seeking the Public Fund Board Approvals, each Party shall each seek an Interim Public Fund IAA Approval with respect to each of its Public Funds, including each of its Sub-Advised Funds. The Parties shall cooperate and use their reasonable best efforts to obtain an Interim Public Fund IAA Approval in respect of each Public Fund, including each Sub-Advised Fund. In no event shall seeking or obtaining an Interim Public Fund IAA Approval in respect of a Public Fund relieve the Parties of their obligations under Section 7.19(c)(i)-(iv) with respect to such Public Fund.

(vi)        Each Party shall, and shall cause their respective Investment Adviser Subsidiaries to, use their respective reasonable best efforts to cause the Investment Advisory Agreement of each Public Fund as of Closing (or as agreed by such Party or any of its Subsidiaries to be in effect upon or after the Closing) to be on terms and conditions substantially similar as the terms and conditions under such Investment Advisory Agreement in effect as of the date hereof.

(d)          In connection with obtaining the Client consents and other actions required by this Section 7.19, at all times prior to the applicable Effective Time, each Party shall take reasonable steps to keep the other Party promptly informed of the status of obtaining such Client consents. In no event shall any Party or any of its Subsidiaries be required or authorized (except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed) to offer or grant any material accommodation or material alteration of terms (financial or otherwise) in respect of any Client (it being acknowledged that any accommodation or alteration of terms in respect of a Client that leads to a reduction in revenue on an annualized basis of less than 10% relative to the revenue on an annualized basis prior to such accommodation or alteration shall be deemed not to be a material accommodation or material alteration of terms) for the purpose of obtaining the Client consents contemplated by this Section 7.19.

(e)          In connection with obtaining the consents required under this Section 7.19, each Party shall have the right to review in advance of distribution any written notices or other written materials to be distributed by the other Party or its respective Subsidiaries to Clients (including as not expressly addressed by this Section 7.19) and shall have the right to (i) approve information or data that is provided by or on behalf of such Party or its Subsidiaries specifically for inclusion in such written notices or other written materials, and (ii) provide any comments, which comments shall be considered in good faith by the other Party; provided that the distribution of written materials substantially the same as written materials previously reviewed by a Party shall not require further review by such Party for any subsequent distribution.

(f)          Each Party hereto shall (i) reasonably cooperate with and assist each other Party hereto and their respective Subsidiaries in connection with obtaining the approvals and consents sought pursuant to this Section 7.19, (ii) promptly provide to the other applicable Parties in writing all information concerning such Party and its Subsidiaries as is reasonably required or otherwise reasonably requested in order to solicit each Public Fund Board and otherwise seek to obtain the approvals and consents to be sought pursuant to this Section 7.19 (including all information as is customarily included in such solicitations, or requests for approvals and consents, prepared in connection with transactions similar to the Transaction), and (iii) make available to the other applicable Parties copies of all such executed Client consents upon written request (other than where obtained by sending a “negative” consent notice).

(g)          Prior to the Closing, without the prior written consent of the other Parties, each Party and its Subsidiaries and Representatives shall not contact any Client of the other Party or any of its Subsidiaries or, in the case of a Client that is a Fund, any Person which such Party and its Subsidiaries and Representatives know is an officer, director, managing member or general partner of such Fund (or any Fund Investor) or any advisory committee or similar body (or any member thereof) with respect to such Fund in connection with the Transactions; provided that, notwithstanding the foregoing, nothing in this Agreement shall prohibit or limit a Party or its Subsidiaries from contacting any of the other Party’s Clients or any officer, director, managing member or general partner of a Fund (or Fund Investor) of the other Party or any advisory committee or similar body (or any member thereof) with respect to a Fund of the other Party in the ordinary course of business unrelated to the Transactions.

7.20        Section 15(f) of the Investment Company Act.

(a)          The Parties acknowledge that Equitable and Corebridge have entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, HoldCo shall, and shall cause its Subsidiaries to, use reasonable best efforts after the Effective Time to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Investment Adviser Subsidiary of any Party or HoldCo or any of its Subsidiaries provides investment advisory or sub-advisory services: (i) for a period of not less than three years after the Effective Time (and provided the seventy five percent (75%) standard for disinterested directors is in effect at the Closing), no more than twenty five (25%) of the members of the board of directors or trustees of any Public Fund shall be “interested persons” (as defined in the Investment Company Act) of HoldCo or any of its Subsidiaries or any other investment adviser for such Public Fund and (ii) for a period of not less than two years after the Effective Time, neither HoldCo nor any of its Subsidiaries shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such Public Fund as a result of the Transactions or any express or implied terms, conditions or understandings applicable thereto.

(b)          For a period of three years after the Closing Date, HoldCo shall not engage, and shall cause its Subsidiaries not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) to a third party of any Investment Advisory Agreement between HoldCo or any of its Subsidiaries and any Public Fund, without first using reasonable best efforts to obtain from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 7.20; provided that if HoldCo or any of its Subsidiaries obtains an exemptive order from the SEC as contemplated by Section 15(f)(3) of the Investment Company Act, then this covenant shall be deemed to be modified to the extent necessary to permit HoldCo and its Subsidiaries to act in a manner consistent with such SEC exemptive order.

ARTICLE VIII

CONDITIONS

8.1          Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each Party to effect the Mergers is subject to the satisfaction at the Closing or waiver at or prior to the Closing of each of the following conditions:

(a)          Equitable Stockholder Approval. The Requisite Equitable Vote shall have been obtained in accordance with applicable Law and the Organizational Documents of Equitable.

(b)          Corebridge Stockholder Approval. The Requisite Corebridge Vote shall have been obtained in accordance with applicable Law and the Organizational Documents of Corebridge.

(c)          Listing. The shares of HoldCo Common Stock, any sub-series of Series 1 HoldCo Preferred Stock and Series 2 HoldCo Preferred Stock issuable in accordance with this Agreement (including the shares of HoldCo Common Stock issuable upon the exercise of any Converted Equitable Options or Converted Corebridge Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)          Government Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) all the other Requisite Regulatory Approvals shall have been obtained and shall be in full force and effect.

(e)          Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions (it being understood and agreed by the Parties that, with respect to any such Law or Governmental Order, only a Governmental Entity of competent jurisdiction in a jurisdiction listed on Exhibit G shall constitute a Governmental Entity of competent jurisdiction for purposes of this Section 8.1(e)) (such Law or Governmental Order, a “Relevant Legal Restraint”).

(f)          Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened in writing by the SEC, unless subsequently withdrawn.

(g)          Client Consent Percentage. The Equitable Client Consent Percentage shall be at least seventy five percent (75%).

8.2          Conditions to Obligations of Equitable. The obligations of Equitable to effect the Equitable Merger are also subject to the satisfaction at the Closing or waiver by Equitable at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of Corebridge set forth in Section 5.1 (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval), Section 5.12 (Takeover Statutes), Section 6.5 (Corebridge Capital Structure) (other than the first three sentences thereof), Section 6.6 (HoldCo, Equitable Merger Sub and Corebridge Merger Sub) and Section 6.8 (Corebridge Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the first three sentences of Section 6.5 (Corebridge Capital Structure) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, except for inaccuracies that, in the aggregate, result in a de minimis increase in the total fully diluted equity capitalization of Corebridge (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (iii) the representations and warranties of Corebridge set forth in Section 5.7(b) (Absence of Certain Changes or Events) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; and (iv) each other representation and warranty of Corebridge set forth in Article V and Article VI shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Corebridge.

(b)          Performance of Obligations of Corebridge, HoldCo, Equitable Merger Sub and Corebridge Merger Sub. Each of Corebridge, HoldCo, Equitable Merger Sub and Corebridge Merger Sub shall have performed or complied in all material respects with the obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Corebridge that is continuing.

(d)          Equitable Tax Opinion. Equitable shall have received a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, or, if Paul, Weiss, Rifkind, Wharton & Garrison LLP is unable, or declines, to deliver such opinion, of Skadden, Arps, Slate, Meagher & Flom LLP or other Tax Counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to Equitable, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify for the Intended Tax Treatment (the “Equitable Tax Opinion”). In rendering the Equitable Tax Opinion, Tax Counsel shall be entitled to receive and rely upon the certificates that shall be provided to it by each of Equitable and Corebridge pursuant to Section 7.12(b).

(e)          Certificate. Equitable shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Corebridge, certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

8.3          Conditions to Obligations of Corebridge, HoldCo, Equitable Merger Sub and Corebridge Merger Sub. The obligations of Corebridge, HoldCo, Equitable Merger Sub and Corebridge Merger Sub to effect the Mergers are also subject to the satisfaction at the Closing or waiver by Corebridge at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of Equitable set forth in Section 5.1 (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval), Section 5.12 (Takeover Statutes), Section 6.1 (Equitable Capital Structure) (other than the first three sentences thereof) and Section 6.3 (Equitable Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the first three sentences of Section 6.1 (Equitable Capital Structure) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, except for inaccuracies that, in the aggregate, result in a de minimis increase in the total fully diluted equity capitalization of Equitable (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (iii) the representations and warranties of Equitable set forth in Section 5.7(b) (Absence of Certain Changes or Events) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; and (iv) each other representation and warranty of Equitable set forth in Article V and Article VI shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Equitable.

(b)          Performance of Obligations of Equitable. Equitable shall have performed or complied in all material respects with the obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Equitable that is continuing.

(d)          Corebridge Tax Opinion. Corebridge shall have received a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or, if Skadden, Arps, Slate, Meagher & Flom LLP is unable, or declines, to deliver such opinion, of Paul, Weiss, Rifkind, Wharton & Garrison LLP or other Tax Counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to Corebridge, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify for the Intended Tax Treatment (the “Corebridge Tax Opinion”). In rendering the Corebridge Tax Opinion, Tax Counsel shall be entitled to receive and rely upon the certificates that shall be provided to it by each of Equitable and Corebridge pursuant to Section 7.12(b).

(e)          Certificate. Corebridge shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Equitable, certifying that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

ARTICLE IX

TERMINATION

9.1          Termination by Mutual Written Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Corebridge Effective Time by mutual written consent of Equitable and Corebridge by action of the Equitable Board and the Corebridge Board.

9.2          Termination by Either Equitable or Corebridge. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Corebridge Effective Time by either Equitable or Corebridge, if:

(a)          the Mergers shall not have been consummated on or before 5:00 p.m. (Eastern Time) on December 26, 2026 (the “Outside Date”); provided that if the Corebridge Effective Time has not occurred prior to or on such date by reason of nonsatisfaction of the conditions set forth in Section 8.1(d) or Section 8.1(e) (to the extent relating to Requisite Regulatory Approvals) but all other conditions to the Closing set forth Article VIII have been satisfied or (to the extent permitted by applicable Law) waived by the Party or Parties entitled to the benefits thereof (other than those conditions that by their nature are to be satisfied or (to the extent permitted by applicable Law) waived at the Closing (so long as such conditions are reasonably capable of being satisfied at the Closing)), then the Outside Date shall automatically, without any action on the part of the Parties hereto, be extended up to two (2) times, in each case, by an additional period of three (3) months, and such date as so extended shall be the “Outside Date” for all purposes hereunder; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect any of its obligations under this Agreement so as to result in the failure of a condition to the consummation of the Mergers to be satisfied;

(b)          a Relevant Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect any of its obligations under this Agreement so as to result in the failure of the condition set forth in Section 8.1(e) (Laws or Governmental Orders) (to the extent relating to Requisite Regulatory Approvals) to the consummation of the Mergers to be satisfied; or

(c)          (i) if the Requisite Equitable Vote shall not have been obtained at the Equitable Stockholders Meeting (or, if the Equitable Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the adoption of this Agreement was taken or (ii) if the Requisite Corebridge Vote shall not have been obtained at the Corebridge Stockholders Meeting (or, the Corebridge Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the adoption of the Agreement was taken.

9.3          Termination by Equitable. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Corebridge Effective Time by Equitable:

(a)          if the Corebridge Board shall have made a Change of Recommendation; or

(b)          if at any time prior to the Corebridge Effective Time, there has been a breach by Corebridge of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of written notice thereof by Equitable to Corebridge or (ii) three (3) Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 9.3(b) shall not be available if Equitable has breached in any material respect any of its obligations under this Agreement so as to result in failure of a condition to the consummation of the Mergers to be satisfied.

9.4          Termination by Corebridge. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Corebridge Effective Time by action of the Corebridge Board:

(a)          if the Equitable Board shall have made a Change of Recommendation; or

(b)          if at any time prior to the Corebridge Effective Time, there has been a breach by Equitable of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of written notice thereof by Corebridge to Equitable or (ii) three (3) Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 9.4(b) shall not be available if Corebridge has breached in any material respect any of its obligations under this Agreement so as to result in the failure of a condition to the consummation of the Mergers to be satisfied.

9.5          Effect of Termination and Abandonment.

(a)          Except to the extent provided in Section 9.5(b) and Section 9.5(c) below, in the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement and (ii) the provisions set forth in Article X (Miscellaneous and General), Section 7.13 (Expenses), this Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)          In the event that this Agreement is terminated:

(i)          by either Equitable or Corebridge pursuant to Section 9.2(a) (Outside Date) or Section 9.2(c)(i) (Requisite Corebridge Vote Not Obtained), or by Equitable pursuant to Section 9.3(b) (Corebridge Material Breach), and, in each case,

(A)          a bona fide Acquisition Proposal with respect to Corebridge shall have been made to the Corebridge Board or publicly made directly to the stockholders of Corebridge or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Corebridge (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (1) at least four (4) Business Days prior to the date of such termination, with respect to any termination pursuant to Section 9.2(a) (Outside Date) or Section 9.3(b) (Corebridge Material Breach), or (2) at least four (4) Business Days prior to the date of the Corebridge Stockholders Meeting, with respect to termination pursuant to Section 9.2(c)(i) (Requisite Corebridge Vote Not Obtained)), and

(B)          within twelve (12) months after such termination, (1) Corebridge or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal with respect to Corebridge or (2) there shall have been consummated any Acquisition Proposal with respect to Corebridge (in each case of clauses (1) and (2), with fifty percent (50%) being substituted in lieu of ten percent (10%) in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B) (1) or (B)(2), or

(ii)         by Equitable pursuant to Section 9.3(a) (Corebridge Change of Recommendation), then promptly, but in no event later than three (3) Business Days after the date of such termination, or

(iii)        by either Equitable or Corebridge pursuant to Section 9.2(c)(i) (Requisite Corebridge Vote Not Obtained) (and, at the time of such termination pursuant to Section 9.2(c)(i) (Requisite Corebridge Vote Not Obtained), Corebridge had the right to terminate this Agreement pursuant to Section 9.3(a) (Corebridge Change of Recommendation)), then promptly, but in no event later than, in the case of such termination by Corebridge, three (3) Business Days or, in the case of such termination by Equitable, one (1) Business Day after the date of such termination, Corebridge shall, in the case of Section 9.5(b)(i), Section 9.5(b)(ii) or Section 9.5(b)(iii), pay the termination fee of $475,000,000 (the “Corebridge Termination Fee”), to Equitable or its designee by wire transfer of immediately available cash funds. In no event shall Corebridge be required to pay the Corebridge Termination Fee on more than one occasion.

(c)          In the event that this Agreement is terminated:

(i)          by either Equitable or Corebridge pursuant to Section 9.2(a) (Outside Date) or Section 9.2(c)(ii) (Requisite Equitable Vote Not Obtained), or by Corebridge pursuant to Section 9.4(b) (Equitable Material Breach), and, in each case,

(A)          a bona fide Acquisition Proposal with respect to Equitable shall have been made to the Equitable Board or publicly made directly to the stockholders of Equitable or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Equitable (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (1) at least four (4) Business Days prior to the date of such termination, with respect to any termination pursuant to Section 9.2(a) (Outside Date) or Section 9.4(b) (Equitable Material Breach), or (2) at least four (4) Business Days prior to the date of the Equitable Stockholders Meeting, with respect to termination pursuant to Section 9.2(c)(ii) (Requisite Equitable Vote Not Obtained)), and

(B)          within twelve (12) months after such termination, (1) Equitable or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal with respect to Equitable or (2) there shall have been consummated any Acquisition Proposal with respect to Equitable (in each case of clauses (1) and (2), with fifty percent (50%) being substituted in lieu of ten percent (10%) in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B)(1) or (B)(2),

(ii)         by Corebridge pursuant to Section 9.4(a) (Equitable Change of Recommendation), then promptly, but in no event later than three (3) Business Days after the date of such termination, or

(iii)        by either Equitable or Corebridge pursuant to Section 9.2(c)(ii) (Requisite Equitable Vote Not Obtained) (and, at the time of such termination pursuant to Section 9.2(c)(ii) (Requisite Equitable Vote Not Obtained), Corebridge had the right to terminate this Agreement pursuant to Section 9.4(a) (Equitable Change of Recommendation)), then promptly, but in no event later than, in the case of such termination by Corebridge, three (3) Business Days or, in the case of such termination by Equitable, one (1) Business Day after the date of such termination,

Equitable shall, in the case of Section 9.5(c)(i), Section 9.5(c)(ii) or Section 9.5(c)(iii), pay the termination fee of $475,000,000 (the “Equitable Termination Fee”), to Corebridge or its designee by wire transfer of immediately available cash funds. In no event shall Equitable be required to pay the Equitable Termination Fee on more than one occasion.

(d)          The Parties hereby acknowledge and agree that the agreements contained in this Section 9.5 are an integral part of the Transactions, and that, without these agreements, the other Parties would not enter into this Agreement; accordingly, if Equitable or Corebridge, as applicable, fails to promptly pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, Equitable or Corebridge, as applicable, commences a suit that results in a judgment against Equitable or Corebridge, as applicable, for the fees set forth in this Section 9.5 or any portion of such fees, such paying Party shall pay the other Party its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that in the event that any termination fee becomes payable by, and is paid by, Equitable or becomes payable by, and is paid by, Corebridge, as applicable, such fee shall be the receiving Party’s sole and exclusive remedy for damages against the other Parties and their respective former, current or futures stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated; provided that no such payment shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1        Survival. This Article X and the agreements of the Parties contained in Article II (Merger Consideration; Effect of the Mergers on Capital Stock), Article III (Delivery of Merger Consideration; Procedures for Surrender), Section 4.1 (HoldCo Governance and Additional Matters), Section 7.11 (Employee Benefits), Section 7.13 (Expenses) and Section 7.14 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Mergers. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the consummation of the Mergers.

10.2       Amendment; Waiver. Subject to the provisions of applicable Laws and the provisions of Section 7.14 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Corebridge Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that, after the Requisite Equitable Vote and/or Requisite Corebridge Vote shall have been obtained, no such amendment, modification or waiver shall be made that pursuant to applicable Law requires further approval by the stockholders of Corebridge or Equitable, as applicable, without such further approval. The conditions to each of the respective Parties’ obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.3        Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4        Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)          This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would result in the application of the Law of another jurisdiction.

(b)          Each of the Parties agrees that it shall bring any action or Proceeding in respect of any claim arising under or relating to this Agreement or the Transactions exclusively in the Court of Chancery for the State of Delaware in and for New Castle County, Delaware (or, in the event that such court does not have subject matter jurisdiction over such action or Proceeding, the United States District Court for the District of Delaware) (the “Chosen Court”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to the laying of venue in any such action or Proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

10.5        Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Court without necessity of posting a bond or other form of security. In the event that any action or Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law.

10.6        Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties shall be in writing and shall be deemed to have been duly given when (a) served by personal delivery or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by e-mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto); provided that the transmission of the email is promptly confirmed by telephone or response email:

If to Equitable:

Equitable Holdings, Inc.
1345 Avenue of the Americas
New York, NY 10105
Attention:	Mark Pearson Kurt Meyers
E-mail:	[***] [***]

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Andrew D. Krause Adam M. Givertz Scott A. Barshay
E-mail:	akrause@paulweiss.com agivertz@paulweiss.com sbarshay@paulweiss.com

If to Corebridge:

Corebridge Financial, Inc.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention:	Marc Costantini Polly N. Klane
E-mail:	[***] [***]

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Todd E. Freed Patrick J. Lewis Elena M. Coyle
Email:	todd.freed@skadden.com patrick.lewis@skadden.com elena.coyle@skadden.com or to such other Person or addressees as has been designated in writing by the party to receive such notice provided above.

10.7        Definitions.

(a)          For purposes of this Agreement, the following terms (including, with correlative meaning, their singular and plural variations) shall have the following meanings:

“401(k) Plan” means a Benefit Plan that is a defined contribution plan with a qualified cash or deferred arrangement within the meaning of Section 401 of the Code.

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest (whether or not in writing) with respect to any (i) direct or indirect acquisition or purchase of any business or assets of Equitable or Corebridge, as applicable, or any of its Subsidiaries that, individually or in the aggregate, constitutes ten percent (10%) or more of the net revenues, net income, EBITDA or assets (based on the fair market value thereof) of Equitable or Corebridge, as applicable, and any of their respective Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of ten percent (10%) or more of any class of equity securities (or any equity securities convertible into, or exchangeable or redeemable for, any such equity or voting securities) of Equitable or Corebridge, as applicable, or any of their respective Subsidiaries whose business constitutes ten percent (10%) or more of the net revenues, net income, EBITDA or assets (based on the fair market value thereof) of Equitable or Corebridge, as applicable, and any of their respective Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any Person (other than Equitable or Corebridge or any of their Subsidiaries) or group (as defined in Section 13 of the Exchange Act) beneficially owning ten percent (10%) or more of any class of equity securities (or any equity securities convertible into, or exchangeable or redeemable for, any such equity or voting securities) of Equitable or Corebridge, as applicable, or any of their respective Subsidiaries whose business constitutes ten percent (10%) or more of the net revenues, net income, EBITDA or assets (based on the fair market value thereof) of Equitable or Corebridge, as applicable, and any of their respective Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Equitable or Corebridge, as applicable, or any of their respective Subsidiaries whose business constitutes ten percent (10%) or more of the net revenue, net income, EBITDA or assets (based on the fair market value thereof) of Equitable or Corebridge, as applicable, and any of their respective Subsidiaries, taken as a whole, other than the Transactions.

“Advisers Act” means the Investment Advisers Act of 1940.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that no Fund will be deemed to be an Affiliate of any Party.

“AI Technology” means all machine learning, deep learning, and other artificial intelligence technologies, including statistical learning algorithms, models (including large language models), neural networks, all other artificial intelligence tools or methodologies, and all Software implementations of any of the foregoing.

“AllianceBernstein” means, collectively, each of AllianceBernstein L.P. and AllianceBernstein Holding L.P.

“AllianceBernstein Holding Units” means the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interest in AllianceBernstein Holding L.P.

“AllianceBernstein Units” means the Units of Limited Partnership Interest in AllianceBernstein L.P.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Date” means February 28, 2026.

“Base Date Equitable Client AUM” means, for any Equitable Client, the assets under management with respect to such Equitable Client as of the Base Date, as determined by the applicable Equitable Investment Adviser Subsidiary consistent with past practice, excluding any portion of the assets under management attributable to a request from an investor in an Equitable Fund to withdraw or redeem its invested capital or account balance that has been delivered to Equitable, one of its Subsidiaries or an Equitable Fund as of the date of this Agreement.

“Base Date Equitable Client Revenue Run-Rate” means the aggregate Equitable Client Revenue Run-Rate for all Equitable Clients determined as of the Base Date.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Equitable or Corebridge or any of their respective Subsidiaries. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of ERISA, employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, health, welfare, fringe or other benefits or remuneration of any kind.

“Broker-Dealer Subsidiary” means each Subsidiary of a Party that is registered, or required to be registered, as a broker-dealer under the Exchange Act or the MSRB, as applicable.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks in the City of New York are required or authorized by Law to close.

“Client” means any Person to which any Party or any of its Subsidiaries provides investment management, investment advisory services (including any sub-advisory services) or other services, whether pursuant to an Investment Advisory Agreement, a brokerage agreement or any other agreement (excluding, for the avoidance of doubt, any Fund Investors in their capacity as such).

“Closing Equitable Client Revenue Run-Rate” means the aggregate Equitable Client Revenue Run-Rate for all Equitable Consenting Clients.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by, as applicable, Equitable and its Subsidiaries or Corebridge and its Subsidiaries.

“Contract” means, with respect to a Person, any oral or written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation to which such Person is a party or by which such Person is otherwise bound.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Corebridge Benefit Plan” means any Benefit Plan that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Corebridge or any of its Subsidiaries.

“Corebridge Common Stock” means shares of Corebridge common stock, par value $0.01 per share.

“Corebridge Compensation Committee” means the Compensation and Management Development Committee of the Corebridge Board.

“Corebridge Eligible Shares” means the Corebridge Eligible Common Shares and Corebridge Eligible Preferred Shares, collectively.

“Corebridge ESPP” means the Corebridge 2026 Employee Stock Purchase Plan.

“Corebridge ESPP Approval” means the requisite stockholder approval of the Corebridge ESPP during Corebridge’s 2026 Annual Meeting of Stockholders.

“Corebridge Excluded Shares” means shares of Corebridge Common Stock owned by Corebridge, Equitable or any of their respective wholly-owned Subsidiaries of Corebridge (or are held in treasury by Corebridge), excluding any such shares of Corebridge Common Stock owned by a Corebridge Benefit Plan, held on behalf of third parties or held by a Fund.

“Corebridge Leased Real Property” means Leased Real Property of Corebridge.

“Corebridge Owned Real Property” means Owned Real Property of Corebridge.

“Corebridge Preferred Stock” means shares of Corebridge’s 6.875% Fixed Rate Reset Non-Cumulative Preferred Stock, Series A, par value $1.00 per share.

“Corebridge Stock” means the Corebridge Common Stock and the Corebridge Preferred Stock.

“Corebridge Stock Plan” means Corebridge Financial, Inc. Omnibus Incentive Plan, effective as of September 6, 2022, as amended on February 16, 2023, which, for the avoidance of doubt, shall include any sub plans issued thereunder, including, but not limited to, Corebridge Financial, Inc. Long Term Incentive Plan, effective as of September 6, 2022, as amended and restated on November 15, 2023.

“Corebridge Stockholders Meeting” means the meeting of stockholders of Corebridge to be held in connection with the Corebridge Merger, as may be adjourned or postponed from time to time.

“Designated Executive” means, with respect to a Party, each individual in the positions scheduled on Section 10.7(a)(i) of the Party’s Disclosure Letter.

“Domiciliary Department of Insurance” means (i) the domiciliary state insurance regulatory of the applicable Insurance Subsidiary or (ii) for any Insurance Subsidiary organized in Bermuda, the Bermuda Monetary Authority.

“DTC” means The Depositary Trust Company.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Eligible Shares” means the Eligible Common Shares and Eligible Preferred Shares, collectively.

“Employee” means any current or former employee, officer, director or independent contractor (who is a natural person) of Equitable or Corebridge or any of their respective Subsidiaries, as applicable.

“Environmental Law” means any Law relating to: (i) pollution or the protection of the environment or natural resources, (ii) the protection of worker or human health and safety (to the extent worker or human health and safety relates to exposure to Hazardous Materials), and (iii) the handling, use, presence, disposal, release or threatened release of, transport, contamination by, or exposure to, any Hazardous Materials.

“Equitable Benefit Plan” means any Benefit Plan that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Equitable or any of its Subsidiaries.

“Equitable Client” means any Client of Equitable or any of its Subsidiaries.

“Equitable Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Closing Equitable Client Revenue Run-Rate and the denominator of which is the Base Date Equitable Client Revenue Run-Rate.

“Equitable Client Revenue Run-Rate” means, with respect to any Equitable Client, the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees for such Equitable Client (but excluding performance-based, incentive, contingent or similar fees or fulcrum fee adjustments, distribution and servicing fees, securities lending fees, transaction revenues and fund administration fees (provided that in the case of Equitable Funds that pay a unitary management fee, the entire unitary management fee shall be included) payable to Equitable or any of its Subsidiaries as of the Base Date, determined by multiplying (i) the Base Date Equitable Client AUM for such Equitable Client by (ii) the applicable annual fee rate for such Equitable Client under the applicable Investment Advisory Agreement as of the Base Date).

“Equitable Common Stock” means the shares of Equitable common stock, par value $0.01 per share.

“Equitable Compensation Committee” means the Compensation and Talent Committee of the Equitable Board.

“Equitable Consenting Client” means any Equitable Client for which the consent contemplated by Section 7.19 has been obtained; provided that the consent of a Fund Investor (or SMA Client) in an Equitable Fund shall be deemed to have not been given if such consent is revoked in writing by such Fund Investor (or SMA Client) and not reinstated prior to the Closing Date.

“Equitable Eligible Shares” means the Equitable Eligible Common Shares and Equitable Eligible Preferred Shares, collectively.

“Equitable ESPP” means The AXA Equitable Holdings, Inc. Stock Purchase Plan, effective as of December 1, 2018.

“Equitable Excluded Shares” means shares of Equitable Common Stock owned by Equitable, Corebridge or any of their respective wholly-owned Subsidiaries (or are held in treasury by Equitable), excluding any such shares of Equitable Common Stock owned by an Equitable Benefit Plan, held on behalf of third parties or held by a Fund.

“Equitable Fund” means each Fund and SMA that is party to an Investment Advisory Agreement with Equitable or any of its Subsidiaries.

“Equitable Leased Real Property” means Leased Real Property of Equitable.

“Equitable Owned Real Property” means Owned Real Property of Equitable.

“Equitable Series A Preferred Stock” means shares of Equitable’s Series A Fixed Rate Noncumulative Perpetual Preferred Stock, par value $1.00 per share.

“Equitable Series C Preferred Stock” means shares of Equitable’s Series C Fixed Rate Noncumulative Perpetual Preferred Stock, par value $1.00 per share.

“Equitable Stock Plan” means Equitable 2019 Omnibus Incentive Plan, effective as of January 1, 2019, as amended on each of February 28, 2019, March 18, 2020 and February 16, 2021, and amended and restated as of May 21, 2025.

“Equitable Stockholders Meeting” means the meeting of stockholders of Equitable to be held in connection with the Equitable Merger, as may be adjourned or postponed from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Equitable or Corebridge or any of their respective Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Plans” means each Benefit Plan that is an “employee benefit plans” within the meaning of Section 3(3) of ERISA, excluding “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“FASB” means the Financial Accounting Standards Board.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fund” means any Public Fund or Private Fund; provided that solely for purposes of Section 5.24 and Section 5.26, the term “Fund” shall not include any Sub-Advised Fund.

“Fund Documents” means with respect to a Fund, the then-current limited partnership agreement, limited liability company agreement, operating agreement, shareholders’ agreement, memorandum and articles of association, agreement and declaration of trust or similar governing document governing the operations of any entities that comprise such Fund, the then-current Investment Advisory Agreements, managed account agreements, sponsorship or other agreements in respect of the management thereof, as amended from to time to time, as well as the then-current offering documents (if any) of such Fund.

“Fund Investor” means, with respect to each Fund, each limited partner, shareholder, equityholder, partnership interest holder or other investor of such Fund (in each case, excluding any special limited partner and any Fund general partner, managing member or similar Person in their capacity as such).

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator, arbitration panel or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, direction, settlement, ruling, stipulation, determination, judicial decision, verdict or award, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by or with any Governmental Entity.

“Group Entities” means, with respect to either Equitable or Corebridge, such Party and each of its Subsidiaries.

“Hazardous Materials” means any chemical, material, substance or waste that is classified or regulated as “hazardous,” “toxic,” “corrosive,” “radioactive,” or as a “pollutant” or “contaminant,” or words of similar meaning or import under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including petroleum, petroleum products and by-products, per- and polyfluoroalkyl substances, asbestos and asbestos-containing materials, lead, polychlorinated biphenyls, urea formaldehyde, radioactive materials and radiation.

“HoldCo ESPP” means, as applicable, the Equitable ESPP as converted at the Effective Time or the Corebridge ESPP, as converted at the Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Equitable and its wholly owned Subsidiaries or between or among Corebridge and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); or (viii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

“Insurance Contracts” means any insurance or annuity policies and contracts, together with any binder, slip, rider, endorsement or certificate, and forms with respect thereto, in each case issued, renewed, ceded or assumed by any Insurance Subsidiary.

“Insurance Law” means all applicable Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies or producers, whether federal, national, provincial, state, local foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct or other examinations by, Insurance Regulators.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of insurance or reinsurance companies or branches in such jurisdiction (and where more than one such Governmental Entity supervises insurance companies or reinsurance companies or branches in such jurisdiction, each Governmental Entity).

“Insurance Subsidiaries” means, with respect to either Equitable or Corebridge, each of its Group Entities which, by virtue of its operations and activities, is required to be licensed as an insurance or reinsurance company in accordance with applicable Law.

“Intellectual Property” means all intellectual property anywhere in the world (whether foreign, state or domestic, registered or unregistered), including rights in and to: (i) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all continuations, continuation-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade dress, logos, Internet domain names, and other similar identifiers of origin, trade names and corporate names, whether registered or unregistered, any registrations and applications for registration thereof, and all goodwill associated with any of the foregoing, (iii) works of authorship (whether or not copyrightable), copyrights, rights under copyrights and industrial designs, proprietary rights in Software, databases and other compilations of data or information whether registered or unregistered, and any registrations, renewals and applications for registration for any of the foregoing and all moral rights with respect to the foregoing, (iv) trade secrets and other rights in know-how and confidential or proprietary information, (v) proprietary rights in technical data, specifications, designs, techniques, processes, methods, inventions, discoveries and algorithms and (vi) all other intellectual property or proprietary rights.

“Interim Public Fund IAA Approval” means approval by a Public Fund Board of an interim investment advisory agreement approved in accordance with Rule 15a-4 under the Investment Company Act, including approval of any interim subadvisory agreement.

“Intervening Event” means any material Effect that was not known to or reasonably foreseeable by the Equitable Board or the Corebridge Board, as applicable, on the date of this Agreement (or, if known to or reasonably foreseeable, the consequences of which were not known to or reasonably foreseeable by such board of directors as of the date of this Agreement), which Effect or consequences, as applicable, become known by such board of directors prior to the time Equitable receives the Requisite Equitable Vote or Corebridge receives the Requisite Corebridge Vote, as applicable; provided that in no event shall any Effect that relates to (i) an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto, (ii) any changes in the market price or trading volume of Equitable Common Stock or Corebridge Common Stock or any ratings upgrade or change in ratings outlook for Equitable, Corebridge or any of their Subsidiaries or (iii) Equitable or Corebridge, respectively, or any of their respective Subsidiaries (A) meeting, exceeding or failing to meet internal or publicly announced financial projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period, or any predictions or expectations of any securities analysts of Equitable or Corebridge, be taken into account for purposes of determining whether an Intervening Event has occurred (it being understood that the facts or occurrences giving rise or contributing to the matters described in clauses (ii) and (iii) that are not otherwise excluded from the definition of “Intervening Event” may be taken into account).

“Investment Adviser Subsidiaries” means, with respect to any Party, each Subsidiary of such Party that is registered or required to be registered as an investment adviser under the Advisers Act as of the date of this Agreement.

“Investment Advisory Agreement” means a Contract under which any Party or any of its Subsidiaries acts as an investment advisor or sub-advisor to, or manages any investment or trading account of, any Client and any other Contract subject to Section 205 of the Advisers Act.

“Investment Assets” means all bonds, stocks, other securities, mortgage loans and other investments owned, held or made by a Party’s Insurance Subsidiaries in such Insurance Subsidiaries’ general accounts, non-insulated separate accounts and guaranteed separate accounts.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Assets” means all computers, hardware, servers, workstations, databases, networks, telecommunications systems, websites, interfaces, platforms, routers, hubs, switches, networks, data communications lines and all other information technology equipment and all associated documentation and Software stored thereon.

“Knowledge” (i) with respect to Corebridge or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 10.7(a)(ii) of the Corebridge Disclosure Letter and (ii) with respect to Equitable or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 10.7(a)(ii) of the Equitable Disclosure Letter.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, Governmental Order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Leased Real Property” with respect to Equitable or Corebridge, means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by Equitable and any of its Subsidiaries or Corebridge and any of its Subsidiaries, as applicable.

“Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Material Adverse Effect” with respect to Equitable or Corebridge, means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to (i) have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole or (ii) prevent the consummation of, or materially impair such Party’s ability to consummate, the Transactions by the Outside Date; provided that, for the purposes of clause (i), none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A)         Effects generally affecting (1) the economy, credit, capital, securities or financial markets (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), or (2) political, regulatory or business conditions, in each case, in the United States or elsewhere in the world;

(B)         changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs, trade policies, sanctions or disputes, or changes in, or any consequences resulting from, any “trade war” or similar actions in the United States or elsewhere in the world;

(C)         Effects that are the result of factors generally affecting the industry, markets or geographical areas in which such Party and its Subsidiaries operate;

(D)         any Effect resulting from the entry into, announcement or consummation of this Agreement or the pendency of the Mergers and the Transactions, including the loss of, or Effect in, the relationship of such Party or any of its Subsidiaries, contractual or otherwise, with customers, Employees, Clients, unions, suppliers, distributors, financing sources, reinsurers, partners or similar relationship, or departure of any employee or officer of such Party or any of its Subsidiaries (provided that the exception in this clause (D) shall not apply to the representations and warranties contained in Section 5.4(b) or the related Closing condition);

(E)         any action taken (or not taken) by such Party or any of its Subsidiaries that is expressly required to be taken (or not to be taken) by this Agreement or at the express written request of the other Party or with the other Party’s prior written consent (except for any obligation hereunder to operate in the Ordinary Course or similar obligation);

(F)         changes or modifications, and prospective changes or modifications, in any applicable Law, GAAP, SAP or in accounting standards (including changes prescribed or permitted by the applicable Insurance Regulators and accounting pronouncements by the SEC, the NAIC and FASB), including the repeal thereof, or changes or modifications in the interpretation or enforcement thereof, after the date of this Agreement;

(G)         any failure by such Party to meet any internal or publicly announced financial projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period, or any predictions or expectations of any securities analysts; provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (E) and (G) through (I));

(H)         any Effect resulting from acts of war (whether or not declared), civil disobedience, civil or political unrest, hostilities, sabotage, cyber-terrorism (including cyber-terrorism data breaches) or terrorism, military actions or the escalation or worsening of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural or manmade disaster, or any outbreak of illness, pandemic, epidemic or other public health event or any other force majeure event (and any governmental or industry responses thereto), including any worsening of such conditions, whether or not caused by any Person;

(I)          any Proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of Law, in each case, relating to this Agreement or the Transactions (provided that the underlying causes of any such Proceeding, to the extent not otherwise excluded from the definition of Material Adverse Effect, may be taken into consideration when determining whether a Material Adverse Effect has occurred); or

(J)          (1) a decline in the market price, or change in trading volume, of the shares of common stock of such Party on the NYSE or (2) any ratings downgrade or change in ratings outlook for such Party or any of its Subsidiaries; provided that the exceptions in this clause (J) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (I));

provided, further, that, with respect to clauses (A), (B), (C), (F) and (H), such Effect will be taken into account in determining whether a Material Adverse Effect has occurred to the extent it disproportionately adversely affects such Party and its Subsidiaries, taken as a whole, compared to other companies and their respective Subsidiaries, taken as a whole, operating in the industries in which such Party and its Subsidiaries operate.

“Merger Consideration” means the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

“MSRB” means the Municipal Securities Rulemaking Board.

“NAIC” means the National Association of Insurance Commissioners.

“NYSE” means the New York Stock Exchange, Inc.

“Open Source Software” means Software that is licensed under a license approved by the Open Source Initiative, Free Software Foundation, the Open Source Foundation, or any similar license, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL).

“Ordinary Course” means, with respect to an action taken by any Person, that such action is generally consistent with the ordinary course of business and past practices of such Person.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Owned Real Property” with respect to Equitable or Corebridge, means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Equitable and any of its Subsidiaries or Corebridge and any of its Subsidiaries, as applicable, excluding any of the foregoing held as an Investment Asset by an Insurance Subsidiary in accordance with applicable Investment Guidelines.

“Permitted Accounting Practices” means, with respect to each Insurance Subsidiary, all accounting practices that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual, as adopted by the Domiciliary Department of Insurance applicable to such Insurance Subsidiary.

“Permitted Encumbrances” means (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Encumbrances, if any, arising or incurred in the Ordinary Course that (A) relate to obligations as to which there is no default on the part of Equitable, Corebridge or any of their Subsidiaries, as applicable, and that do not materially detract from the value of or materially interfere with the use of any of the assets of the Party and its Subsidiaries as presently conducted or (B) are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course; (iii) Rights-of-Way, covenants, conditions, restrictions and other similar matters of record affecting title and other title defects of record or Encumbrances (other than those constituting Encumbrances for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the value of or continued use or occupancy of the assets of the Party and its Subsidiaries, taken as a whole or that would otherwise be disclosed on or uncovered by a title commitment, title policy, title report or survey; (iv) Encumbrances for Taxes or other governmental charges that are not yet due or payable or, if due and payable, may thereafter be paid without penalty or that are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (v) Encumbrances supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Party and its Subsidiaries; (vi) Encumbrances not created by the Party or its Subsidiaries that affect the underlying fee interest of an Equitable Leased Real Property (in the case of Equitable) or Corebridge Leased Real Property (in the case of Corebridge); (vii) Encumbrances that are disclosed on the most recent consolidated balance sheet of the Party included in the Reports or notes thereto or securing liabilities reflected on such balance sheet; (viii) Encumbrances arising under or pursuant to the Organizational Documents of the Party or any of its Subsidiaries; (ix) grants to others of Rights-of-Way, surface leases or crossing rights and amendments, modifications, and releases of Rights-of-Way, surface leases or crossing rights in the Ordinary Course that are of public record which do not materially interfere with the value of or continued use and operation of any of the assets of the Party and its Subsidiaries as presently conducted; (x) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Party or any of its Subsidiaries otherwise has access, between the parties thereto; (xi) as to Equitable or Corebridge, Encumbrances resulting from any facts or circumstances relating to the other Party or any of its Affiliates; (xii) Encumbrances that do not and would not reasonably be expected to materially impair, in the case of Equitable, the continued use of an Equitable Owned Real Property or an Equitable Leased Real Property as presently operated, and in the case of Corebridge, the continued use of a Corebridge Owned Real Property or a Corebridge Leased Real Property as presently operated; (xiii) with respect to Equitable Leased Real Property, Encumbrances arising from any Equitable Leased Real Property and with respect to the Corebridge Leased Real Property, Encumbrances arising from any Corebridge Leased Real Property; (xiv) non-exclusive licenses to Intellectual Property granted in the Ordinary Course; and (xv) specified Encumbrances described in Section 10.7(a)(iii) of such Party’s Disclosure Letter.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means any information or data in any media that, alone or together with other information held by a Party and its Subsidiaries, (i) allows the identification of a natural person, or any information associated with an identifiable natural person or (ii) constitutes “personal information,” “personal data,” “personally identifiable information,” or any other equivalent term as defined under applicable Law relating to the collection, storage, sharing, data protection, data security, privacy, use, transfer and any other processing of information.

“Preferred Stock” means Equitable Preferred Stock and Corebridge Preferred Stock.

“Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act, and (ii) for which any Party or one or more of its Subsidiaries, acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, sub-advisor, or in a similar capacity; provided that solely for purposes of Section 5.20, the term “Private Fund” shall not include any entity with which any Party or one or more of its Subsidiaries have solely a Sub-Advisory Relationship and do not otherwise act as sponsor, general partner, managing member, trustee, investment manager or investment advisor to such Private Fund.

“Proceeding” means any action, cause of action, claim, investigation, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is registered or required to be registered with the SEC as an investment company under the Investment Company Act (including any business development company regulated as such under the Investment Company Act), and (ii) for which any Party or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, sub-advisor, or in a similar capacity; provided that the term “Public Fund” shall not include any entity with which any Party or one or more of its Subsidiaries have solely a Sub-Advisory Relationship and do not otherwise act as sponsor, general partner, managing member, trustee, investment manager or investment advisor to such Public Fund (such Funds, the “Sub-Advised Funds”).

“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

“Public Fund Board Approval Items” means, with respect to a Public Fund, the requisite approval of the applicable Public Fund Board (except with respect to any Sub-Advised Funds, in which case the items for approval are set out in “Sub-Advised Fund Board Approval Items”):

(a)
in accordance with Section 15(a) and 15(c) of the Investment Company Act of a New Investment Advisory Agreement with Delaware Management Company, Inc., to be effective as of the Closing Date (“Public Fund IAA Approval”); provided that the term “Public Fund IAA Approval” shall not include an Interim Public Fund IAA Approval; and

(b)
of new subadvisory agreements with such Public Fund’s existing external subadvisers (except if not required under a manager-of-managers exemptive order granted under the Investment Company Act by the SEC).

“Public Fund IAA Approval” has the meaning set forth in the definition of “Public Fund Board Approval Items.”

“Public Fund SEC Documents” means the forms, statements, reports and documents required to be filed by any Public Fund with, or required to be furnished by any Public Fund to, the SEC pursuant to the Investment Company Act, the Securities Act, the Exchange Act or other applicable Law (including any exhibits or amendments thereto).

“Public Fund Shareholder Approval Items” means, with respect to a Public Fund, the requisite approval by the applicable Public Fund shareholders (i) of the Public Fund IAA Approval; and (ii) of new subadvisory agreements with such Public Fund’s existing external subadvisers (except if not required under a manager-of-managers exemptive order granted under the Investment Company Act by the SEC).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Registered Intellectual Property” means all Intellectual Property owned or purported to be owned by, as applicable, Equitable or any of its Subsidiaries or Corebridge or any of its Subsidiaries, in each case, that is registered, issued or filed under the authority of, with or by any Governmental Entity or Internet domain name registrar in any jurisdiction, including pending applications for any of the foregoing.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

“SAP” means, as to any Insurance Subsidiary, the statutory accounting practices prescribed by the applicable Domiciliary Department of Insurance as in effect at the relevant time.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“SMA” means any Client established as a separate managed account.

“Software” means all computer software and computer programs (including software implementations of algorithms, models and methodologies), including all source code or object code versions thereof and related documentation (including developer notes).

“Stockholders Meeting” means, with respect to Corebridge, the Corebridge Stockholders Meeting, and with respect to Equitable, the Equitable Stockholder Meeting.

“Sub-Advised Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Sub-Advised Fund.

“Sub-Advised Fund Board Approval Items” means, with respect to a Sub-Advised Fund, the requisite approval of the applicable Sub-Advised Fund Board of a new sub-advisory agreement with the applicable Investment Adviser Subsidiary.

“Sub-Advised Fund Shareholder Approval Items” means, with respect to a Sub-Advised Fund, requisite approval by the applicable Sub-Advised Fund shareholders of new sub-advisory agreements with the applicable Investment Adviser Subsidiary (except if not required under a manager-of-managers exemptive order granted under the Investment Company Act by the SEC).

“Sub-Advised Funds” has the meaning set forth in the definition of “Public Fund.”

“Sub-Advisory Relationship” means any Contract pursuant to which any Party or one or more of its Subsidiaries provides sub-advisory services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor) or any account whose sponsor, principal advisor, general partner, managing member or manager is any Person who is not a Party or any of their Subsidiaries.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries; for the avoidance of doubt, AllianceBernstein and its Subsidiaries are Subsidiaries of Equitable.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (except that the references in the definition thereof to “ten percent (10%) or more” shall be deemed to be references to “a majority”) made by a third Person (or group of Persons) on or after the date of this Agreement that the Equitable Board or the Corebridge Board, as applicable, has determined in good faith, after consultation with its financial advisor and its outside legal counsel (i) if consummated, would result in a transaction more favorable to Equitable’s stockholders or Corebridge’s stockholders, as applicable, than the Transactions (after taking into account any revisions to the terms of this Agreement proposed by Equitable or Corebridge, as applicable, pursuant to Section 7.2(d)(ii) and the time likely to be required to consummate such Acquisition Proposal), (ii) is reasonably likely to be consummated on the terms proposed (including being reasonably likely to receive all required governmental approvals), taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, any termination fees, expense reimbursement provisions, conditions to closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Equitable Board or the Corebridge Board, as applicable, and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Equitable Board or the Corebridge Board, as applicable.

“Tax” means all federal, state, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, and other taxes, duties or assessments, in each case in the nature of a tax, together with all interest, penalties and additions with respect thereto.

“Tax Matters Agreement” means that certain tax matters agreement by and among American International Group, Inc. and Corebridge dated as of September 14, 2022.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax authority relating to Taxes.

“Treasury Regulations” means Part 1 of Title 26, Chapter I, Subchapter A of the Code of Federal Regulations.

“U.S. Government” means the government of the United States of America, its agencies and instrumentalities.

“Willful Breach” means a material breach of this Agreement by a Party that is the consequence of a deliberate act or a deliberate omission by such Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause such material breach of this Agreement.

(b)          The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Advertisement	5.26(c)
Affirmative Consent Client	7.19(a)
Agreement	Preamble
AllianceBernstein GP	4.1(h)
Alternative Acquisition Agreement	7.2(d)(i)(D)
Anti-Corruption Laws	5.11(e)
Applicable Date	Article V
Approvals	5.4(a)
Bankruptcy and Equity Exception	5.3
Blocked Person	5.11(h)
Board Recommendation Notice	7.2(d)(ii)
Book-Entry Shares	2.4(b)
Capitalization Date	6.1
CEA	5.28
Certificates	2.4(b)
Certificates of Merger	1.3
CFTC	5.28
Change of Recommendation	7.2(d)(i)(E)
Chosen Court	10.4(b)
Closing	1.2
Closing Date	1.2
Code	Recitals

Common Book-Entry Shares	2.4(a)
Common Stock Certificates	2.4(a)
Common Stock Merger Consideration	2.2(a)
Company Owned Software	5.15(g)
Comprehensively Sanctioned Jurisdictions	5.11(d)
Confidentiality Agreement	10.8
Contaminants	5.15(h)
Continuing Employees	7.11(a)
Converted Corebridge DSU Award	2.8(b)(iv)
Converted Corebridge ESPP Option	2.8(b)(vi)
Converted Corebridge Option	2.8(b)(i)
Converted Corebridge PSU Award	2.8(b)(iii)
Converted Corebridge RSU Award	2.8(b)(ii)
Converted Equitable ESPP Option	2.8(a)(v)(B)
Converted Equitable Option	2.8(a)(i)
Converted Equitable Performance Share	2.8(a)(iii)
Converted Equitable RSU Award	2.8(a)(ii)
Corebridge	Preamble
Corebridge Board	Recitals
Corebridge Certificate of Merger	1.3
Corebridge Common Book-Entry Share	2.4(a)
Corebridge Common Stock Certificate	2.4(a)
Corebridge Common Stock Merger Consideration	2.2(a)
Corebridge Continuing Employees	7.11(a)
Corebridge Designees	4.1(b)
Corebridge Disclosure Letter	Article V
Corebridge DSU	2.8(b)(iv)
Corebridge Effective Time	1.3
Corebridge Eligible Common Shares	2.2(a)
Corebridge Eligible Preferred Shares	2.2(c)
Corebridge Equity Awards	2.8(d)
Corebridge ESPP Option	2.8(b)(vi)
Corebridge Exchange Ratio	2.2(a)
Corebridge Merger	Recitals
Corebridge Merger Sub	Preamble
Corebridge Option	2.8(b)(i)
Corebridge Preferred Book-Entry Share	2.4(b)
Corebridge Preferred Stock Certificate	2.4(b)
Corebridge Preferred Stock Merger Consideration	2.2(c)
Corebridge PSU	2.8(b)(iii)
Corebridge Recommendation	6.7
Corebridge RSU	2.8(b)(ii)
Corebridge Surviving Corporation	Recitals
Corebridge Surviving Corporation Charter	4.3(a)
Corebridge Tax Opinion	8.3(d)
Corebridge Termination Fee	9.5(b)(iii)

Current Corebridge CEO	4.1(b)
Current Corebridge Chair	4.1(d)
Current Equitable CEO	4.1(b)
Debt Financing	7.7(a)(i)
DGCL	Recitals
Disclosure Letter	Article V
Effective Time	1.3
Eligible Common Shares	2.2(a)
Eligible Preferred Shares	2.2(c)
Encumber	6.1
Encumbrance	6.1
Equitable	Preamble
Equitable Board	Recitals
Equitable Certificate of Merger	1.3
Equitable Common Book-Entry Share	2.3(a)
Equitable Common Stock Certificate	2.3(a)
Equitable Common Stock Merger Consideration	2.1(a)
Equitable Continuing Employees	7.11(a)
Equitable Designees	4.1(b)
Equitable Disclosure Letter	Article V
Equitable Effective Time	1.3
Equitable Eligible Common Shares	2.1(a)
Equitable Eligible Preferred Shares	2.1(d)
Equitable Eligible Series A Preferred Shares	2.1(c)
Equitable Eligible Series C Preferred Shares	2.1(d)
Equitable Equity Awards	2.8(c)
Equitable ESPP Exercise Date	2.8(a)(v)(A)
Equitable ESPP Option	2.8(a)(v)(B)
Equitable Exchange Ratio	2.1(a)
Equitable Fund Schedule	6.4
Equitable Merger	Recitals
Equitable Merger Sub	Preamble
Equitable Option	2.8(a)(i)
Equitable Performance Share	2.8(a)(iii)
Equitable Preferred Book-Entry Share	2.3(b)
Equitable Preferred Stock	6.1
Equitable Preferred Stock Certificate	2.3(b)
Equitable Preferred Stock Merger Consideration	2.1(d)
Equitable Recommendation	6.2
Equitable RSU	2.8(a)(ii)
Equitable Series A Preferred Stock Merger Consideration	2.1(c)
Equitable Series C Preferred Stock Merger Consideration	2.1(d)
Equitable Stock	6.1
Equitable Surviving Corporation	Recitals
Equitable Surviving Corporation Charter	4.2(a)
Equitable Tax Opinion	8.2(d)

Equitable Termination Fee	9.5(c)(iii)
Exchange Agent	3.1
Exchange Fund	3.1
Exchange Ratios	2.2(a)
Form A	5.4(a)
GAAP	5.5(d)
Governmental Antitrust Entity	7.5(d)(i)
HoldCo	Preamble
HoldCo Board	4.1(b)
HoldCo Bylaws	4.1(a)
HoldCo CEO	4.1(c)
HoldCo Charter	4.1(a)
HoldCo Common Stock	2.1(a)
HoldCo Executive Chair	4.1(c)
HoldCo Lead Independent Director	4.1(d)
IMA	5.22(c)
Indemnified Parties	7.14(a)
Insurance Approvals	5.4(a)
Insurance Licenses	5.23(c)
Intended Tax Treatment	2.9
Investment Guidelines	5.22(a)
IRS	5.9(d)
Letter of Transmittal	3.2(a)
Material Contract	5.16(a)(xi)
Mergers	Recitals
Negative Consent Notice	7.19(a)
NFA	5.28
Non-DTC Book-Entry Share	3.2(b)
Non-Fund Client Consents	7.19(a)
Non-U.S. Benefit Plans	5.9(k)
OFAC	5.11(d)
Original Date	7.4(c)
Outside Counsel Only Material	7.8(b)
Outside Date	9.2(a)
Parties	Preamble
Party	Preamble
Payoff Letter	7.7(a)(iii)
Preferred Stock Merger Consideration	2.2(c)
Privacy Requirements	5.15(k)
Producers	5.23(e)
Proprietary Code	5.15(g)
Proxy/Prospectus	7.3(a)
Public Fund Board Approval	7.19(c)(i)
Public Fund Shareholder Approval	7.19(c)(i)
Registration Statement	7.3(a)
Registration Statement Clearance Date	7.3(a)

Regulatory Remedy	7.5(d)(ii)
Reinsurance Agreement	5.21(a)
Relevant Legal Restraint	8.1(e)
Reports	5.5(a)
Representatives	7.2(a)
Requisite Corebridge Vote	5.3
Requisite Equitable Vote	5.3
Requisite Regulatory Approvals	7.5(b)
SEC	2.8(e)
Securities Act	2.8(e)
Security Breach	5.15(j)
Series 1 HoldCo Preferred Stock	2.1(d)
Series 1-A HoldCo Preferred Stock	2.1(c)
Series 1-C HoldCo Preferred Stock	2.1(d)
Series 2 HoldCo Preferred Stock	2.2(c)
Specially Designated National	5.11(h)
Specified Debt Agreements	7.7(a)(ii)
Specified Debt Amendment	7.7(a)(ii)
Standing Committee	4.1(f)
Statutory Statements	5.6(b)
Surviving Corporations	Recitals
Tail Insurance	7.14(b)
Tail Period	7.14(b)
Takeover Statute	5.12
Tax Counsel	7.12(b)
Transactions	Recitals

10.8        Entire Agreement. This Agreement (including any exhibits hereto), the Equitable Disclosure Letter, the Corebridge Disclosure Letter and the Confidentiality Agreement, dated February 23, 2026, between Equitable and Corebridge (together with that certain Clean Team Confidentiality Agreement, dated February 23, 2026, between Equitable and Corebridge, the “Confidentiality Agreement”) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing (except as amended by the last sentence of Section 7.2(g)).

10.9        Third-Party Beneficiaries. Except for (a) after the applicable Effective Time, the rights of Equitable’s and Corebridge’s respective stockholders to receive the applicable Merger Consideration and payments pursuant to Article II and Article III, and (b) after the applicable Effective Time, the rights of Indemnified Parties set forth in Section 7.14, each Party agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

10.10     Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Equitable to take any action, such requirement shall be deemed to include an undertaking on the part of Equitable to cause such Subsidiary to take such action and, after the Equitable Effective Time, on the part of HoldCo to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Corebridge to take any action, such requirement shall be deemed to include an undertaking on the part of Corebridge to cause such Subsidiary to take such action and, after the Corebridge Effective Time, on the part of HoldCo to cause such Subsidiary to take such action. Any obligation of one Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

10.11      Non-Parties. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against a Party and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, Employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or Persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions.

10.12      Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, insofar as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.13      Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedule, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a Law shall include any rules and regulations promulgated thereunder and shall mean such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law or License will be deemed to refer to such Law (and all rules and regulations promulgated thereunder) or License as of such date.

(c)          All references to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference.

(d)          Currency amounts referenced herein are in U.S. Dollars.

(e)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and SAP.

(g)          The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(h)          References to any information or document being “made available,” “provided” or “furnished” (other than to the SEC) and words of similar import shall include such information or document having been posted to the online data room referred to as (x) “APEX” hosted on behalf of Corebridge by SmartRoom and (y) “Project Apex” hosted on behalf of Equitable by DFSVenue, in each case, at least twenty-four (24) hours prior to the execution and delivery of this Agreement by the Parties.

10.14      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Parties, except that HoldCo may cause Equitable Merger Sub and Corebridge Merger Sub, as applicable, to assign any and all of its rights under this Agreement, by written notice to Equitable and Corebridge, as applicable, to another wholly owned direct or indirect Subsidiary of HoldCo with substantially identical ownership, capitalization and Organizational Documents to be a Party in lieu of Equitable Merger Sub and Corebridge Merger Sub, as applicable, in which event all references to Equitable Merger Sub and Corebridge Merger Sub, as applicable in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Equitable Merger Sub and Corebridge Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not prevent or materially impair or impede or delay the consummation of the Transactions or otherwise materially impair or impede the rights of the stockholders of Equitable or Corebridge, as applicable, under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

EQUITABLE HOLDINGS, INC.

By:	/s/Mark Pearson
Name:	Mark Pearson
Title:	President and Chief Executive Officer

COREBRIDGE FINANCIAL, INC.

By:	/s/Marc Costantini
Name:	Marc Costantini
Title:	President and Chief Executive Officer

MOUNTAIN HOLDING, INC.

By	/s/Polly Klane
Name:	Polly Klane
Title:	President

MARCY HOLDING, INC.

By	/s/Polly Klane
Name:	Polly Klane
Title:	President

PALISADE HOLDING, INC.

By	/s/Polly Klane
Name:	Polly Klane
Title:	President

[Signature Page to Merger Agreement]